BECKLEY BANCORP, INC.
                                 200 MAIN STREET
                        BECKLEY, WEST VIRGINIA 25802-1069
                                 (304) 252-6201
                          ______________________, 1997

Dear Stockholder:

         On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Beckley Bancorp, Inc. (the "Company"). The meeting will be held at ______ _.m., Eastern time, on ________, 1997, in the ____________________ Room of the Raleigh County
Armory-Civic Center, 200 Armory Drive, Beckley, West Virginia.

         The primary purpose of the meeting is to vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 30, 1997 (the "Merger Agreement"), by and among the Company, Beckley Federal Savings Bank (the "Savings Bank"), HB Acquisition Company ("HBAC") and Bank of Raleigh ("Raleigh"), pursuant to which the Company would merge with HBAC (the "Corporate Merger"), and the Savings Bank would merge with Raleigh (the "Bank Merger" and together with the Corporate Merger, the "Mergers"). HBAC is a newly-formed subsidiary of Horizon Bancorp, Inc. ("Horizon"). Raleigh is also a subsidiary of Horizon. Stockholders will also vote at the meeting for adjournment to permit further solicitation if an insufficient number of shares have voted for approval of the Merger Agreement.

         Upon consummation of the Corporate Merger, each outstanding share of the Company common stock (excluding certain shares held by the Company or held by stockholders who have properly exercised dissenter's rights) would be converted into the right to receive a cash payment of $25.64 from HBAC. Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement by the Company's stockholders and approval of the Mergers by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote by the holders of a majority of the outstanding common stock of the Company.

         The accompanying Notice of Special Meeting and Proxy Statement contain information about the Mergers. We urge you to review carefully such information, and the information in the Company's 1996 Annual Report to Stockholders, and Quarterly Report on Form 10-QSB for the period ended March 31, 1997, copies of which are attached to the Proxy Statement.

         The Board of Directors of the Company has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of the Company approve the Merger Agreement. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. Even if you plan to attend the meeting in person, please complete the enclosed proxy, sign, date and mail it promptly in the enclosed postage-paid, return addressed envelope. You may revoke your proxy by attending the Special Meeting and voting in person.

                                           Yours very truly,



                                           Duane K. Sellards
                                           President and Chief Executive Officer

         Please do not send your common stock certificates at this time. If the Corporate Merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

                              BECKLEY BANCORP, INC.
                                 200 MAIN STREET
                        BECKLEY, WEST VIRGINIA 25802-1069
                                 (304) 252-6201

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ________, 1997

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Beckley Bancorp, Inc. (the "Company") will be held at __________ __.m., Eastern time, on ________, 1997, or any adjournment or adjournments thereof, in the ____________________ Room of the Raleigh County Armory-Civic Center, 200 Armory Drive, Beckley, West Virginia, for the following purposes:

         1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 30, 1997 (the "Merger Agreement"), by and among the Company, Beckley Federal Savings Bank ("the Savings Bank"), HB Acquisition Company ("HBAC"), and the Bank of Raleigh ("Raleigh"), pursuant to which (i) HBAC would merge with the Company (the "Corporate Merger") and the Savings Bank would merge with Raleigh and (ii) each outstanding share of the Company common stock (excluding certain shares held by the Company, or held by stockholders who have properly exercised dissenter's rights) would be converted into the right to receive a cash payment of $25.64 from HBAC upon completion of the Corporate Merger (each outstanding stock option would also be entitled to receive $25.64, less the option exercise price), all on and subject to the terms and conditions contained therein.

         2. To approve a proposal to adjourn the Special Meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         A copy of the Merger Agreement is set forth in ANNEX A to the accompanying Proxy Statement. Stockholders are urged to read the Merger Agreement in its entirety.

         The Board of Directors of the Company has fixed _______, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of record of the Company common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof.

         Approval of the Merger Agreement requires the affirmative vote of a majority of the holders of the outstanding common stock of the Company.

         Any holder of the Company common stock who wishes to demand appraisal rights (dissenter's rights) with respect to such holder's shares of Company common stock must comply with the requirements of Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as ANNEX C to the accompanying Proxy Statement. See also, "THE MERGER AGREEMENT - Appraisal Rights" in the accompanying Proxy Statement.

         The Board of Directors of the Company unanimously recommends that stockholders vote "For" approval of these proposals.

                                By Order of the Board of
                                Directors of BECKLEY
                                BANCORP, INC.


                                Ned H. Ragland, Jr.
                                Secretary



Stockholders are urged to complete, date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. If a stockholder receives more than one proxy for any reason, each proxy should be completed and returned. Your cooperation is appreciated. Your proxy will be voted with respect to the matters identified thereon in accordance with any specifications on the proxy. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

                              BECKLEY BANCORP, INC.
                                 200 MAIN STREET
                        BECKLEY, WEST VIRGINIA 25802-1069

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ________, 1997

         This Proxy Statement is being furnished by Beckley Bancorp, Inc., a Delaware-chartered corporation (the "Company"), to the holders of the Company common stock, par value $0.10 per share (the "Company Common Stock"), in connection with the solicitation of proxies by the Company's Board of Directors for use at a Special Meeting of Stockholders of the Company to be held at __________ __.m., Eastern time, on ________, 1997, in the ____________________
Room of the Raleigh County Armory-Civic Center, at 200 Armory Drive, Beckley, West Virginia (the "Special Meeting"), and at any adjournment or adjournments thereof.

         This Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of record of the Company on or about ______________________, 1997.

         The primary purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 30, 1997 (the "Merger Agreement"), by and among the Company, Beckley Federal Savings Bank (the "Savings Bank"), HB Acquisition Company ("HBAC") and Bank of Raleigh ("Raleigh"), pursuant to which the Company would merge with HBAC, (the "Corporate Merger"), and the Savings Bank would merge with Raleigh (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein. HBAC is a newly-formed subsidiary of Horizon Bancorp, Inc. ("Horizon"). Raleigh is also a subsidiary of Horizon. See "SUMMARY," "THE MERGERS", "THE MERGER AGREEMENT" and a copy of the Merger Agreement attached as ANNEX A to this Proxy Statement. Stockholders will also vote at the meeting for adjournment to permit further solicitation if an insufficient number of shares have voted for approval of the Merger Agreement.

         Upon consummation of the Corporate Merger each outstanding share of the Company Common Stock (excluding certain shares held by the Company or held by stockholders who have properly exercised dissenter's rights) would be converted into the right to receive a cash payment of $25.64 from HBAC (each outstanding stock option would also be entitled to receive $25.64, less the option exercise price).

         The Company Common Stock is traded on the over-the-counter market, including the OTC Bulletin Board under the symbol "BCKB." On May 16, 1997, the last business day prior to public announcement of the execution of the letter of intent concerning the Merger Agreement, the high and low bid quotations per share of the Company Common Stock were $18.75 and $18.50, respectively. On __________ ____ 1997, such quotations were $__________ and $__________. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


        THE DATE OF THIS PROXY STATEMENT IS ______________________, 1997

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission (Company File No. 0-23878) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement:

                  (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

                  (ii) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997;

                  (iii) the Company's Current Report on Form 8-K, dated May 20, 1997; and

                  (iv) the Company's Current Report on Form 8-K, dated May 30, 1997.

         Any statement contained herein, in any supplement hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, in any supplement hereto which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement or any supplement hereto.



                                      (ii)

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................
SUMMARY......................................................................
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA...............................
PRICE RANGE OF COMPANY COMMON STOCK; DIVIDENDS...............................
THE SPECIAL MEETING..........................................................
   General...................................................................
   Record Date: Vote Required................................................
THE MERGERS..................................................................
   General...................................................................
   Background and Reasons....................................................
   Opinion of Financial Advisor..............................................
   Certain Federal Income Tax Consequences...................................
THE MERGER AGREEMENT.........................................................
   The Mergers...............................................................
   Effective Date............................................................
   Exchange of the Company Common Stock Certificates.........................
   Interests of Certain Persons..............................................
   Employee Benefits.........................................................
   Appraisal Rights..........................................................
   Business Pending Consummation.............................................
   Regulatory Approvals......................................................
   Conditions to Consummation; Termination...................................
   Waiver; Amendment.........................................................
   Expenses; Termination Fees................................................
ADJOURNMENT OF THE MEETING...................................................
ADDITIONAL MATTERS...........................................................
STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING................................
LEGAL OPINIONS...............................................................
ACCOUNTANTS..................................................................
OTHER MATTERS................................................................
ANNEXES
   Annex A - Agreement and Plan of Merger ...................................
   Annex B - Opinion of Baxter Fentriss and Company..........................
   Annex C - Appraisal Rights................................................
EXHIBITS
   Exhibit 1 - 1996 Annual Report to Stockholders............................
   Exhibit 2 - Form 10-QSB for the quarter ended March 31, 1997..............







                                      (iii)

                                     SUMMARY

         THE FOLLOWING SUMMARY PROVIDES CERTAIN INFORMATION RELATING TO THE MERGERS. THIS SUMMARY IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL
INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY
STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE ANNEXES. AS USED IN THIS PROXY STATEMENT, THE TERMS "HBAC", "HORIZON", "RALEIGH", "THE COMPANY" AND "THE SAVINGS BANK" REFER TO SUCH ORGANIZATIONS, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, SUCH ORGANIZATIONS AND THEIR RESPECTIVE SUBSIDIARIES.

Horizon Bancorp, Inc. and Bank of Raleigh

         Horizon was incorporated in 1982 under the laws of the State of West Virginia as a bank holding company then known as Raleigh Bankshares, Inc. and changed to its current name in 1985. In 1984, Raleigh became a wholly-owned subsidiary of Horizon. Raleigh was originally chartered in 1899 as a state banking corporation with the name "Bank of Raleigh." It has conducted banking operations in Beckley, West Virginia, continuously since that time. The principal executive offices of Horizon and Raleigh are located at One Park Avenue, Beckley, West Virginia 25802-2803 and the telephone number at that address is (304) 255-7000.

         Banking operations are, and are expected to continue to be, Horizon's primary business and major source of revenue. For the most part, Horizon derives its revenues from dividends paid by its subsidiary banks. The principal role of Horizon is to supervise and coordinate the activities of the subsidiary banks. Horizon has five operating subsidiaries, Raleigh, National Bank of Summers of Hinton, Greenbrier Valley National Bank, The First National Bank in Marlinton and The Twentieth Street Bank.

         At December 31, 1996, Horizon had consolidated assets of $947,068,000, deposits of $797,996,000 and shareholders' equity of $109,411,000.

HB Acquisition Company

         HBAC is a wholly-owned subsidiary of Horizon. HBAC is a West Virginia-chartered corporation formed in May 1997 to acquire the shares of the Company. HBAC owns no assets. However, the obligations of HBAC have been guaranteed by Horizon. The principal executive office of HBAC is located at One Park Avenue, Beckley, West Virginia 25802-2803 and the telephone number at that address is (304) 255-7000.

The Company and the Savings Bank

         The Company is a Delaware-chartered corporation organized in March 1994 to acquire the stock of the Savings Bank issued upon the conversion from mutual to stock form of ownership. The Company is a savings and loan holding company. The Company's principal asset is the stock of the Savings Bank which is a community-oriented institution offering a variety of financial services in Beckley, West

Virginia. As of March 31, 1997, the Company reported assets of $44.6 million, net loans of $20.4 million, deposits of $33.0 million, and stockholders' equity of $11.2 million, and as of such date the Company operated through two offices in Beckley, West Virginia. For the fiscal year ended December 31, 1996, and for the three months ended March 31, 1997, the Company reported net income of $276,000 and $93,000, respectively. The principal executive offices of the Company and the Savings Bank are located at 200 Main Street, Beckley, West Virginia 25802-1069, and their telephone number is (304) 252-6201.

Special Meeting; Record Date

         The Special Meeting will be held on ________, 1997, at __________ __.m., Eastern time, in the ____________________ Room of the Raleigh County Armory-Civic Center, 200 Armory Drive, Beckley, West Virginia, for the purpose of considering and voting upon a proposal to approve the Merger Agreement and a proposal to adjourn the meeting to permit further solicitation.

         The Board of Directors of the Company has fixed __________ ____, 1997, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were __________ shares of the Company Common Stock outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING."

The Mergers

         Under the terms of the Merger Agreement, the Company would merge with HBAC and the Savings Bank would merge with Raleigh. Upon consummation of the Corporate Merger, each outstanding share of the Company Common Stock (excluding any shares of stock held by the Company or held by stockholders who have properly exercised dissenter's rights) would be converted into the right to receive a cash payment of $25.64 (the "Cash Consideration") from HBAC. As part of the Cash Consideration, each outstanding stock option would also be converted into the right to receive $25.64, less the option exercise price. In addition to this Cash Consideration of $25.64, in the event the Corporate Merger occurs on or after October 1, 1997, an additional cash payment of $0.02 per share will be provided by HBAC for each month, or part of one month, that the Corporate Merger is not effective, unless the delay in requested by the Company, in which case no additional cash payment will occur.

         The Corporate Merger and the Bank Merger are expected to occur contemporaneously, although HBAC may waive the requirement that the Bank Merger occur contemporaneously with the Corporate Merger. A waiver of this requirement will not affect the timing of the payment of the Cash Consideration.

Vote Required

         Approval of the Merger Agreement requires the affirmative vote of a majority of the holders of the outstanding common stock of the Company. Approval of the proposal to adjourn the Special Meeting to permit additional solicitation in the event an insufficient number of votes are cast in favor of the Merger Agreement requires the affirmative vote of a majority of the votes cast at the Special Meeting. Each owner of Company Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting or any adjournment or adjournments thereof.

         The directors and executive officers of the Company (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 106,066 shares of the Company Common Stock, which represents 17.6% of the outstanding shares of the Company Common Stock entitled to be voted at the Special Meeting. Accordingly, assuming that the directors and executive officers of the Company vote their shares of the Company Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 32.4% of the outstanding shares of the Company Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting.

         A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT OR ADJOURNMENT.

Effective Date

         Subject to the conditions to the obligations of the parties to effect the Mergers, the Corporate Merger will become effective (the "Effective Date") at the time specified in the Certificate of Merger for the Corporate Merger, which shall be executed at the completion of the closing of the Corporate Merger and in no event be more than 10 days following the completion of the Corporate Merger. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated during the fourth calendar quarter of 1997. The date of the closing will be determined by HBAC, following the expiration of any and all required waiting periods, following the receipt of required governmental approvals of the Mergers. The Company may delay the closing of the Mergers to not later than November 1, 1997. See "THE MERGER AGREEMENT -- Exchange of the Company Common Stock Certificates" and "-- Conditions to Consummation; Termination."

Recommendation of the Company's Board of Directors

         The Board of Directors of the Company has approved the Merger Agreement by unanimous vote, believes it is in the best interests of the Company and its stockholders and unanimously recommends its approval by the Company stockholders. See "THE MERGERS -- Background and Reasons."

Opinion of Financial Advisor

         Baxter Fentriss and Company ("Baxter Fentriss"), an investment banker, has advised the Company's Board of Directors that, in its opinion, the consideration for each share of the Company Common Stock set forth in the Merger Agreement is fair, from a financial point of view, to the holders of the Company Common Stock. The full text of the Baxter Fentriss opinion, dated as of May 30, 1997, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is attached as ANNEX B to this Proxy Statement and should be read in its entirety by the Company stockholders. For further information regarding the opinion of Baxter Fentriss, see "THE MERGERS -- Opinion of Financial Advisor."

Certain Federal Income Tax Consequences

         Stockholders are urged to consult their own tax advisors as to the specific consequences to them of the Corporate Merger under applicable tax laws.

         The receipt of cash by a stockholder of the Company in exchange for shares of the Company Common Stock pursuant to the Merger Agreement will be a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize gain or loss upon the surrender of the stockholder's Company Common Stock equal to the difference, if any, between (i) the sum of the cash payment of $25.64 per share received (plus any additional cash payment received) in exchange for the shares of the Company Common Stock and (ii) the stockholder's tax basis in such Company Common Stock. See "THE MERGERS -- Certain Federal Income Tax Consequences."

Interests of Certain Persons

         Certain directors or executive officers of the Company have interests in the Mergers in addition to their interests as stockholders of the Company generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification and maintenance of director and officer liability insurance coverage, and the agreement by HBAC to appoint members of the Company's Board of Directors to an Advisory Board for a six-month term. These interests also relate to certain benefits available as a result of a "change in control" of the Company, such as the Corporate Merger, including, among others, the payment of certain severance benefits under an existing employment agreement to President Sellards. In addition, the Corporate Merger will accelerate the vesting of certain shares of Company Common Stock held by directors and executive officers of the Company under the terms of the Company's existing executive officer and director compensation plans. The estimated aggregate amount of payments to directors and executive officers expected to be made in connection with the Corporate Merger due to acceleration of benefits is $125,500 from an employee stock ownership plan (the "ESOP"), $73,000 from a management stock bonus plan (the "MSBP"), $452,200 from stock option plans, and $283,000 from an employment agreement. See "THE MERGER AGREEMENT -- Interests of Certain Persons" for further disclosure on payments to be made as a result of the Corporate Merger.

Appraisal Rights

         Holders of record of shares of Company Common Stock who do not vote to approve the Merger Agreement may dissent from the Merger Agreement and demand to have the fair value of their shares of Company Common Stock, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the Mergers, judicially appraised and paid to them. Such fair value may be more, the same as, or less than the consideration provided for in the Merger Agreement. Such stockholders must deliver a written demand for such appraisal to the Company prior to the taking of the vote on the approval of the Merger Agreement and comply with the other requirements of
Section 262 of the Delaware General Corporation Law ("DGCL"), the full text of which Section 262 is attached to this Proxy Statement as ANNEX C. Any deviation from the requirements of Section 262 may result in forfeiture of appraisal rights granted thereunder. Voting for approval of the Merger Agreement, or delivering a Proxy in connection with the Special Meeting (unless the Proxy directs a vote against, or expressly abstains from the vote on, the approval of the Merger Agreement), will constitute a waiver of a stockholder's right to seek appraisal as to the shares of Company Common Stock so voted by such Proxy and will nullify any written demand for appraisal submitted by such stockholder. Return of a blank executed Proxy will constitute a vote in favor of the Merger Agreement and will thereby result in waiver of a dissenter's appraisal rights. Voting against or failing to vote for the Merger Agreement will not by itself constitute a valid demand for appraisal rights. See "THE MERGER AGREEMENT -- Appraisal Rights."

Business Pending Consummation

         The Company has agreed in the Merger Agreement to carry on its business in substantially the same manner its business was conducted prior to the date of the Merger Agreement, and has agreed not to take certain actions relating to the operation of the Company pending consummation of the Mergers, without the prior written consent of HBAC, except as otherwise permitted by the Merger Agreement. See. "THE MERGER AGREEMENT -- Business Pending Consummation."

Regulatory Approvals

         The Mergers are subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC"), the West Virginia Board of Banking and Financial Institutions (the "West Virginia Board"), the Office of Thrift Supervision (the "OTS") and other regulatory authorities, if any. Applications or waiver requests are expected to be filed with each of such regulatory authorities for such approvals in the near future. There can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGER AGREEMENT -- Regulatory Approvals."

Conditions to Consummation; Termination

         Consummation of the Mergers is subject, among other things, to: (i) approval of the transactions contemplated by the Merger Agreement by the requisite vote of the stockholders of the Company; (ii) receipt of the regulatory approvals referred to under "THE MERGER AGREEMENT -- Regulatory Approvals" without any condition or requirement which, in the reasonable opinion of HBAC, would so materially adversely impact the economic or business benefits to HBAC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) there being in effect no order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits the Mergers; and (iv) all outstanding stock options to purchase shares of Company Common Stock shall have been canceled on or prior to the Effective Date.

         The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of HBAC and the Company. The Merger Agreement may also be terminated by the Board of Directors of the Company if the Corporate Merger does not occur on or before January 10, 1998, or if certain conditions set forth in the Merger Agreement are not met. See "THE MERGER AGREEMENT -- Conditions to Consummation; Termination."

Expenses; Termination Fees

         All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same.

         The Company shall be entitled to pursue its remedies at law or receive reimbursement of its out-of-pocket expenses from HBAC for up to $150,000 if the Company terminates the Merger Agreement as the result of a breach by HBAC. HBAC shall be entitled to a fee of $500,000 following the occurrence of an Acquisition Event (as defined in the Merger Agreement). See "THE MERGER AGREEMENT -- Expenses; Termination Fees."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following selected consolidated financial and other data for the last five fiscal years are derived in part from the audited consolidated financial statements of the Company and, for the periods prior to the Savings Bank's conversion in July 1994, the Savings Bank. The consolidated financial and other data for the three-month period ended March 31, 1996 and 1997, are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations of these periods. Operating results for the three- months ended March 31, 1996 and 1997, are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1997. The data for the three months ended March 31, 1996 and 1997, are annualized where applicable. The data should be read in conjunction with the audited consolidated financial statements, related notes and other financial information incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

Selected Five-Year Financial and Other Data
(dollars in thousands, except per share data)

                                             Three Months Ended March 31,                       Year Ended December 31,
                                             ----------------------------                       -----------------------
                                                  1997        1996        1996(1)      1995        1994(2)     1993       1992
                                                  ----        ----        ----         ----        ----        ----       ----
SELECTED FINANCIAL CONDITION DATA
Total Assets                                       $44,623   $44,003      $45,964    $45,213       $42,372    $37,883    $36,680
Loans receivable, net                               20,403    17,603       16,484     15,966        13,792     12,086     10,917
Investment Securities (3)                            4,961     5,024        6,995      9,014        11,412      1,061      5,545
Collateralized mortgage obligations and other
mortgage-backed securities (3)                      16,289    17,651       16,484     17,954        14,546     17,189     12,489
Deposit accounts                                    32,975    32,421       32,246     33,427        32,191     32,790     31,727
Shareholders' equity                                11,214    11,208       11,282     11,268         9,843      4,868      4,653
SELECTED OPERATIONS DATA
Interest income                                        789       773        3,097      3,019         2,417      2,245      2,355
Interest expense                                       362       332        1,382      1,312         1,067      1,136      1,413
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                    427       441        1,715      1,707         1,350      1,109        942
Provision for loan losses                                2        15           52         81            30         15          3
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                    425       426        1,663      1,626         1,320      1,094        939
  for loan losses
Non-interest income                                     17        15           61         60            50         51         39
Gain on sale of securities                              --        --           26         35            --         --         --
Non-interest expense                                   295       300        1,306      1,101           961        819        759
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                             147       141          444        620           409        326        219
Income tax expense                                      54        55          168        224           144        111         79
------------------------------------------------------------------------------------------------------------------------------------
Net income                                              93        86          276        396           265        215        140
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share (4)                               $0.16     $0.15        $ .47     $  .69       $   .29        N/A        N/A
====================================================================================================================================
SELECTED OPERATING RATIOS
Return on average assets                              0.82%     0.78%        0.62%      0.90%         0.65%      0.57%      0.39%
Return on average equity                              3.31%     3.08%        2.47%      3.72%         3.57%      4.52%      3.07%
Average equity to average assets                     24.68%    25.23%       24.94%     24.27%        18.27%     12.70%     12.78%
Net interest rate spread                              2.79%     3.00%        2.88%      3.03%         2.84%      2.68%      2.24%
Non-performing assets to total assets                 0.21%     0.17%        0.12%      0.12%         0.10%      0.36%      0.34%

Selected Five-Year Financial and Other Data
(dollars in thousands, except per share data)

                                             Three Months Ended March 31,                       Year Ended December 31,
                                             ----------------------------                       -----------------------
                                                  1997        1996        1996(1)      1995        1994(2)     1993       1992
                                                  ----        ----        ----         ----        ----        ----       ----

Dividend payout ratio                             137.50%   133.33%      70.21%     34.78%         0.00%           N/A        N/A
Number of:
  Real estate loans outstanding                      446       441         445        442           439           458        476
  Deposit accounts                                 4,382     4,432       4,370      4,479         4,355         4,494      4,426
  Full service offices                                 2         2           2          2             2             2          2

------------------
(1) During the third quarter of 1996, the FDIC issued a one-time special assessment on all SAIF insured institutions. This assessment of $212,000 reduce income before taxes by $212,000. If this assessment had not been made, net income would have been $407,000 and earnings per share would have been $0.69.
(2) On July 7, 1994, the Corporation issued 595,125 shares of common stock. Net proceeds from the stock issuance totalled $5,599,272.
(3) On January 1, 1994, the Corporation adopted the Financial Accounting Standards Board's ("FASB") Statement of Accounting Standards Number 115 ("SFAS" 115). As a result of adopting SFAS 115, the securities which are classified as "available-for-sale" are reported at fair value.
(4) Earnings per share are based on the weighted average number of common and common equivalent shares outstanding. For 1994, earnings per share was based on net income subsequent to the Corporation's issuance of common stock on July 7, 1994.

PRICE RANGE OF COMPANY COMMON STOCK; DIVIDENDS

         The shares of Company Common Stock are traded in the over-the-counter market, including the OTC Bulletin Board under the symbol "BCKB". The table below sets forth the high and low bid quotations for the shares of Company Common Stock reported during the periods indicated based on information published by The National Quotation Bureau, Inc. The Company Common Stock commenced trading in July 1994.


                                                  HIGH                   LOW

Jan. 1, 1995 - March 31, 1995                   13 5/8                 11

April 1, 1995 - June 30, 1995                   14 1/2                 12 1/2

July 1, 1995 - Sept. 30, 1995                   14 1/2                 12 1/2

Oct. 1, 1995 - Dec. 31, 1995                    16                     13 5/8

Jan. 1, 1996 - March 31, 1996                   16 1/2                 16

April 1, 1996 - June 30, 1996                   16 1/2                 16 1/2

July 1, 1996 - Sept. 30, 1996                   17                     16 1/2

Oct. 1, 1996 - Dec. 31, 1996                    16 1/2                 16 1/2

Jan. 1, 1997 - March 31, 1997                   18                     16 1/2

         On May 16, 1997, the last business day prior to public announcement of the execution of the letter of intent concerning the Merger Agreement, the high and low bid quotations per share were $18.75 and $18.50. On __________ ____, 199__, the most recent date hereto, the high and low bid quotations per share were $__________ and $__________. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

         On January 14, 1997, the Board of Directors of the Company declared a $0.14 per share regular semi-annual cash dividend and a $0.08 per share special cash dividend paid on February 18, 1997 to Stockholders of record as of January 31, 1997. During the year ended December 31, 1996, the Company paid regular cash dividends totalling $0.26 per common share and a special cash dividend of $0.07 per share. During the year ended December 31, 1995, the Company paid regular cash dividends totalling $0.24 per common share.

                               THE SPECIAL MEETING

General

         This Proxy Statement is being furnished by the Company to its stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting to be held on ________, 1997, and any adjournment or adjournments thereof, to consider and vote upon a proposal to approve the Merger Agreement and a proposal for adjournment in the event there are insufficient votes to approve the Merger Agreement and any other business as may properly come before the Special Meeting.

         After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of the Company; (ii) submitting a proxy having a later date; or (iii) such person appearing at the Special Meeting and revoking the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement and in favor of adjournment for further solicitation.

         Directors, officers and employees of the Company may solicit Proxies from Company stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. The Company has retained __________ to assist in soliciting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost of $__________, plus out-of-pocket expenses. All expenses associated with the solicitation of proxies will be paid by the Company.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES IT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS ITS APPROVAL BY THE COMPANY STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS."

Record Date; Vote Required

         The Board of Directors of the Company has fixed __________ ____, 1997, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of the Company Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of the Company Common Stock outstanding on the Record Date was __________, each of such shares being entitled to one vote.

         As to the approval of the Merger Agreement by checking the appropriate box, a stockholder may: (i) vote "FOR" approval of the Merger Agreement (ii) vote "AGAINST" the Agreement, or (iii) "ABSTAIN." The Merger Agreement must be approved by a vote of a majority of the shares of the Common Stock entitled to vote, without regard to (a) Broker Non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

         As to the approval of the proposal to adjourn the Special Meeting in the event that there is an insufficient number of shares present in person or by proxy to approve the Merger Agreement; a stockholder may: (i) vote "FOR" the adjournment; (ii) vote "AGAINST"; or (iii) "ABSTAIN." Approval of the adjournment requires the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Special Meeting, without regard to (a) Broker Non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

         The directors and executive officers of the Company (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting 106,066 shares of the Company Common Stock, which represents 17.6% of the outstanding shares of Company Common Stock entitled to be voted at the Special Meeting. Accordingly, assuming that the directors and executive officers of the Company vote their shares of the Company Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 32.4% of the outstanding shares of the Company Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting. It should be noted that the ESOP and the Company's restricted stock plans hold 3.9% and 0.5% of the Company's Common Stock, respectively.

         A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

                            PROPOSAL I - THE MERGERS

         THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

General

         Under the terms of the Merger Agreement, the Company and HBAC would merge with and into HBAC (the "Corporate Merger") and the Savings Bank would concurrently or subsequently merge with and into Raleigh (the "Bank Merger"). Upon consummation of the Corporate Merger, each outstanding share of the Company Common Stock (except certain shares held by the Company and shares held by stockholders who have properly exercised dissenter's rights) would be converted automatically and without any action on the part of the holder thereof, into the right to receive a cash payment of $25.64 from HBAC (each outstanding stock option would also be converted into a right to receive a cash payment of $25.64, less the option exercise price).

         In addition to this Cash Consideration of $25.64, in the event the Corporate Merger occurs on or after October 1, 1997, an additional cash payment of $0.02 per share will be provided by HBAC for each month, or part of one month, that the Corporate Merger is not effective, unless the delay in requested by the Company, in which case no additional cash payment will occur.

         The Corporate Merger and the Bank Merger are expected to occur contemporaneously, although HBAC may waive the requirement that the Bank Merger occur contemporaneously with the Corporate Merger. A waiver of this requirement will not affect the amount or timing of the payment of the Cash Consideration.

Background and Reasons

         Background. In recognition of the trend towards consolidation and increasing competition in the financial services industry, among other reasons, the Board of Directors of the Company (the "Board") determined to hire a financial advisor in January 1997. Baxter Fentriss was hired by the Company to evaluate strategic alternatives available to the Company, including remaining independent and acquisitions of or by the Company, and to provide guidance as to possible courses of action. While considering the alternative of remaining independent and not deciding to put the Company up for sale, the Board instructed management, with the assistance of Baxter Fentriss, to determine the level of interest that might exist on the part of other potential acquirors of the Company.

         Baxter Fentriss contacted a number of financial institutions and holding companies, from inside and outside the Company's region, that it and management believed would have a strategic interest in the Company as well as have the financial resources necessary to successfully complete such a transaction. After execution of confidentiality agreements, interested parties were provided with copies of a confidential offering memorandum which had been prepared by the Company and Baxter Fentriss. Baxter Fentriss contacted approximately 30 companies, including Horizon. Copies of the confidential offering memorandum were provided to the 16 companies which were interested in receiving information. In April 1997, four of these companies provided preliminary indications of interest in acquiring the Company. Two of the four interested parties submitted preliminary indications of interest which contemplated a merger for stock. After discussing the preliminary indications of interest with Baxter Fentriss, management determined that the preliminary indication of interest from Horizon merited further discussion because of the level of consideration indicated and other factors. The preliminary indication of interest was subject to completion of satisfactory preliminary due diligence and additional data concerning the Company and the Savings Bank was subsequently provided to Horizon.

         The  Board and  Baxter  Fentriss  met on May 1,  1997,  to  assess  and consider, among other things, the terms and conditions of the preliminary indications of interest as well as other strategic options, including remaining independent. At this meeting, Baxter Fentriss made a detailed presentation relating to the preliminary indications of interest and the financial institutions and holding companies which submitted them, as well as updated background information relating to the value of the Company and recent merger and acquisition pricing.

         The Board met on May 16, 1997 to further assess and consider strategic options, including the indication of interest from Horizon. At this meeting, the Board authorized Mr. Sellards to continue discussions with Horizon and, if appropriate, to execute a non-binding letter of intent of merger with Horizon. Following that meeting, discussions between the Company and Horizon continued and resulted in the execution of a non-binding letter of intent of merger with Horizon on May 19, 1997. The letter of intent required the execution of a definitive merger agreement no later than May 30, 1997. Following execution of the letter of intent, Horizon and the Company continued discussion concerning the proposed terms of the Merger Agreement.

         On May 29, 1997, the Board met again to consider the proposed definitive merger agreement with Horizon. By this date, the Merger Agreement provided for the use of HBAC to facilitate the transaction. At that meeting, Baxter Fentriss gave the Board its opinion that the consideration to be received by the stockholders of the Company from HBAC was fair from a financial point of view. After extensive discussion, the Board voted to approve the Merger Agreement.

         Company Reasons for the Mergers. The Company believes that the Mergers are fair to, and in the best interests of the Company and its stockholders. Accordingly, the Board has unanimously adopted the Merger Agreement. The Board therefore unanimously recommends that the Company's stockholders vote "For" the approval of the Merger Agreement.

         In reaching its determination that the Mergers are fair to, and in the best interest of the Company and its stockholders, the Board considered a number of factors both from a short-term and long-term perspective, including, without limitation, the following:

         (i) the Board's familiarity with and review of the Company's business, operations, financial condition, earnings and prospects;

         (ii)   the current and prospective economic environment and competitive
         and   regulatory  constraints   facing   financial   institutions   and
         particularly the Company;

         (iii) the opportunities for growth and leveraging the Company's capital;

         (iv) the ability to generate an acceptable return on equity without taking undue risk;

         (v) the Board's review, based in part on presentations by Baxter Fentriss and the due diligence reviews by the Company's management, as well as its financial and legal advisors of the business, operations, financial condition, earnings and prospects of parties who submitted indications of interest;

         (vi) the advice of Baxter Fentriss that a business combination with, and the acquisition proposal by, HBAC was fair to the Company's stockholders from a financial point of view;

         (vii) the Board's review of the alternative of continuing to remain independent. In this regard, the Board considered, based in part on the analyses of Baxter Fentriss, the range of possible values to the Company's stockholders that could potentially be obtained as an independent entity given possible levels of future earnings. In this connection, the Board was aware of certain risks of remaining independent, including, among other things, the increased competition in the Company's markets, and the costs and operational risks associated with the facilities upgrades which would be necessary in order for the Company to maintain its competitiveness;

         (viii) the Board's evaluation of the risks to consummation of the Mergers, including, among others, the risks associated with obtaining all necessary regulatory approvals without the imposition of any condition which differs from conditions customarily imposed in approving acquisitions of the type contemplated by the Merger Agreement and compliance with which would materially adversely affect the reasonably anticipated benefits of the transactions to HBAC; and

         (ix) the terms and conditions of the Merger Agreement and the other documents executed in connection with the Mergers.

         In view of the variety of factors considered in connection with its evaluation of the Mergers, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

         THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Opinion of Financial Advisor

         Baxter Fentriss has acted as financial advisor to Beckley Bancorp, Inc. and Beckley Federal Savings Bank, (collectively referred to as "Beckley") in connection with the merger. Baxter Fentriss assisted Beckley in identifying prospective acquirors. On May 30, 1997, Baxter Fentriss delivered to Beckley its opinion as of such date, and on the basis of matters referred to herein, the offer is fair, from a financial point of view, to the holders of Beckley Common Stock. In rendering its opinion, Baxter Fentriss consulted with the management of Beckley and Horizon, reviewed the Merger Agreement, and certain publicly-available information on the parties; and reviewed certain additional materials made available by the management of the respective banks.

         In addition Baxter Fentriss discussed with the management of Beckley and Horizon their respective businesses and outlook. No limitations were imposed by Beckley's Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss in connection therewith.

         Baxter Fentriss' opinion is directed to Beckley's Board of Directors only, and is directed only to the fairness, from a financial point of view, of the consideration received. It does not address

Beckley's underlying business decision to effect the proposed merger, nor does it constitute a recommendation to any Beckley shareholder as to how such shareholder should vote with respect to the merger at the Special Meeting or as to any other matter.

         Baxter Fentriss' opinion was one of many factors taken into consideration by Beckley's Board of Directors in making its determination to approve the Merger Agreement, and the receipt of Baxter Fentriss' opinion is a condition precedent to Beckley consummating the merger. The opinion of Baxter Fentriss does not address the relative merits of the Mergers as compared to any alternative business strategies that might exist for Beckley or the effect of any other business combination in which Beckley might engage.

         Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. Beckley selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on bank and thrift transactions, and because of the firm's extensive experience and expertise in transactions similar to the merger. Baxter Fentriss is not affiliated with Horizon or Beckley.

         In connection with rendering its opinion to Beckley's Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Horizon and Beckley including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the amount and type of non-performing assets, the impact of holding certain non-earning real estate assets, the reserve for loan losses and possible tax consequences resulting from the transaction; (ii) the business prospects of Horizon and Beckley, (iii) the economies of Horizon's and Beckley's respective market areas; (iv) the historical and current market for Beckley Common Stock, and, (v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in West Virginia.

         In connection with rendering its opinion, Baxter Fentriss reviewed (i) the Merger Agreement, (ii) drafts of this Proxy Statement, (iii) the Annual Reports to shareholders, including the audited financial statements of Beckley for the year ended December 31, 1994, 1995, and 1996; (iv) the Annual Reports to shareholders, including the audited financial statements of Horizon for the year ended December 31, 1994, 1995, and 1996, (v) the annual reports on Form 10-KSB and 10-K for Beckley and Horizon, respectively, for the year ended December 31, 1996, (vi) unaudited, condensed balance sheets and statements of income as of March 31, 1997, (vii) certain additional financial and operating information with respect to the business, operations and prospects of Horizon and Beckley as it deemed appropriate. Baxter Fentriss also (a) held discussions with members of the senior management of Horizon and Beckley regarding the historical and current business operation, financial condition and future prospects of their respective companies, (b) reviewed the historical market prices and trading activity for the common stock of Beckley; (c) compared the results of operations of Beckley and Horizon with those of certain banking companies that it deemed to be relevant, (d) analyzed the pro-forma financial impact of the merger on Horizon, and (e) analyzed the pro forma financial impact of the merger on Beckley.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the cash payment to holders of Beckley Common Stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of evaluation resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of Beckley or Horizon.

         In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Beckley or Horizon. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the merger, on a pro-forma basis, to Beckley.

         The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

         1. Stock Price History. Baxter Fentriss studied the history of the trading prices and volume for Beckley Common Stock and compared that to publicly traded banks and thrifts in West Virginia and to the price offered by Horizon. As of December 31, 1996, Beckley's book value was $18.76. There is a very thin trading market for Beckley Common Stock. The stock has traded recently in the $11.00 to $18.75 range. A price of $25.64 represents a substantial premium over this range.

         2. Comparative Analysis. Baxter Fentriss compared the price to earnings multiple, price to book multiple, and price to assets multiple of the Horizon offer with other comparable merger transactions in West Virginia. The comparative multiples included both bank and thrift sales during the last 3 years.

         3. Pro-Forma Impact. Baxter Fentriss considered the pro-forma impact of the transaction and concluded the transaction should have a positive long-term impact on Horizon shareholders and would likely be approved by banking regulators.

         4. Discounted Cash Flow Analysis. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values of a share of Beckley's common stock as a 5 and 10 year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of Beckley's stock using (i) a range from 6% to 12% in the growth of Beckley's earnings and dividends and (ii) a range from 10 time to 18 times earnings as the terminal value for Beckley's stock. A discount rate of 12% was applied to these alternative growth and value scenarios. These ranges of discount rates, growth alternatives and terminal values were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, Beckley's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies with similar risk profiles. In all of the scenarios considered, the present value of a share of Beckley's common stock was calculated at less than that of the Horizon offer. Thus, Baxter Fentriss' discounted cash flow analysis indicated that Beckley shareholders would be in a better financial position by receiving the Consideration offered in the merger transaction rather than continuing to hold Beckley's Common Stock.

         Using publicly available information on Horizon and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the merger would not seriously dilute the capital and earnings capacity of Horizon and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve guidelines with regard to market concentration and did not believe there to be a significant issue with regard to possible antitrust concerns.

         Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either Beckley or Horizon, and has not been furnished such an appraisal.

         No company or transaction used as a comparison in the above analysis is identical to Beckley, Horizon, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies used for comparison in the above analysis.

         Baxter Fentriss has been, or will be, paid (i) a merger fee, based on successful completion of the proposed merger, equal to 1.0% of aggregate consideration received by Beckley or shareholders of Beckley and (ii) reasonable out-of-pocket expenses for its services. Beckley has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

Certain Federal Income Tax Consequences

         The following is a discussion of certain federal income tax consequences of the Corporate Merger. The discussion is included for general information purposes only and may not apply to special situations, such as the Company's stockholders, if any, who received their Company Common Stock upon the exercise of employee stock options or otherwise as compensation, and the Company's stockholders that are insurance companies, securities dealers, financial institutions or foreign persons.

         The receipt of cash by a stockholder of the Company in exchange for shares of the Company Common Stock pursuant to the Merger Agreement will constitute a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize gain or loss upon the surrender of the stockholder's Company Common Stock equal to the difference, if any, between (i) the sum of the cash payment of $25.64 (plus any additional cash compensation) per share received in exchange for the shares of the Company Common Stock, and (ii) the stockholder's tax basis in such Company Common Stock. Any gain or loss will be treated as capital gain or loss if the Company Common Stock exchanged was held as a capital asset in the hands of the stockholder.

         The cash payments due to the holders of the Company Common Stock upon the exchange thereof pursuant to the Merger Agreement (other than certain exempt entities and persons) will be subject to a 31% backup withholding tax by the exchange agent under federal income tax law unless certain requirements are met. Generally, the exchange agent will be required to deduct and withhold the tax if
(i) the stockholder fails to furnish a taxpayer identification number ("TIN") to the exchange agent or fails to certify under penalty of perjury that such TIN is correct, (ii) the Internal Revenue Service ("IRS") notifies the exchange agent that the TIN furnished by the stockholder is incorrect, (iii) the IRS notifies the exchange agent that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31% backup withholding tax. Any amounts withheld by the exchange agent in collection of the 31% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

         No ruling has been or will be requested from the IRS as to any of the tax effects of any of the transactions discussed in this Proxy Statement to stockholders of the Company, and no opinion of counsel has been or will be rendered to the Company with respect to any of the tax effects of the Corporate Merger to the Company's stockholders. There is no assurance that applicable tax laws will not change prior to the Effective Date.

         Because certain tax consequences of the Corporate Merger may vary depending upon the particular circumstances of each stockholder and other factors, each stockholder of the Company is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Corporate Merger (including the application and effect of state and local income and other tax laws).

                              THE MERGER AGREEMENT

         THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT.

The Mergers

         Under the terms of the Merger Agreement, HBAC would merge with the Company and the Savings Bank would merge with Raleigh. Upon consummation of the Corporate Merger, each outstanding share of the Company Common Stock (except certain shares held by the Company as treasury stock and shares held by stockholders who have properly exercised dissenter's rights) would be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive a cash payment of $25.64 from HBAC. In addition to this Cash Consideration of $25.64, in the event the Corporate Merger occurs on or after October 1, 1997, an additional cash payment of $0.02 per share will be provided by HBAC for each month, or part of one month, that the Corporate Merger is not effective, unless the delay in requested by the Company, in which case no additional cash payment will occur.

         The foregoing would not have any effect on the consideration to be received by the Company stockholders or on the tax consequences of the Corporate Merger to the Company Stockholders.

Effective Date

         Subject to the conditions of the obligations of the parties to effect the Mergers, the Corporate Merger will become effective (the "Effective Date") at the time specified in the Certificate of Merger for the Corporate Merger, which shall be executed at the completion of the closing of the Corporate Merger and in no event be more than 10 days following the completion of the Corporate Merger. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated during the fourth quarter of 1997. See "-- Exchange of the Company Common Stock Certificates" and "-- Conditions to Consummation; Termination."

Exchange of the Company Common Stock Certificates

         As promptly as practicable after the Effective Date, HBAC will send or cause to be sent to each record holder of the Company Common Stock immediately prior to the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing shares of Company Common Stock for a check representing the amount of cash to which such holder is entitled, without any interest thereon. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

         THE COMPANY'S STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         The Cash Consideration into which such holder's shares are converted on the Effective Date will be delivered by or on behalf of HBAC, to such holder only upon delivery to __________ (the "Exchange Agent") of the certificates formerly representing all of such shares owned by such holder (or indemnity satisfactory to HBAC and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on such Cash Consideration to which such holder shall be entitled to receive upon such delivery.

         After the Effective Date, the stock transfer books of the Company will be closed and there will be no further transfers on the transfer books of the Company of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Date.

Interests of Certain Persons

         Certain members of the Company's management and its Board may be deemed to have interests in the Mergers in addition to their interests, if any, as stockholders of the Company. These interests are described in more detail below.

         Employment Agreement. President Duane K. Sellards has an employment agreement with the Savings Bank that provides for certain payments and benefits in the event his employment with the Savings Bank is terminated following a change of control as defined in the employment agreement. The execution of the terms of the Merger Agreement would constitute a change of control for purposes of this agreement and the employment of President Sellards will be terminated upon the consummation of the Mergers. At March 31, 1997, the estimated amount of payments to President Sellards would be $283,000. This payment will be in addition to other benefits Mr. Sellards may receive, as discussed below.

         Advisory Agreements. As of the Effective Date of the Mergers, the members of the board of directors of the Savings Bank will serve as non-voting directors of Raleigh. These directors will, among other things, be obligated to use their best efforts to cause the continuation of customer loans and deposits with Raleigh. Each of these directors will be paid $200 per month for a six month period.

         Insurance Coverage. The Company currently has an insurance policy for its directors and officers that covers these individuals in the event they are subject to a lawsuit in connection with their duties as officers and directors. Pursuant to the Merger Agreement, the Company may purchase insurance coverage under its director and officer liability policy at such cost not to exceed $40,000, unless HBAC can obtain the same coverage at less cost, in which case the Company will purchase the coverage obtained by HBAC. This insurance is intended to provide coverage following the Mergers for actions of officers and directors taken prior to the Mergers. This insurance coverage reduces the potential exposure of officers and directors for actions taken by them prior to the Merger.

         Employee Stock Ownership Plan. The Company maintains an employee stock ownership plan, (the "ESOP"), for the exclusive benefit of participating employees. On or before the Closing Date of the Mergers, the Company will terminate the ESOP and allocate and distribute the assets of the ESOP to plan participants and beneficiaries. At March 31, 1997, the estimated benefits payable to President Sellards was $68,800. Upon consummation of the Mergers, the additional estimated payment to be made by the ESOP to Mr. Sellards, in connection with his interest as a participant in the ESOP, is $90,000, assuming the Cash Consideration is $25.64 per share.

         Stock Options. Certain officers and employees as well as directors of the Company and the Savings Bank have been granted options under two option plans of the Company (the "Option Plans") to purchase, in the aggregate, 17,850 shares of Common Stock for $15.625 per share and 41,539 shares of Common Stock for $18.25 per share. As of the Effective Date of the Mergers, the Option Plans will terminate, and officers, employees and directors holding options will receive the difference between the exercise price and the Cash Consideration to be paid in the Mergers (i.e., either $10.015 or $7.39 per share of Common Stock under option, assuming Cash Consideration totalling $25.64 per share)). Each of the six directors, including Mr. Sellards, will receive $74,100 in exchange for their options. See "Proposal I -- Approval of the Plan -- Calculation of the Purchase Price."

         Restricted Stock. Each of the directors, including the President, have been awarded shares of restricted stock under a management stock bonus plan (the "MSBP"). As of the Effective Date of the Mergers, the MSBP will terminate, all unvested restricted stock awarded to directors of the Savings Bank will become 100% vested, and directors who were awarded restricted stock will receive the Cash Consideration per share of previously unvested restricted stock. Assuming Cash Consideration of $25.64 per share, each director, including Mr. Sellards, will receive $12,200 in exchange for their unvested restricted stock.

Employee Benefits

         The Mergers will not result in any payment to any person as a result of any employment agreement, including without limitation any severance or unemployment compensation, to any director, officer, employee or consultant, other than Duane K. Sellards. In accordance with the Merger Agreement, HBAC will use its best efforts to retain all other employees of the Savings Bank after the completion of the Mergers. Any individual, other than Mr. Sellards, employed by the Savings Bank shall be entitled to severance compensation equal to three (3) months salary if not retained by HBAC or Raleigh. "Retained" shall mean the offer of continued employment under substantially the same terms for at least one (1) year following the Mergers.

         As soon as administratively practicable after the Effective Date, the employees of the Company and the Savings Bank employed on the Effective Date (the "Employees") will generally be entitled to participate in Raleigh's group hospitalization, medical, life and disability insurance plans, thrift plan, severance plan or other plans, on substantially the same terms and conditions as applicable to comparable employees of Raleigh (including as to group hospitalization and medical plans, their dependents, and the waiver of pre-existing condition prohibitions and without any uninsured waiting periods, to the extent such Employees and dependents are participating in the Savings Bank's group medical plan on such terms on the Effective Date), giving effect to years of service with the Savings Bank as if such service were with Raleigh for purposes of eligibility and vesting.

Appraisal Rights

         Under the Delaware General Corporate Law (the "DGCL") applicable to the Company, any stockholder who does not wish to accept the consideration provided for in the Merger Agreement has the right to dissent from the Merger Agreement and to demand appraisal of, and to be paid the fair value for, such stockholder's shares of Company Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Mergers), provided that the stockholder complies with the provisions of Section 262 of the DGCL ("Appraisal Rights").

         The following is intended as a brief summary of certain provisions of the statutory procedures required to be followed by a stockholder in order to dissent from the Merger Agreement and perfect the stockholder's Appraisal Rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in ANNEX C hereto.

         If any stockholder elects to demand appraisal of such stockholder's shares of Company Common Stock, the stockholder must satisfy each of the following conditions:

         (i) the stockholder must deliver to the Company a written demand for appraisal of such stockholder's shares of Company Common Stock before the vote with respect to the Merger Agreement is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger Agreement; voting against or failing to vote for the Merger Agreement by itself does not constitute a written demand for appraisal; and

         (ii) the stockholder must not vote in favor of the Merger Agreement (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, will constitute a waiver of the stockholder's Appraisal Rights in respect of the shares of Company Common Stock so voted and will nullify any previously filed written demand for appraisal).

         If any stockholder fails to comply with either of these conditions and the Corporate Merger becomes effective, the stockholder will be entitled to receive the consideration provided for in the Merger Agreement, but will have no Appraisal Rights with respect to such stockholder's shares of Company Common Stock.

         All written demands for appraisal should be delivered either in person to the Corporate Secretary at the Special Meeting or by mail (certified mail, return receipt requested, is recommended) to: Corporate Secretary, Beckley Bancorp, Inc., 200 Main Street, Beckley, West Virginia 25802-1069, before the vote on the Merger Agreement is taken at the Special Meeting, and should be executed by, or on behalf of, the holder of record of the shares of Company Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder's shares of Company Common Stock.

         In addition, a holder of shares of the Company wishing to exercise Appraisal Rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Date of the Mergers. To be effective, a written demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as the stockholder's name appears on such stockholder's stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of Company Common Stock of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares of Company Common Stock.

         If shares of Company Common Stock are owned of record in a fiduciary capacity, such as trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of Company Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is a nominee for others. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise his or her rights of appraisal with respect to the shares of Company Common Stock held of one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of such record owner.

         Within ten days after the Effective Date, the continuing corporation, whether HBAC, the Company, or Horizon, must provide notice of the date upon which the Corporate Merger became effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Within 120 days after the Effective Date, but not thereafter, either the continuing corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. It is not expected that HBAC, the Company or Horizon would file such a petition in the event there are dissenting stockholders. Inasmuch as the continuing corporation has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previously written demand for appraisal. At any time within 60 days after the Effective Date, a stockholder has the right to withdraw the demand and to accept the payment of the consideration provided for in the Merger Agreement.

         If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the continuing corporation, the continuing corporation will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company Common Stock. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

         After determination of the stockholders entitled to an appraisal, the Court will appraise the shares of Company Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Mergers. In determining fair value, the Court is required to take into account all relevant factors. When the value is so determined, the Court will direct the payment by the continuing corporation of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender to the continuing corporation by such holders of the certificates representing such shares of Company Common Stock.

         Stockholders considering seeking appraisal should be aware that, if the Corporate Merger is consummated, the fair value of their shares of Company Common Stock determined under Section 262 could be more, the same, or less than the consideration that they would be entitled to receive pursuant to the Merger Agreement if they do not demand appraisal of their shares of Company Common Stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

         Costs of the appraisal proceeding may be imposed upon the parties thereto (i.e., the Company and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to Appraisal Rights.

         Any stockholder who demands Appraisal Rights will not, after the Effective Date, be entitled to vote shares of Company Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of Company Common Stock (other than with respect to payment as of a record date prior to the Effective Date) or to receive the consideration provided for in the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Date, or if such stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the Corporate Merger, either within 60 days after the Effective Date, or thereafter with the written approval of the continuing corporation, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the consideration provided for in the Merger Agreement without interest.

         Failure to follow the steps required by Section 262 for perfecting Appraisal Rights may result in the loss of such rights. In view of the complexity of Section 262, stockholders of the Company who are considering dissenting from the Merger Agreement should consult their legal advisors and should see ANNEX C.

Business Pending Consummation

         The Company and the Savings Bank have agreed in the Merger Agreement to carry on their business in substantially the same manner their business was conducted prior to the date of this Merger Agreement, and have agreed not to take certain actions relating to the operation of the Company pending consummation of the Mergers, without the prior written consent of HBAC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) amending their Certificate of Incorporation, Charter or Bylaws;
(ii) changing or creating additional capital stock or issuing or redeeming any shares of capital stock; (iii) granting or issuing any new or additional options or warrants; (iv) paying any dividends; (v) entering into or modifying any employment agreements or employee benefit plans; (vi) increasing the rate of compensation or paying any bonus (other than standard customary adjustments and merit increases consistent with past practices) to any of its directors, officers or employees; (vii) making any changes in its accounting practices, methods or procedures, except as required by GAAP or governmental regulations or authorities; (viii) disposing of or agreeing to dispose of any material portion of its assets or acquiring or agreeing to acquire any substantial portion of the business or property of any other entity; (ix) incurring any indebtedness of borrowed money or any debt liability or obligation (other than in the ordinary course of business consistent with past practices); (x) mortgaging or subjecting any of its assets to any lien or encumbrance (other than in the ordinary course of business consistent with past practices); (xi) waiving, releasing or compromising any material rights in its favor (other than in the ordinary course of business), except in good faith for fair value, nor taking any such action with respect to any of its directors, officers or shareholders or their family members; (xii) making any contributions to its ESOP exceeding the outstanding principal balance or the limits of deductibility under the Internal Revenue Code, but will otherwise make contributions to the ESOP as required; (xiii) opening branch offices; (xiv) changing any material aspect of their business; or
(xv) encouraging, initiating or soliciting interest from any entity, other than HBAC, for the merger, purchase or acquisition of the Company or its subsidiaries.

Regulatory Approvals

         The Mergers are subject to the prior approval of the OTS, FDIC, West Virginia Board and the FRB.

         The Bank Merger is, and therefore the Mergers are, subject to the prior approval by the Federal Reserve Board, the FDIC, the OTS and the West Virginia Board. The Bank Holding Company Act of 1956, as amended (the "BHC Act"), governs the Federal Reserve Board's approval process. The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner might restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In conducting its review of any application for approval under the BHC Act, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the institutions involved, and the convenience and needs of the communities that the institutions will serve. The Federal Reserve Board may deny an application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate. The BHC Act also provides that a transaction approved by the Federal Reserve Board may not be consummated for 30 days after approval to allow for review by the Department of Justice under the federal antitrust laws. If, however, the Department of Justice does not commence a legal action during this 30-day period, it may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Antitrust Act.

         Consummation of the merger is also subject to approval by the West Virginia Board under the West Virginia banking statutes regulating interstate combinations. The West Virginia Board must consider whether (i) the Merger would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any section of West Virginia, (ii) the Merger would have the effect in any section of West Virginia of substantially lessening competition, or would tend to create a monopoly or in any other manner would be in restraint of trade, unless the anti-competitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the communities to be served or (iii) the merger would be contrary to the best interests of the shareholders or customers of the Company and the Savings Bank.

         The BHC Act and West Virginia law provide for the publication of notice of, and the opportunity of administrative hearings relating to, the respective applications for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Merger.

         [An application seeking approval of the Merger was filed with the OTS on _________, 1997. Applications seeking approval of the Mergers were filed with the Federal Reserve Board, FDIC and the West Virginia Board on _______, 1997. The Federal Reserve Board approved the application on ______, 1997, and the West Virginia Board approved the application on ____________, 1997.]

         The Mergers cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and, if the Mergers are approved, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Conditions to Consummation; Termination." There can likewise be no assurance that the U.S. Department of Justice or a state Attorney General will not challenge the Mergers or, if such a challenge is made, as to the result thereof.

Conditions To Consummation; Termination

         Consummation of the Mergers is subject, among other things, to: (i) approval of the transactions contemplated by the Merger Agreement by the requisite vote of the stockholders of the Company; (ii) receipt of the regulatory approvals referred to under "-- Regulatory Approvals" without any condition or requirement which, in the reasonable opinion of HBAC, would so materially adversely impact the economic or business benefits to HBAC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) there being in effect no order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits the Mergers; or (iv) all outstanding stock options to purchase shares of Company Common Stock shall have been canceled on or prior to the Effective Date.

         Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others, the delivery by the Company and HBAC, each to the other, of (a) opinions of their respective counsel reasonably satisfactory to the addressees of such opinions, and (b) certificates executed by certain of their respective executive officers as to due performance and compliance in all material respects with the agreements and covenants in the Merger Agreement and the truth and correctness of the representations and warranties.

         The Merger Agreement provides that prior to the Effective Date, either before or after receipt of the required stockholder approval, the Merger Agreement may be terminated: (i) by mutual consent of HBAC and the Company; or
(ii) by either HBAC or the Company in the event of a breach by the other party of any representation, warranty, or covenant contained in the Merger Agreement, which breach cannot or is not cured within 30 days after written notice thereof is given to the party committing such breach.

         Section 7.2 of the Merger Agreement provides that the Merger Agreement may be terminated by (i) HBAC in the event that (a) any of the conditions to the obligations of HBAC shall not have been satisfied or waived, (b) the Company failed to perform its obligations and agreements under the Merger Agreement, (c) HBAC determines any of the representations or warranties of the Company are or have become false and misleading, or (d) the Company's or HBAC's shareholders failed to ratify and approve the Mergers; or (ii) the Company in the event that
(a) any of the conditions or obligations of the Company shall not have been satisfied or waived, (b) HBAC shall have failed to perform its obligations and agreements under the Merger Agreement, (c) the Company determines any of the representations or warranties of HBAC are or have become false and misleading,
(d) the Company's or HBAC's shareholders failed to ratify and approve the Mergers, (e) the Company has not received from its investment advisor a satisfactory Fairness Opinion, (f) the Corporate Merger is not completed by January 10, 1998, or (g) the Company receives a bona fide proposal prior to the consummation of the Corporate Merger that the Board of Directors of the Company believes is financially more favorable to the Company's shareholders, provided HBAC does not make within four business days of notice of such proposal, an offer at least as favorable as the third-party proposal.

Waiver; Amendment

         Prior to the Effective Date, any provision of the Merger Agreement may be: (i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) only by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement.

Expenses; Termination Fees

         All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same.

         The Company shall be entitled to pursue its remedies at law or receive reimbursement of its out-of-pocket expenses from HBAC for up to $150,000 if it terminates the Merger Agreement as the result of a breach by HBAC, Horizon, or Raleigh. HBAC shall be entitled to a fee of $500,000 following the occurrence of an Acquisition Event, defined in the Merger Agreement to include a merger or similar transaction involving the Company or the Savings Bank, or a purchase, lease or other acquisition of beneficial ownership of more than 25% of the voting power of the Company or of the Savings Bank by any entity other than HBAC or an affiliate of HBAC.

                    PROPOSAL II -- ADJOURNMENT OF THE MEETING

         Approval of the Merger Agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the Common Stock. In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve the Agreement, the Board of Directors intends to adjourn the Special Meeting to a later date. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting.

         The effect of any such adjournment would be to permit the Company to solicit additional proxies for approval of the Merger Agreement. While such an adjournment would not invalidate any proxies previously filed, including those voting against the Merger Agreement, it would give the Company the opportunity to solicit additional proxies in favor of the Merger Agreement.

         The  Board  of  Directors  recommends  a  vote  "FOR"  approval  of the adjournment under the circumstances described herein. Approval of the adjournment requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Special Meeting.

                STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

         If the Corporate Merger is not completed, the next annual meeting of stockholders of the Company is expected to be held in April 1998. Any proposal that a stockholder wishes to have included in the Company's Proxy Statement for the 1998 Annual Meeting must be received by the Secretary of the Company at the Company's executive offices, 200 Main Street, Beckley, West Virginia 25802-1069, no later than December 22, 1997.

                                 LEGAL OPINIONS

         Certain legal matters associated with the Mergers will be passed upon by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., as counsel for the Company, and by Robinson & McElwee LLP as counsel for Horizon, HBAC and Raleigh.

                                   ACCOUNTANTS

         The consolidated balance sheets of the Company as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, included in the Company's 1996 Annual Report to Stockholders which is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been incorporated herein in reliance on the report of Mason

& Bashaw, CPA's, A.C. independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

         Representatives of Mason & Bashaw, CPA's, A.C., will be present at the Special Meeting, will be given an opportunity to make a statement, if they so desire, and will be available to respond to any appropriate questions.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Proxy Statement. However, if any other matters shall come before the meeting or any adjournments thereof and be voted upon, the enclosed Proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such Proxy as to any such matters.

                                                                         ANNEX A

                                  AGREEMENT AND
                                 PLAN OF MERGER
                                 BY AND BETWEEN
                             HB ACQUISITION COMPANY
                                       AND
                              BECKLEY BANCORP, INC.



         THIS AGREEMENT (hereinafter called "Agreement") is entered into as of the 30 day May, 1997, by and between HB ACQUISITION COMPANY and BECKLEY BANCORP, INC. and joined in by BECKLEY FEDERAL SAVINGS BANK and BANK OF RALEIGH.

         WHEREAS, HB Acquisition Company ("NewCo") is a newly formed West Virginia corporation with its principal office and place of business located in Beckley, West Virginia; and

         WHEREAS, Bank of Raleigh ("Raleigh") is a West Virginia state bank with its principal office and place of business located in Beckley, West Virginia; and

         WHEREAS, Horizon Bancorp, Inc. ("Horizon") is the sole shareholder of NewCo and the sole shareholder of Raleigh; and

         WHEREAS, Beckley Federal Savings Bank ("Beckley") is a federal savings bank with its principal office and place of business located in Beckley, West Virginia, having one subsidiary, Two Hundred Corporation ("THC"); and

         WHEREAS, Beckley Bancorp, Inc. ("BBI") is the sole shareholder of Beckley, and has principal offices located in Beckley, West Virginia; and

         WHEREAS, NewCo and BBI have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for NewCo to be merged with BBI with BBI as the surviving corporation with the effect that each of the outstanding shares of BBI's common stock ("BBI Stock") and all outstanding stock options ("BBI Options") will be acquired for cash all in the manner and upon the terms and conditions contained in this Agreement (the "Merger"); and

         WHEREAS, to effectuate the foregoing, NewCo and BBI desire to adopt this Agreement as a plan of merger; and

         WHEREAS,  NewCo's Board of Directors  has approved  this  Agreement and
will  recommend  to  its  sole  shareholder,   Horizon,   that  it  approve  the
transactions described herein; and

         WHEREAS, BBI's Board of Directors has approved this Agreement and will recommend to its shareholders that they approve the transactions described herein;

         NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, NewCo and BBI intending to be legally bound hereby adopt and make this Agreement and mutually agree as follows:


                          ARTICLE I. THE PLAN OF MERGER

1.1 Names of Merging Corporations. The names of the corporations proposed to be merged are BECKLEY BANCORP, INC. and HB ACQUISITION COMPANY.


1.2. Nature of Transaction. Subject to the provisions of this Agreement, at the "Effective Time", defined below, BBI and NewCo shall be merged with BBI as the surviving corporation (the "Merger").

1.3. Effect of Merger; Surviving Corporation; Bank Merger. At the Effective Time and by reason of the Merger, the separate corporate existence of NewCo shall cease while the corporate existence of BBI as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Contemporaneously with the Merger, Beckley shall be merged with and into Raleigh, whereupon the separate corporate existence of Beckley shall cease (the "Bank Merger"). NewCo may but is not required to waive the requirement that the Bank Merger occur contemporaneously with the Merger. Within seven (7) days of the date of this Agreement, NewCo and BBI agree to cause Raleigh and Beckley, respectively, to execute a bank merger agreement substantially in the form of that agreement attached hereto as Exhibit A and to submit the same to their respective shareholders for approval no later than June 30, 1997.

1.4. Assets and Liabilities of BBI and NewCo. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of NewCo (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action, insurance policies, and every other interest of or belonging to or due to NewCo, whether tangible or intangible) shall vest in BBI as the surviving corporation, and BBI as the surviving corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature and shall assume the liabilities and lawful obligations of NewCo, all without any conveyance, assignment or further act or deed whereupon BBI as the surviving entity shall continue.

1.5.     Cancellation and Payment for Stock and Options.

a. Cancellation of BBI Stock and BBI Options; Cash Consideration. At the Effective Time all rights of BBI's shareholders with respect to all then outstanding shares of BBI Stock shall cease to exist and the holders of shares of BBI Stock shall cease to be and shall have no further rights as shareholders of BBI. All BBI Options existing and unexercised at the Effective Time shall be canceled. All rights to acquire BBI Stock under the Beckley Management Stock Bonus Plan ("MSBP") shall be canceled. In exchange for each outstanding share of BBI Stock or fraction thereof (other than shares held by BBI as treasury shares or as to which dissenters rights are properly exercised) each holder of such Stock shall receive cash in the amount of Twenty-Five Dollars and Sixty Four Cents ($25.64) per share subject to increase as provided below if Closing does not occur by September 30, 1997 (the "Cash Payment"). In the event of any Stock split, Stock dividend or other recapitalization by BBI, the Cash Payment shall be adjusted proportionately. The holders of BBI Options ("Option Holders) shall receive in exchange for cancellation thereof the Cash Payment less the amount required at the Effective Time to exercise the option. Holders of restricted Stock awards under the MSBP ("Award Holders") shall receive in exchange for cancellation of such awards and all further rights to any Stock or awards under the MSBP the Cash Payment; provided; however, on or prior to the Effective Time, BBI may cancel the BBI Options and MSBP stock awards in exchange for a cash payment to the Award Holders or Option Holders equivalent to that which would otherwise be paid as of the Effective Time by NewCo, less applicable tax withholding. The Cash Payment shall increase by Two Cents (2 cents) per share for each month or portion thereof beginning October 1, 1997 that the Merger is not effective unless such delay is requested by BBI, in which case no increase shall occur for the amount of delay occasioned by the BBI request. The total shares (including an option as a share and including restricted Stock) to be acquired hereunder is Six Hundred Sixty Thousand Eight Hundred and Fifty Four (660,854) shares such being the total number of shares outstanding (i) assuming all BBI Options were exercised and (ii) including MSBP stock awards.

b. Surrender of Certificates. Following the Effective Time, certificates representing shares of BBI Stock outstanding at the Effective Time (herein sometimes referred to as the "Certificates") shall be surrendered for payment as follows. As promptly as practicable following the Effective Time, NewCo shall send or cause to be sent to each former BBI shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Certificates. Upon the proper surrender and delivery in accordance with NewCo's instructions and accompanied by a properly completed Transmittal Letter by a former BBI shareholder of his, her or its Certificates(s), NewCo shall remit or cause to be remitted to the shareholder the Cash Payment to which the shareholder is entitled. In the case of BBI Options, prior to Closing, NewCo shall send or cause to be sent to each Option Holder a letter acknowledging cancellation of the option rights ("Cancellation Letter"). Upon receipt of a properly completed Cancellation Letter, NewCo shall remit or cause to be remitted to the sender the Cash Payment to which such person is entitled as soon as practicable after the Effective Time. Following the Effective Time, there shall be no transfers of BBI Stock on the stock transfer books of BBI or the registration of any transfer of a Certificate by any holder thereof.

c. Dissenters. Any shareholder of BBI who properly exercises the right of dissent and appraisal with respect to the Merger ("Dissenters Rights") shall be entitled to receive payment of the fair value of his or her shares of BBI Stock in the manner and pursuant to the procedures provided by applicable law. Shares of BBI Stock held by persons who exercise Dissenters Rights shall not be exchanged for the Cash Payment; provided, however, that if any shareholder of BBI who exercises Dissenters Rights shall fail to perfect his or her right to dissent or effectively shall waive or lose such right, then each of his or her shares of BBI Stock, at NewCo's sole option, shall be deemed to have been exchanged for the Cash Payment as of the Effective Time.

 d. Lost Certificates. After the Effective Time, any former shareholder of BBI whose Certificate evidencing shares of BBI Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive the Cash Payment to which he or she is entitled upon compliance with reasonable conditions imposed by NewCo including, without limitation, a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to NewCo and execute an affidavit of ownership and entitlement.

e. Outstanding NewCo Stock. The status of the shares of NewCo common stock which are outstanding immediately prior to the Effective Time shall not be affected by the Merger. Such stock shall be and become by operation of law the sole outstanding stock of the surviving corporation.

1.6. Certificate of Incorporation, Bylaws and Management. The Certificate of Incorporation and Bylaws of BBI in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving corporation. The officers and directors of NewCo in office at the Effective Time shall become the officers and directors of the surviving corporation and shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. The directors and officers of BBI shall resign at the Effective Time.

1.7. Closing and Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Robinson & McElwee LLP in Charleston, West Virginia, or at such other place as NewCo shall designate, on a date specified by NewCo (the "Closing Date") after the expiration of any and all required waiting periods following the receipt of required approvals of the Merger and the Bank Merger by governmental or regulatory authorities. Notwithstanding the foregoing, BBI may postpone Closing to no later than November 1, 1997 provided (i) such delay shall not jeopardize merely by the passage of time associated with such delay the likelihood that the transactions described herein will be consummated, (ii) the delay will not cause additional significant expense to either party, and (iii) BBI reasonably believes that such delay will benefit its shareholders as a result of a reasonably anticipated changes in any law applicable to such shareholders. At the Closing, NewCo and BBI shall take such actions including without limitation the delivery of certain closing documents and the execution of such Certificates of Merger as are required herein and as otherwise shall be required by law to consummate the Merger and the Bank Merger and cause them to become effective.

         Subject to the terms and conditions set forth herein (including without limitation the receipt of all required approvals of governmental and regulatory authorities), the Merger shall become effective on the date and at the time (the "Effective Time") specified in the Certificate of Merger for the Merger filed with the appropriate governmental body in accordance with law; provided, however, that the Effective Time shall in no event be more than ten (10) days following the Closing Date.

1.8 Reservation of Right to Restructure. NewCo reserves the right to restructure the proposed acquisition in any manner which does not lessen the Cash Payment nor causes Beckley or BBI to receive any less benefit or protection as provided for herein.


                   ARTICLE II. REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of BBI. Except as otherwise disclosed herein or disclosed to NewCo in writing in the form of a document specifically designated as a "Disclosure Statement" (the "BBI Disclosure Statement") which shall be delivered by BBI to NewCo within fifteen (15) days of the execution of this Agreement, to the best of its knowledge, BBI hereby represents and warrants to NewCo as follows:

a. Organization; Standing; Power. BBI and Beckley (i) are duly organized and incorporated, validly existing and in good standing (as a unitary savings and loan holding company and a federal savings bank, respectively) under the laws of the State of Delaware and federal law, respectively; (ii) have all requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted; (iii) are duly qualified to do business in West Virginia and in each other jurisdiction in which the character of the properties owned, leased or operated by them therein or in which the transaction of their business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Beckley or BBI; and (iv) are not transacting business or operating any properties owned or leased by them in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Beckley or BBI.

b. Capital Stock. BBI's authorized capital stock consists of One Million Two Hundred Fifty Thousand (1,250,000) shares of common stock and Two Hundred Fifty Thousand (250,000) shares of preferred stock, of which Six Hundred One Thousand Four Hundred Sixty Five (601,465) shares of common stock ("BBI Stock") are issued and outstanding and constitute BBI's only outstanding securities. BBI has Fifty Nine Thousand Three Hundred Eighty Nine (59,389) shares of common stock subject to option agreements and Four Thousand Two Hundred Eighty Four (4,284) shares of common stock held under the MSBP of which Four Thousand Two Hundred Eighty Four (4,284) shares have been allocated to participants under the MSBP.

                  Each outstanding share of BBI Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, (ii) has not been issued in violation of the preemptive rights of any shareholder, and (iii) is subject to the registration and reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The BBI Stock trades on the over-the-counter market (OTC Bulletin Board) under the symbol "BCKB."

     Beckley's authorized  capital stock consists of (i) One Million Two Hundred
          Fifty Thousand (1,250,000) shares of common stock, One Cent ($.01) par value, of which One Hundred Thousand (100,000) shares ("Beckley
          Stock") are outstanding and issued to BBI and which constitute Beckley's only outstanding securities and (ii) Two Hundred Fifty Thousand (250,000) shares of preferred stock ($0.01 par value ), none of which are issued and outstanding. Each outstanding share of Beckley Stock has been duly authorized and is validly issued and outstanding and is fully paid and nonassessable.

c. Subsidiaries. Beckley is BBI's only subsidiary. Beckley has one subsidiary, THC. Except as set forth in the BBI Disclosure Statement, neither Beckley, THC nor BBI own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, nor is any commitment, agreement or understanding to acquire any such stock or equity interest binding or enforceable upon Beckley, BBI or THC.

d. Convertible Securities, Options, Etc. Except as shown on the BBI Disclosure Statement, Beckley, BBI and THC do not have any outstanding
          (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Beckley Stock, or BBI Stock or THC Stock or into any other securities of Beckley, BBI, or THC (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Beckley Stock, or BBI Stock or THC Stock or any other securities of Beckley, BBI, or THC or (iii) plan, agreement or other arrangement pursuant to which shares of Beckley Stock , or THC or BBI Stock or any other securities of Beckley, BBI or THC or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or will be issued.

e. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by BBI's Board of Directors and executed and delivered on BBI's behalf. Subject only to approval of this Agreement by the shareholders of BBI in the manner required by law and required regulatory approval, (i) BBI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to authorize BBI to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of BBI enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

f.        Validity of Transactions and Absence of Required  Consents or Waivers.
          Neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by BBI with any of its obligations or agreements contained herein, will:
          (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Certificate of Incorporation, Charter or Bylaws of Beckley or BBI, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Beckley or BBI is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of the properties or assets of Beckley or BBI; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Beckley or BBI; or (v) interfere with or otherwise adversely affect the ability of either Beckley or BBI to carry on its business as presently conducted.

                  No consents, approvals or waivers are required to be obtained from any person or entity in connection with BBI's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of BBI's and Beckley's shareholders and of governmental or regulatory authorities.

g. Regulatory Reports. Beckley and BBI have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that are required to be filed with (i) the Federal Deposit Insurance Corporation (the "FDIC") including the Savings Association Insurance Fund ("SAIF"), (ii) the Securities and Exchange Commission (the "SEC"), (iii) the Office of Thrift Supervision (the "OTS") and/or (iv) any other governmental or regulatory authorities having jurisdiction over Beckley or BBI. All such reports, registrations and statements filed by Beckley and BBI with the FDIC, the OTS, the SEC or other such regulatory authority are collectively referred to hereinafter as the "Regulatory Reports". As of their respective dates, the Regulatory Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and were accurate in all material respects. Neither Beckley nor BBI has been notified that any such Regulatory Reports were deficient in any material respect as to form or content. Following the date of this Agreement, Beckley and BBI shall deliver to NewCo, simultaneous with the filing thereof, a copy of each report, registration, statement, or other regulatory filing made by Beckley or BBI with the FDIC, the OTS, the SEC, or any other regulatory authority unless such delivery is contrary to law or regulation.

h. Financial Statements. BBI has delivered to NewCo a copy of its consolidated balance sheets as of December 31, 1995 and December 31, 1996, and its consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, together with notes thereto and the audit reports (collectively, the "BBI Financial Statements"), and (ii) its consolidated balance sheet as of March 31, 1997 and its statement of operations for the three (3) months ended March 31, 1997 (the "BBI Interim Financial Statements"); and, following the date of this Agreement, BBI promptly will deliver to NewCo all other annual or interim financial statements prepared by or for Beckley or BBI. The BBI Financial Statements and the BBI Interim Financial Statements (including any related notes and schedules thereto) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and with Regulation S-X of the 1934 Securities Exchange Act and present fairly BBI's financial position, results of operations and cash flows as of the dates indicated and for the periods specified therein. The BBI Financial Statements through December 31, 1996 have been audited by Mason and Bashaw, CPA's, A.C., BBI's independent certified public accountants.

i. Tax Returns and Other Tax Matters. (i) Through December 31, 1996, Beckley, BBI and THC have timely filed or caused to be filed all federal, state and local tax returns and reports which are required by law to have been filed, and, to the best knowledge and belief of management of BBI, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, business and occupation, franchise, sales, use, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Beckley, BBI or THC or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the BBI Financial Statements; (iii) except as set forth in BBI's Disclosure Statement, the tax returns and reports of Beckley, BBI and THC have not been subject to audit by the Internal Revenue Service (the "IRS") or the Department of Tax and Revenue of the State of West Virginia or any other state in the last ten (10) years, and neither Beckley, BBI nor THC has received any indication of the pendency of any audit or examination in connection with any tax return or report and have no knowledge that any such return or report is subject to adjustment; and
          (iv) neither Beckley, BBI nor THC has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.

j. Absence of Material Adverse Changes. Since March 31, 1997, Beckley, BBI and THC have conducted their business only in the ordinary course, and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting the financial condition of Beckley, BBI or THC or in their results of operations, prospects, business, assets, loan portfolio, investments, properties or operations except as may be set forth in the BBI Disclosure Statement.

k. Absence of Undisclosed Liabilities. Beckley, BBI and THC do not have any liabilities or obligations, whether matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the BBI Disclosure Statement, BBI Financial Statements or the BBI Interim Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of their business since April 30, 1997 which are not in the aggregate, material to Beckley, BBI and THC.

l. Compliance with Existing Obligations. Beckley, BBI and THC have performed in all material respects all obligations required to be performed by them under, and they are not in default in any respect under, or in violation in any respect of, the terms and conditions of their respective Certificate of Incorporation, Charter or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which Beckley, BBI or THC is bound or by which the business, capital stock or any property or asset of Beckley, BBI or THC may be affected.

m. Litigation and Compliance with Law. (i) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Beckley and BBI, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Beckley and BBI threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Beckley, BBI or THC or any of their properties, assets or employees which, if determined adversely, could result in liability on the part of Beckley, BBI or THC for, or subject Beckley, BBI or THC to, monetary damages, fines or penalties or an injunction, or which could have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Beckley, BBI or THC or on the ability of BBI to consummate the Merger or Beckley to consummate the Bank Merger.

                  (ii) Beckley, BBI and THC have all licenses, permits, orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease and operate their properties; all such Permits are in full force and effect; no violations are or have been recorded or noted by an supervisory agency or body in respect of any such Permits; and no proceeding is pending or, to the best knowledge of management of Beckley or BBI, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

                  (iii)  Neither  Beckley,   BBI  nor  THC  is  subject  to  any
         supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC or the OTS) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance, or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Beckley, BBI or THC which in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of Beckley, BBI or THC; and, neither Beckley, BBI nor THC has been advised nor has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

                   (iv) Neither Beckley, BBI nor THC is in violation or default in any material respect under, and each has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by Beckley) and to the best of the knowledge and belief of the directors of Beckley and BBI, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

n. Real Properties. The BBI Disclosure Statement and/or the BBI Financial Statements lists all real property owned by Beckley, BBI and THC including improvements thereon (including Beckley's banking facilities and all other real estate or foreclosed properties including improvements thereon owned by Beckley) ("Real Property") and all leases pertaining to any such Real Property to which Beckley, BBI or THC is a party ("Real Property Leases"). With respect to all Real Property, Beckley, BBI or THC has good and marketable title to such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and
          (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by Beckley, BBI or THC(as lessor or lessee) or its respective lessor or lessee which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) the execution and delivery of this Agreement does not constitute an event of default thereunder.

                  To the best of the knowledge and belief of management of Beckley and BBI, the Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property may be used under applicable zoning ordinances for commercial purposes or its historical purpose as a matter of right rather than as a conditional or nonconforming use.

                  Except as disclosed in the BBI Disclosure Statement, all improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which interferes (or will interfere after the Merger) with the use or affects the economic value thereof.

o. Loans, Accounts, Notes and Other Receivables. (i) All loans, accounts, notes and other receivables reflected as assets on Beckley's books and records (A) have resulted from bona fide business transactions in the ordinary course of Beckley's operations, (B) generally were made in all material respects in accordance with Beckley's standard loan policies and procedures, and (C) are owned by Beckley free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                  (ii) All records of Beckley regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which Beckley's loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral"), such loan is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in Beckley's records of such loan.

                  (iii) To the best knowledge of Beckley and BBI, each loan reflected as an asset on Beckley's books, and each guaranty therefore, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

                  (iv) Beckley  previously  has furnished to NewCo (A) a written listing of each loan, extension of credit or other asset of Beckley which, as of March 31, 1997, is classified by the OTS, or by Beckley as "Loss," "Doubtful," "Substandard," or "Special Mention" (or otherwise by words of similar import), or which Beckley has designated as a special  asset or for special  handling  or placed on any "watch  list"
         because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (B) a written listing of each loan or extension of credit of Beckley which, as of March 31, 1997, was past due as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit in a timely manner. Each such listing is accurate and complete as of the date indicated.

                  (v) Beckley's reserve for possible losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements of the FDIC and rules and policies of the OTS and, in the best judgment of management of Beckley and BBI, is reasonable in view of the size and character of Beckley's loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Beckley's loan portfolio and other real estate owned. At March 31, 1997, Beckley's Loan Loss Reserve was Three Hundred and Five Thousand Dollars ($305,000.00). Since that date, such reserve has not been adjusted below the greater of $305,000.00 or 1.47% of outstanding loans.

p. Securities Portfolio and Investments. Other than as disclosed in the BBI Disclosure Statement, all securities owned by Beckley, BBI or THC (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Beckley, BBI or THC to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Beckley, BBI or THC is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Beckley has "purchased" securities under agreement to resell, Beckley has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Beckley which is secured by such collateral.

                  Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since March 31, 1997, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Beckley's or BBI's securities portfolio as a whole nor has any portion of such portfolio been handled as a trading as opposed to an investment account.

q. Personal Property and Other Assets. All assets of Beckley, BBI or THC other than those other assets referred to in Paragraphs 2.1.o. and 2.1.p. (but including all banking equipment, data processing equipment, vehicles, and all other personal property located in or used in the operation of each office of Beckley or otherwise used by Beckley, BBI or THC in the operation of its business) are owned by Beckley, BBI or THC free and clear of all liens, encumbrances, leases, title defects, or exceptions to title. Except as set forth in the BBI Disclosure Statement, all of Beckley's, BBI's and THC's personal property material to its respective business is in good operating condition and repair, ordinary wear and tear excepted.

r. Patents and Trademarks. Beckley, BBI and THC each own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets, and proprietary and other confidential information necessary to conduct their business as now conducted; and, neither Beckley, BBI nor THC has violated, or currently is in conflict with, any patent, license, trademark, trade name, copyright, or proprietary right of any other person or entity.

s. Environmental Matters. (i) Beckley has delivered to NewCo copies of all written reports, correspondence, notices, or other materials, if any, in its possession pertaining to environmental surveys or assessments of the Real Property or any of Beckley's Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property, any Loan Collateral or otherwise involving Beckley, BBI or THC.

                  (ii) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up, or remediation of any Hazardous Substances (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best of the knowledge and belief of management of Beckley and BBI, the Loan
         Collateral,   which constitutes a violation of any Environmental Laws.

                  (iii) Neither Beckley, BBI nor THC is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs, or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up, or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best of the knowledge and belief of management of Beckley and BBI, any Loan Collateral by Beckley or any other person or entity.

                  (iv) No facts, events or conditions relating to the Real Property or, to the best knowledge of management of Beckley and BBI, any Loan Collateral, or the operations of Beckley at any of its office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial, or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental Laws.

         (v) For purposes of this Agreement, "Environmental Laws" shall include:

          (A) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

          (B)  all contractual agreements, and

          (C) all common law, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including withoutlimitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

                  For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBS; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions (or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

t. Absence of Brokerage or Finders Commissions. Other than Baxter Fentriss & Co., no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of Beckley, BBI, or THC or any of their Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein, and neither BBI, Beckley nor THC has agreed to pay any brokerage fee or other commission to any person or entity in connection with the transactions described herein.

u. Employment Agreements and Matters. Other than the January 1, 1997 employment agreement with Duane K. Sellards ("Sellards Contract"), neither Beckley, BBI nor THC is a party to or bound by any oral or written employment agreement, express or implied, with any of its directors, officers or employees, or to any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. Each of Beckley, BBI and THC (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all compensation for labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or when Beckley, BBI or THC has a policy or practice of making such payments, and (ii) is in compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters. There is no pending, or to its knowledge, threatened dispute or strike involving Beckley, BBI or THC and any of their respective employees, or any pending or to its knowledge or threatened proceeding in which it is asserted that Beckley, BBI or THC has committed an unfair labor practice; and, neither Beckley nor BBI nor THC is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

v. Material Contracts. Except for those documents described in the BBI Disclosure Statement neither Beckley nor BBI nor THC is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of Fifty Thousand Dollars ($50,000),
         (ii) which is not to be performed in full prior to September  30, 1997,
         (iii) which calls for the provision of goods or services to Beckley, BBI or THC and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to Beckley, BBI or THC and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits Beckley to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of Beckley's business), (vii) which involves the purchase or sale of any assets of Beckley, BBI, or THC, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Beckley, BBI, or THC, or (viii) with any director, officer or principal shareholder of Beckley, BBI or THC including without limitation any employment or consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of Beckley's business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons.

                  Neither Beckley nor BBI nor THC is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment, or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations of Beckley, BBI or THC.

w. Employee Benefit Plans. (i) The BBI Disclosure Statement contains a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts or arrangements maintained or contributed to by Beckley, BBI or THC for the benefit of any employees, former employees, directors, former directors, or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, will be promptly supplied to NewCo Except as provided in the BBI Disclosure Statement, neither Beckley, BBI nor THC maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA, any "Multiple Employer Welfare Arrangement" within the meaning of Section 3(40) of ERISA or would be subject to any withdrawal liability under any Multi- employer Plan. Except as set forth in the BBI Disclosure Statement, each Plan which is an "employee pension benefit plan" within the meaning of
         Section  3(2) of ERISA  and which is  intended  to be  qualified  under
         Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a determination letter from the IRS and neither Beckley, BBI nor THC is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Beckley or BBI) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                  (ii) All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Beckley, BBI or THC to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or threatened litigation relating to any Plan or any such Plan previously maintained by Beckley, BBI or THC. Neither Beckley nor BBI nor THC has engaged in a transaction with respect to any Plan that could subject Beckley, BBI or THC to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA and none of them has any welfare or benefit plan which promises or provides for post-retirement or post-employment benefits or payments.

                  (iii) Beckley will promptly deliver to NewCo a true, correct and complete copy (including copies of all amendments thereto) of any Retirement Plan of Beckley, BBI or THC (the "Retirement Plans"), together with true, correct and complete copies of the summary plan description relating to the Retirement Plans, the most recent determination letter received from the IRS regarding the Retirement Plans, and the most recent Annual Report (Form 5500 series) and related schedules, if any, for the Retirement Plans.

                  Except as disclosed in the BBI Disclosure Statement, the Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trust under each Retirement Plan is an exempt trust under Section 501(a) of the Code, and a favorable determination letter with respect to each Retirement Plan has been obtained. There are no issues relating to said qualification or exemption of any Retirement Plan currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plan) all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plan have not violated) any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service, or other authority have been properly and timely filed. There are no issues or disputes with respect to the Retirement Plans or the administration thereof currently existing between Beckley, BBI, or THC or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Beckley, BBI or THC or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans.

                  (iv) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Beckley, BBI or THC with respect to any Retirement Plan or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Beckley, BBI or THC. Neither Beckley nor BBI nor THC presently contributes to a "Multi-employer Plan" or has contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" (as defined in Section 3(2) of ERISA) maintained by Beckley, BBI or THC) have been timely made. Except as disclosed in the BBI Disclosure Statement, no Retirement Plan or any other "pension plan" maintained by Beckley, BBI or THC has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Beckley nor BBI nor THC has provided, or is required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by Beckley, BBI or THC as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

                  (v) There are no restrictions on the rights of Beckley, BBI or THC to amend or terminate any Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided herein) (A) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee, or consultant, (B) increase any benefits otherwise payable under any plan or agreement, or
         (C) result in any acceleration of the time of payment or vesting of any such benefit except that the Sellards' Contract, the MSBP and BBI option plan will accelerate.

x. Insurance. Beckley, BBI and THC have in effect a "banker's blanket bond" and other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions, and other property and liability insurance as listed in the BBI Disclosure Statement (the "Policies") . The Policies provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in the businesses of Beckley, BBI or THC or as is required by applicable law or regulation; and, in the reasonable opinion of management of Beckley and BBI, the insurance coverage provided under the Policies is considered reasonable and adequate in all respects for Beckley, BBI and THC. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility; and, Beckley, BBI and THC have taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither Beckley nor BBI nor THC is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy (and neither Beckley nor BBI nor THC is aware of any facts which would form the basis of any such claim), and neither Beckley nor BBI nor THC has knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.

y. Insurance of Deposit. All deposits of Beckley are insured by SAIF of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Beckley to the FDIC have been paid in full in a timely fashion, and, to the best of the knowledge and belief of Beckley's executive officers, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

z. Options Granted; Awards. The BBI Disclosure Statement (i) lists the number of outstanding options held by and the name of the holder for each person to whom a stock option has been granted and currently is outstanding under any stock option for Beckley, BBI or THC and (ii) lists the number of shares and the name of each Award Holder for all shares involving the MSBP.

aa. Obstacles to Regulatory Approval or Tax Treatment. To the best of the knowledge and belief of BBI, there exists no fact or condition
         (including Beckley's record of compliance with the Community Reinvestment Act) relating to Beckley, BBI or THC that may reasonably be expected to (i) prevent or materially impede or delay Beckley, BBI or THC from obtaining the regulatory approvals required in order to consummate transactions described herein, and, if any such fact or condition becomes known to Beckley or BBI, BBI shall promptly (and in any event within three (3) days after obtaining such knowledge) communicate such fact or condition to NewCo.

bb. Disclosure. To the best of the knowledge and belief of BBI, all written statements, certificates, schedules, lists, or other written information furnished by or on behalf of Beckley, BBI or THC at any time to NewCo in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, will be accurate in all material respects.

2.2. Representations and Warranties of NewCo. NewCo hereby represents and warrants to BBI as follows:

a. Organization; Standing; Power. NewCo (i) is duly organized and incorporated, validly existing and in good standing under the laws of West Virginia, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary except where failure so to qualify would not have a material adverse effect on NewCo and its affiliates considered as one enterprise, and (iv) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on NewCo and its affiliates considered as one enterprise.

b. Capital Stock. NewCo's authorized capital stock consists of Five Thousand (5,000) shares of common Stock ("NewCo Stock"). As of the date of this Agreement, an aggregate of Five Thousand (5,000) shares of NewCo Stock had been issued and were outstanding, all of which are owned by Horizon. NewCo's outstanding capital stock has been duly authorized and validly issued, and is fully paid and nonassessable.

c. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by NewCo's Board of Directors and executed and delivered on NewCo's behalf. Subject only to approval and ratification of this Agreement by Horizon as the sole shareholder of NewCo in the manner required by law and required regulatory approvals, (i) NewCo has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize NewCo to enter into this Agreement and to perform its respective obligations and agreements and carry out the transactions described herein have been duly and properly taken, and
         (iii) this Agreement constitutes the valid and binding agreement of NewCo enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

d. Validity of Transactions; Absence of Required Consents or Waivers. Except where the same would not have a material adverse effect on NewCo and its affiliates considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by NewCo with any of its obligations or agreements contained herein, will:

                  (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, NewCo's Certificate of Incorporation, Charter or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which NewCo is bound or by which it, its business, capital stock or any of its properties or assets may be affected;

                  (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of NewCo's properties or assets;

                  (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction, or decree of any court, administrative or regulatory agency or governmental body;

                  (iv) result in the acceleration of any obligation or indebtedness of NewCo; or,

                  (v) interfere with or otherwise adversely affect NewCo's ability to carry on its business as presently conducted.

                  No consents, approvals or waivers are required to be obtained from any person or entity in connection with NewCo's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of NewCo's shareholder and of governmental or regulatory authorities.

e. Obstacles to Regulatory Approval or Tax Treatment. To the best of the knowledge and belief of the executive officers of NewCo, no fact or condition (including the record of compliance with the Community
         Reinvestment Act by Raleigh) relating to NewCo exists that may reasonably be expected to (i) prevent or materially impede or delay NewCo from obtaining the regulatory approvals required in order to consummate transactions described herein, and, if any such fact or condition becomes known to the executive officers of NewCo, NewCo promptly (and in any event within three (3) days after obtaining such knowledge) shall communicate such fact or condition to BBI.

f. Disclosure. To the best of the knowledge and belief of NewCo, all written statements, certificates, schedules, lists or written information furnished by or on behalf of NewCo at any time to BBI in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, will be accurate and complete in all material respects. Each document delivered or to be delivered by NewCo to BBI is or will be a true and complete copy of such document, unmodified except by another document delivered by NewCo.

g.       Financial   Capability.   NewCo  has  sufficient   financial  resources
         available to it to consummate the transactions contemplated herein and to make the required Cash Payment.

h. Other Transactions. NewCo may have negotiations for the acquisition of other banking institutions. Nothing contained herein shall in any manner limit the ability of NewCo or any of its affiliates including Horizon to acquire additional banking institutions or other corporations, either before or after the Effective Date, for such consideration (cash, notes, common or preferred stock) and upon such terms and conditions as deemed appropriate by NewCo or Horizon or other affiliates as the case may be. Notwithstanding the foregoing, NewCo will not, and will use its best efforts to cause its affiliates to not, make or agree to make any acquisition or take any action that materially adversely affect its ability to consummate the transaction contemplated hereby in a reasonably timely manner.


                          ARTICLE III. COVENANTS OF BBI


3.1. Affirmative Covenants of BBI. BBI hereby covenants and agrees as follows with NewCo.:

a. BBI Option Holders. BBI will use its best efforts to cause each Option Holder listed in the BBI Disclosure Statement (as well as each additional person who shall become a BBI Option Holder after the date of this Agreement) to execute and deliver to NewCo prior to the

         Closing the Cancellation Letter relating to cancellation of such option rights in return for the Cash Payment all in form and content reasonably satisfactory to NewCo.

b. Conduct of Business Prior to Effective Time. While the parties recognize that the operation of Beckley, BBI and THC until the Effective Time is the responsibility of Beckley, BBI , THC and their Board of Directors and officers, BBI agrees that, between the date of this Agreement and the Effective Time, Beckley, BBI and THC respectively will carry on its business, in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its reasonable ability to do so, BBI agrees that it and, where applicable, Beckley and THC will:

                  (i) preserve intact their present business organization, keep available their present officers, and preserve their relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

                  (ii) maintain all of their properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

                  (iii) maintain their books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                  (iv) comply with all laws, rules and regulations applicable t them, their properties, assets or employees and to the conduct of their business;

                  (v) continue to maintain in force insurance; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage;

                  (vi) promptly provide to NewCo such information about Beckley, BBI and THC and their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, as NewCo reasonably shall request.

c. Periodic Information Regarding Loans. All new extensions of credit by Beckley in excess of $100,000 and any further extensions of credit to existing borrowers that have not made timely payments in the past will be submitted to NewCo on a before-the-fact basis for NewCo's review but not approval within three (3) business days prior to Beckley's issuance of a commitment on such loan.

                  Additionally, Beckley agrees to make available and provide to NewCo the following information with respect to its loans and other extensions of credit (such assets herein referred to as "Loans") as of March 31, 1997, and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of its business and to be furnished within fifteen (15) days of the end of each month ending after the date hereof:

                  (i) a list of Loans past due for sixty (60) days or more as to principal or interest;

                  (ii) the amount of the Loan Loss Reserve (to be furnished within fifteen (15) days of the end of each calendar quarter after the date hereof unless prepared on a more frequent basis), which shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

                  (iii)    a list of Loans in nonaccrual status;

                  (iv) a list of all Loans over Fifty Thousand Dollars ($50,000.00) without principal reduction for a period of longer than one year;

                  (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

                  (vi) a list of reworked or restructured Loans over Fifty Thousand Dollars ($50,000.00) and still outstanding, including original terms, restructured terms and status;

                  (vii) a list of all impaired loans as so classified under GAAP; and

                  (viii) a list of any litigation by or against Beckley pertaining to any Loans or credits, which list shall contain a description of circumstances surrounding such litigation, its present status and management's evaluation of such litigation.

d. Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, BBI promptly will notify NewCo in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event of which it has actual knowledge, which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event of which it has actual knowledge which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Beckley, BBI or THC herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Beckley's or BBI's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 6.1. or
         6.3. below.

e. Consents to Assignment of Leases. Beckley, BBI and THC will use its best efforts to obtain all required consents of its lessors to the assignment to NewCo or Raleigh of their rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by NewCo.

f. Further Action; Instruments of Transfer, etc. Beckley and BBI each covenants and agrees with NewCo that it (i) will use its best efforts in good faith to take or cause to be taken all action required of Beckley, BBI or THC hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to NewCo all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of BBI in consummating such transactions, and, (iii) will cooperate with NewCo in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

g. Bank Merger. NewCo and BBI each agrees to promptly proceed to prepare or cause to be prepared all documents and submit or cause to be submitted all necessary requests for approvals required to effect the Bank Merger. Each party agrees to keep the other reasonably advised of its actions in this regard and to furnish each other with copies of all notices, agreements, filings and matters pertaining thereto.

h. Sellards' Contract. As of the close of business on the Effective Time, BBI and Beckley shall terminate the employment of Duane K. Sellards and shall accrue and immediately pay such individual in the form of a lump sum payment or installments at his election the amounts due such individual under Section 12(a) of the Sellards' Contract provided Sellards must give written notice of his election to receive a lump sum or to receive periodic payments to both BBI and NewCo at least thirty
         (30) days prior to commencement of any payments to him.

i. Benefit Plans. On or prior to the Effective Time, or as soon as administratively feasible thereafter, Beckley and BBI shall take such actions as they deem necessary and appropriate with respect to the termination and distribution of benefits payable under the BBI Employee Stock Ownership Plan and Trust ("ESOP") in accordance with its terms, Beckley's defined benefit plan, the Stock Option Plan, the MSBP and the termination of the employment of Duane K. Sellards, President, and the payment of sums due and payable in accordance with the Sellards' Contract. As of the Effective Time, NewCo shall deliver in immediately available funds to the ESOP Trust the Cash Payment per share multiplied by the number of shares of BBI Stock held by the ESOP. The ESOP shall thereafter immediately make distribution of benefits. The plan administrative committees and plan trustee committees (collectively, the "Responsible Parties") in place with respect to such plans, trusts and agreements as of the date of the Merger shall remain in place as of the Effective Time and thereafter for as long as is deemed necessary to finalize all actions associated with such plan termination and benefits distribution. Further, the Responsible Parties shall be indemnified for all actions taken after the Effective Time that are necessary and appropriate for the completion of their responsibilities in the same manner as if such actions were taken prior to the Effective Time, provided, however, that said persons must consult with and follow the reasonable directives of NewCo after the Effective Time. NewCo agrees that such directives will not cause material delay in the distribution of benefits.

3.2. Negative Covenants of BBI. BBI hereby covenants and agrees that, between the date hereof and the Effective Time, BBI or, if applicable, Beckley, or THC, will not do any of the following things or take any of the following actions without the prior written consent and authorization of NewCo which consent and authorization shall not be unreasonably withheld:

a. Amendments to Certificate of Incorporation, etc. Amend its Certificate of Incorporation, Charter or Bylaws.

b. Change in Capital Stock. (i) Make any change in its authorized capital Stock, or create any other or additional authorized capital Stock or other securities, or (ii) issue, sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital Stock or other securities (including securities convertible into capital Stock), or enter into any agreement or understanding with respect to any such action except pursuant to Stock benefit plans currently in effect and legally binding commitments currently in effect.

c. Options, Warrants and Rights. Grant or issue any new or additional options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital Stock or any other securities (including securities convertible into capital Stock) or enter into any agreement or understanding with respect to any such action or to award any further Stock rights under the MSBP.

d. Dividends. Declare or pay any dividends on outstanding shares of capital Stock or make any other distributions on or in respect of any shares of its capital Stock or otherwise to its shareholders.

e. Employment, Benefit or Retirement Agreements or Plans. Except as contemplated by this Agreement or as required by law (i) enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Beckley, BBI or THC without cost or other liability on no more than thirty (30) days' notice; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute," Stock option, Stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other), or similar contract, agreement, commitment, understanding, plan, or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees, or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

f. Increase in Compensation. Increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants, other than standard, customary adjustments and merit increases consistent with past practices.

g. Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied except as required by GAAP or governmental regulations or authorities.

h. Acquisitions; Additional Branch Offices. Directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

i. Changes in Business Practices. Except as may be required by the FDIC, the OTS, or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Paragraphs 3.1.b. above). Beckley and BBI may purchase tail coverage under its director and officers liability policy to provide coverage to its directors and officers after the Effective Time in such amount and duration as shall be reasonably available and at such cost not to exceed Forty Thousand Dollars ($40,000.00). If NewCo can obtain the same coverage at less cost then BBI agrees to purchase the coverage arranged by NewCo.

j.       Exclusive Merger Agreement. Directly or indirectly,  through any person
         (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than NewCo) relating to a merger or other acquisition of BBI or the purchase or acquisition of any BBI Stock, BBI Stock or any THC Stock, any branch office of Beckley or all or any significant part of THC's, Beckley's or BBI's assets; or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Beckley, BBI or THC or their respective business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer any branch office of Beckley or all or any significant part of Beckley's, BBI's, or THC's assets to any other person or entity; or (iv) subject to its fiduciary duty to its shareholders enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

k. Acquisition or Disposition of Assets. (i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than Fifty Thousand Dollars ($50,000) for any individual item or asset, or more than Fifty Thousand Dollars ($50,000) in the aggregate for all such items or assets;

                  (ii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of Fifty Thousand Dollars ($50,000) for any individual item or asset, or more than One Hundred
         Thousand Dollars ($100,000) in the aggregate for all such items or assets;

                  (iii) Sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable other than in the ordinary course of business or as required by the OTS or the FDIC; or

                  (iv) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Beckley, BBI or THC or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark, or intellectual property right.

                  Notwithstanding the foregoing, Beckley may foreclose, bid in or otherwise dispose of Loan Collateral (real or personal) according to its usual and customary practice.

l. Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

m. Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances specifically described in the BBI Disclosure Statement) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing of public funds, deposits, repurchase agreements or other similar operating matters).

n. Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

o. Retirement Contributions. Notwithstanding anything in this Agreement to the contrary, Beckley or BBI will make a cash contributions to the ESOP on or before the Effective Date in an amount not to exceed the outstanding principal balance on the ESOP promissory note by and between the ESOP Trust and BBI; provided that such Beckley or BBI contributions shall be limited to the extent that it will not exceed the limits of tax deductibility under the Code for any ESOP plan years ending on or before the Effective Time. Such contributions shall not be considered in determining whether there has been a material adverse change to the business operations or financial statements of Beckley or BBI.


                         ARTICLE IV. COVENANTS OF NEWCO

4.1.     Covenants of Raleigh. NewCo hereby covenants and agrees as follows with
         BBI:

a. Employment Agreement. (i) The existing employment agreement with the President of Beckley (a true copy of which has been furnished to NewCo) shall be terminated at the Effective Time with payments as called for therein to be made (if not previously paid by BBI or Beckley) by NewCo or BBI. (ii) NewCo will use its best efforts to retain all Beckley employees (other than Sellards) after the Merger. Any individual (other than Duane Sellards) employed by Beckley at the Effective Time shall be entitled to severance compensation equal to three (3) months salary if not retained by NewCo or Raleigh. For purposes hereof, "retained" shall mean the offer of continuation of employment under substantially the same terms with the same or similar duties at a location in Raleigh County, West Virginia for a period of at least one (1) year subject to termination for cause. "Cause" shall mean dishonesty, unexcused absence from work or gross insubordination. NewCo or Raleigh will give any employee at least thirty (30) days notice that he or she will not be retained after the Merger.

b. Employee Benefits. NewCo agrees that after the Merger, all employees of Beckley and dependents covered under the Beckley health plans or welfare plans as the case may be that are retained by NewCo or Raleigh shall (i) be covered under the Raleigh health plan with no uninsured waiting periods or exclusion for pre-existing conditions, (ii) receive credit for prior service at Beckley under the Raleigh vacation plan and receive credit (up to a maximum of ninety (90) days) for unused sick days under the Raleigh sick leave plan, (iii) immediately become participants in the Raleigh pension and 401(k) plan, and (iv) immediately be entitled to vested benefits under the Raleigh 401(k) plan. The normal vesting schedule will apply for the Raleigh pension plan with no credit for past service as a Beckley employee. In addition, all retained employees shall be eligible to otherwise receive benefits available to other Raleigh employees similarly situated.


                          ARTICLE V. MUTUAL AGREEMENTS

5.1.     Shareholders Meeting; Proxy Statement.

a. Meeting of Shareholders. BBI shall cause a special meeting of its shareholders (the "Shareholders Meetings") to be held as soon as reasonably possible for the purpose of BBI's shareholders voting on the approval of the Merger. BBI shall act upon approval of the Bank Merger by no later than June 30, 1997. In connection with the call and conduct of and all other matters relating to the Shareholders Meeting
         (including the solicitation of proxies), BBI shall fully comply with all provisions of applicable law and regulations and with BBI's respective governing instruments.

b. Preparation and Distribution of Proxy Statement. BBI shall prepare a "Proxy Statement" for distribution to BBI's shareholders as BBI's proxy statement relating to BBI's solicitation of proxies for use at its shareholders meeting. The Proxy Statement shall be in such form and shall contain or be accompanied by such information as is required by applicable law and regulations. BBI shall use its best efforts to file such statement with the SEC by July 1, 1997.

c. Recommendation of BBI's Board of Directors and Voting of Shares. Unless due to a material change in circumstances or for any other reason BBI's Board of Directors reasonably believes that such a recommendation would violate the directors' fiduciary duties or obligations as such to BBI or to its shareholders, BBI's Board of Directors shall recommend to BBI's shareholders that they vote their shares of BBI Stock at the Shareholders Meeting to ratify and approve this Agreement and the Merger, and the Proxy Statement mailed to BBI's shareholders will so indicate and state that BBI's Board of Directors considers the Merger to be advisable and in the best interests of BBI and its shareholders. Each director of BBI has agreed and represented to BBI for the benefit of NewCo that he or she intends to vote all shares of BBI Stock owned by him or her in favor of the Agreement and the Merger.

d. Information for Proxy Statement. NewCo, Beckley and BBI each agrees to promptly respond and to use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by BBI and its counsel for information for inclusion in the Proxy Statement. NewCo, Beckley and BBI each hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement will, at the time of its mailing to shareholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.2. Regulatory Approvals. As soon as practicable after the date of this Agreement, NewCo, Raleigh, Beckley and BBI each shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the Merger and the Bank Merger (including applications to the FDIC, the West Virginia Board, the OTS and to any other applicable federal or state banking, or other regulatory authority). Each such party shall use their respective best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the mergers described herein. Each such party shall cooperate with each other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements, or other material that may be required by any other party to complete any such application; and, before the filing therefore, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees, or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

5.3. Access. Following the date of this Agreement and to and including the Effective Time, Beckley , BBI and THC shall provide NewCo and Raleigh and its employees, accountants, counsel, or other representatives, with access to all its books, records, files, and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel, and consultants as NewCo shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by NewCo ("Due Diligence") shall be performed in such a manner as will not interfere unreasonably with Beckley's or BBI's normal operations or with Beckley's relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing. NewCo shall provide Beckley and its representatives with such access to such records as may be necessary for an evaluation of the financial ability of NewCo to complete this acquisition and remit the Cash Payment.

5.4. Costs. Subject to the provisions of Paragraph 7.3. below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, NewCo and Beckley each shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, printing costs, travel expenses, and the cost of fairness opinions).

5.5. Announcements. BBI and NewCo each agrees that no person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to NewCo or BBI any such disclosure by NewCo or BBI is required by law or otherwise is prudent.

5.6. Confidentiality. NewCo, Beckley and BBI each agrees that it shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and, that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent
(i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 5.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law.

         In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party.

         The parties' obligations of confidentiality under this Paragraph 5.6. shall survive and remain in effect following any termination of this Agreement.

5.7. Tax-Free Reorganization. NewCo and Beckley each undertakes and agrees to use its best efforts to cause the Bank Merger to qualify as a tax-free "reorganization" within the meaning of Section 368 of the Code and that neither shall take or permit its representatives to take any action that would cause the Bank Merger to fail to so qualify as a tax-free reorganization. NewCo and BBI each undertakes and agrees to use their best efforts to cause the Merger to qualify as a purchase of stock within the meaning of Section 368(a) of the Code.

5.8. Transition Team. NewCo and Beckley shall create a transition team comprised of management of Beckley and staff and representatives of NewCo (the "Transition Team"). The purpose of the Transition Team shall be to provide detailed guidance to NewCo in fulfilling and consummating the Merger. The Transition Team shall meet as needed until the Effective Time. Members of the Transition Team shall receive no compensation for such service. After the Effective Time, the directors of Beckley shall serve as advisory, non-voting directors of Raleigh for a period of six (6) months. As advisory directors such persons shall attend meetings as requested, provide advice and information with regard to the previous operations of Beckley, actively support the operations of Raleigh and use their best efforts to cause the continuation of customer loan and deposit business with Raleigh. Advisory directors shall be paid Two Hundred Dollars ($200.00) per month.


                   ARTICLE VI. CONDITIONS PRECEDENT TO MERGER

6.1. Conditions to all Parties' Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

a.  Approval  by  Governmental   Regulatory   Authorities;   No  Disadvantageous
    Conditions.

                  (i) The Merger described herein shall have been approved, to the extent required by law, by the OTS, the FDIC, and the West Virginia Board, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions;

                  (ii) No governmental or regulatory agency or authority shall have withdrawn its approval of the Merger or imposed any condition on the Merger or conditioned its approval thereof, which condition is reasonably deemed by NewCo to be materially disadvantageous or burdensome  or  to so  materially  adversely  impact  the  economic  or business benefits of this Agreement to NewCo as to render it inadvisable for it to consummate the Merger;

                  (iii) All waiting periods required following necessary approvals of the Merger by regulatory agencies and by the United States Department of Justice shall have expired, and, in connection with such review, no objection to the Merger shall have been raised; and

                  (iv) All other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the Merger contemplated herein shall have been procured.

b. Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit BBI or NewCo from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against NewCo or BBI or any of their respective officers or directors which shall reasonably be considered by NewCo or BBI to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within ninety (90) days of the institution or threat thereof.

c. Approval by Shareholders. The shareholder of NewCo and the shareholders of BBI and Beckley shall each have duly approved, ratified and confirmed this Agreement and the transaction contemplated herein, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective governing instruments.

d. No Termination or Abandonment. This Agreement shall not have been terminated or abandoned by any party hereto.

e. Date to Complete. The Merger shall have been completed by January 10, 1998.

6.2. Additional Conditions to BBI's Obligations. Notwithstanding any other provision of this Agreement to the contrary, BBI's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

a. Compliance with Laws. NewCo shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, or operations of NewCo and its affiliates considered as one enterprise.

b. NewCo's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by BBI as provided below, each of the representations and warranties of NewCo contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except
         (i) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of NewCo and its affiliates considered as one enterprise, and (ii) as otherwise contemplated by this Agreement; and NewCo shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                  BBI shall have received a certificate dated as of the Closing Date and executed by NewCo to the foregoing effect and as to such other matters as may be reasonably requested by BBI.

c. Legal Opinion of Horizon Counsel. BBI shall have received from Robinson & McElwee LLP, counsel for NewCo, a written opinion dated as of the Closing Date and substantially in the form of Exhibit B attached hereto or otherwise in form and substance reasonably satisfactory to BBI.

d. Other Documents and Information from Raleigh. NewCo shall have provided to BBI correct and complete copies of its Certificate of Incorporation, Bylaws, and board resolutions (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by BBI or its counsel.

e. Certificate of Merger; Other Actions. A Certificate of Merger in the form described in Paragraph 1.7. above shall have been duly executed and delivered by NewCo as provided in that Paragraph.

f. Acceptance by BBI's Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to BBI's legal counsel.

g. Fairness Opinion. Beckley and BBI shall have received from its financial advisor, Baxter Fentriss and Co., a written opinion (the "Fairness Opinion"), dated as of a date prior to the mailing of the Proxy Statement to BBI's shareholders in connection with the BBI Shareholders Meeting, to the effect that the terms of the Merger are fair, from a financial point of view, to BBI and its shareholders.

h. Horizon Guarantee. Horizon shall have agreed in writing to guarantee the payment of all obligations or liabilities of NewCo by no later than June 30, 1997.

6.3. Additional Conditions to NewCo's Obligations. Notwithstanding any other provision of this Agreement to the contrary, NewCo's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

a. Material Adverse Change. There shall not have occurred any material adverse change in the consolidated financial condition, results of operations, businesses, assets, loan portfolio, investments, or properties of BBI, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

b. Compliance with Laws. BBI shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, business assets, loan portfolio, properties, or operations of BBI or Beckley.

c. BBI's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by NewCo as provided below, each of the representations and warranties of BBI contained in this Agreement as supplemented by the BBI Disclosure Statement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, businesses, assets, loan portfolio, investments, and properties of BBI, and (ii) as otherwise contemplated by this Agreement; and BBI shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                  NewCo shall have received a certificate dated as of the Closing Date and executed by BBI and its President and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by NewCo.

d. Cancellation Letters from Option Holders. NewCo shall have received the Cancellation Letters in form and content satisfactory to NewCo and signed by all persons listed in the BBI Disclosure Statement as Option Holders.

e. Legal Opinion of Beckley Counsel. NewCo shall have received from Malizia, Spidi, Sloane & Fisch, P.C., counsel to Beckley and BBI, a written opinion, dated as of the Closing Date and substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to NewCo.

f. Other Documents and Information from BBI. BBI shall have provided to NewCo correct and complete copies of BBI's Certificate of Incorporation, Bylaws and board and shareholder resolutions (all certified by BBI's Secretary), together with certificates of the incumbency of BBI's officers and such other closing documents and information as may be reasonably requested by NewCo or its counsel.

g. Consents to Assignment of Leases. Beckley and BBI shall each have obtained all required consents to the assignment to NewCo of its rights and obligations under any personal property lease material to the business of Beckley or BBI or any Real Property Lease, and such consents shall be in such form and substance as shall be satisfactory to NewCo.

h. Certificate of Merger; Other Actions. A Certificate of Merger in the form described in Paragraph 1.7. above shall have been duly executed and delivered by BBI as provided in that Paragraph.

i. Completion of Due Diligence. By no later than June 30, 1997, NewCo shall have completed its Due Diligence and shall be satisfied in its sole discretion with the results of that examination.

j. Acceptance by NewCo's Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to NewCo's legal counsel.

k.       Fairness  Opinion.   NewCo  shall  have  received  a  letter  from  its
         investment advisor prior to June 30, 1997 in form and substance satisfactory to NewCo that the transaction is fair from a financial standpoint to the shareholder of NewCo.

l. Bank Merger. The Bank Merger shall be capable of being consummated contemporaneously with Closing of the Merger without any material adverse condition or limitation which would prevent, hinder, or restrict NewCo from continuing the operations of Beckley and BBI after the Merger in the same manner as said operations had been conducted previously and BBI shall have approved the Bank Merger by June 30, 1997 in its capacity as sole shareholder of Beckley.

                   ARTICLE VII. TERMINATION; BREACH; REMEDIES

7.1. Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of BBI and/or approval by the shareholder of NewCo), this Agreement may be terminated by the mutual agreement of NewCo and BBI. Upon any such mutual termination, all obligations of BBI and NewCo hereunder shall terminate and each party shall pay its own costs and expenses as provided herein.

7.2. Unilateral Termination. This Agreement may be terminated by either NewCo or BBI (whether before or after approval hereof by BBI's shareholders and/or approval by the shareholder of NewCo) upon written notice to the other parties and under the circumstances described below.

a. Termination by New. Co. This Agreement may be terminated by NewCo by action of its Board of Directors or Executive Committee:

                  (i) if any of the conditions to the obligations of NewCo shall not have been materially satisfied or effectively waived in writing by NewCo (except to the extent that the failure of such condition to be satisfied has been caused by the failure of NewCo to satisfy any of its obligations, covenants or agreements contained herein);

                  (ii) if BBI shall have violated or failed to fully perform any of its obligations, covenants or agreements contained herein in any material respect;

                  (iii) if NewCo determines at any time that any of BBI's representations or warranties contained herein and in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                  (iv) if BBI's shareholders do not ratify and approve the Merger and/or do not ratify and approve this Agreement and the Merger to the extent required by law.

                  (v) if NewCo's shareholder does not ratify and approve this Agreement and the Merger by June 30, 1997.

         However, before NewCo may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this paragraph, it shall give written notice to BBI as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by NewCo shall not become effective if, within thirty (30) days following the giving of such notice, BBI shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of NewCo. In the event BBI cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of NewCo within such thirty (30) day period, NewCo shall have thirty (30) days to notify BBI of its intention to terminate this Agreement. A failure to so notify BBI will be deemed to be a waiver by NewCo of the breach, default or violation pursuant to Paragraph 9.2. below.

b.       Termination by BBI.  This Agreement may be terminated by BBI:

                  (i) if any of the conditions to the obligations of BBI shall not have been satisfied or effectively waived in writing by BBI (except to the extent that the failure of such condition to be satisfied has been caused by the failure of BBI to satisfy any of its obligations, covenants or agreements contained herein);

                  (ii) if NewCo shall have violated or failed to fully perform any of its obligations, covenants or agreements contained herein in any material respect;

                  (iii) if BBI determines at any time that any of NewCo's representations and warranties contained herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                  (iv) if BBI's shareholders do not ratify and approve the Merger and do not ratify and approve this Agreement and the Merger to the extent required by law; or

                  (v) if NewCo's shareholder does not ratify and approve this Agreement and the Merger; or

                  (vi) if BBI does not receive from its investment advisor the Fairness Opinion in a form reasonably satisfactory to BBI and its counsel; or

                  (vii)    if the Merger is not completed  by  January 10, 1998;
         or

                  (viii) If prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide proposal that Beckley and/or BBI has considered and that the Board of Directors of Beckley and/or BBI believes, in good faith after consultation with its financial advisors, is more favorable, from a financial point of view, to the shareholders of Beckley and/or BBI than the proposal set forth in this Agreement (a Superior Proposal"); provided, that NewCo does not make, within four (4) business days of NewCo's receiving notice of such third-party proposal, an offer that the Board of Directors of Beckley and/or BBI believes, in good faith after consultation with its financial advisor, is at least as favorable, from a financial point of view, to the shareholders of Beckley and/or BBI as such Superior Proposal.

         However, before BBI may terminate this Agreement for any of the reasons specified above in clause (i), (ii), (iii), or (v) of this paragraph, it shall give written notice to NewCo as provided herein stating its intent to terminate and a description of the specific breach, default, violation, or other condition giving rise to its right to so terminate, and, such termination by BBI shall not become effective if, within thirty (30) days following the giving of such notice, NewCo shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BBI. In the event NewCo cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BBI within such thirty (30) day period, BBI shall have thirty (30) days to notify NewCo of its intention to terminate this Agreement. A failure to so notify NewCo will be deemed to be a waiver by BBI of the breach, default or violation pursuant to Paragraph 9.2. below.

7.3. Breach; Remedies. Except as otherwise provided below, in the event of a material breach by BBI of any of its representations or warranties contained in this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Paragraphs 3.1 or 3.2, or Paragraphs 5.1. through 5.9. of this Agreement, then NewCo may, in addition to other remedies available to it under law or equity terminate this Agreement prior to the Effective Time.

         In the event of a breach by NewCo of any of its representations or warranties contained in this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then BBI may terminate this Agreement prior to the Effective Time. In the event of any such termination of this Agreement by BBI, then BBI may elect to either (i) receive reimbursement from NewCo for up to (but not more than) One Hundred Fifty Thousand Dollars ($150,000.00) in out-of-pocket expenses which actually have been incurred by BBI, or (ii) to pursue its remedies at law. If BBI elects to be reimbursed, it must notify NewCo of that election within thirty (30) days of termination.

7.4 Payment upon Termination - Subsequent Acquisition Transaction. If this Agreement is terminated by Beckley and/or BBI pursuant to Section 7.2(b) (viii) and prior thereto Beckley and/or BBI shall have entered into an agreement to engage in an Acquisition Event (as defined herein) or an Acquisition Event shall have occurred or the Board of Directors of Beckley and/or BBI shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Beckley and/or BBI approve or accept any Acquisition Event, then Beckley and/or BBI shall promptly, but in no event later than five (5) business days after the first of such events shall have occurred, pay NewCo a fee equal to Five Hundred Thousand Dollars ($500,000).

         "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Beckley, BBI, or any successor;
(ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Beckley or BBI; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or a similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Beckley or BBI, in each case with or by a person or entity other than NewCo or an affiliate of NewCo.


                          ARTICLE VIII. INDEMNIFICATION

8.1. Agreement to Indemnify. BBI and NewCo hereby agree that in the event this Agreement is terminated for any reason and the Merger is not consummated, then they will indemnify each other as provided below.

a. By BBI. BBI shall indemnify, hold harmless and defend NewCo from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by NewCo:

                  (i) in connection with or which arise out of or result from or are based upon (A) BBI's operations or business transactions or its relationship with any of its employees, or (B) BBI's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                  (ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a material breach by BBI of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of BBI to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and

                  (iii) in connection with or which arise out of or result from or are based upon any information provided by BBI which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to BBI's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

b. By NewCo. NewCo shall indemnify, hold harmless and defend BBI from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs, and expenses of every kind and nature, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by BBI:

                  (i) in connection with or which arise out of or result from or are based upon (A) NewCo's operations or business transactions or its relationship with any of its employees, or (B) NewCo's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                  (ii) in connection with or which arise out of or result from or are based upon of any fact, condition or circumstance that constitutes a breach by NewCo of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of NewCo to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

                  (iii) in connection with or which arise out of or result from or are based upon any information provided by it which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to BBI's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.


8.2.     Procedure for Claiming Indemnification.

a. By NewCo. If any matter subject to indemnification hereunder arises in the form of a claim against NewCo, its successors and assigns (collectively, "Indemnitee") (herein referred to as a "Third Party Claim"), the applicable Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to BBI. Within fifteen (15) days of such notice, BBI either
         (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify the applicable Indemnitee and NewCo that BBI disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by BBI and the cost of such defense shall be borne by BBI except that the applicable Indemnitee shall have the right to participate in such defense at its own expense and provided that BBI shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon any of the parties comprising Indemnitee hereunder. NewCo agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to BBI without charge therefor except for out-of-pocket expenses. If BBI fails to take action within fifteen (15) days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the parties comprising Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Each of the parties comprising Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by BBI.

b. By BBI. If any matter subject to indemnification hereunder arises in the form of a claim against BBI or its successors and assigns (herein referred to as a "Third Party Claim"), BBI promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to NewCo Within fifteen (15) days of such notice, NewCo either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify BBI that NewCo disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by NewCo and the cost of such defense shall be borne by NewCo except that BBI shall have the right to participate in such defense at its own expense and provided that NewCo shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon BBI. BBI agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to NewCo without charge therefor except for out-of-pocket expenses. If NewCo fails to take action within fifteen (15) days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, BBI shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. BBI also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by NewCo.


                      ARTICLE IX. MISCELLANEOUS PROVISIONS

9.1.  Survival  of  Representations,   Warranties,   Indemnification  and  Other
Agreements.

a. Representations, Warranties and Other Agreements. Other than those representations, warranties, agreements and covenants which by their terms are intended to survive the Merger, none of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

b. Indemnification. The parties' indemnification agreements and obligations contained herein shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Paragraph 8.1. in the event of or following consummation of the Merger.

9.2. Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Paragraphs 7.2.a. and 7.2.b. above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

9.3. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of BBI, by an agreement in writing approved by a majority of the Boards of Directors of NewCo and BBI executed in the same manner as this Agreement.

9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

         If to Beckley or BBI, to:          Beckley Bancorp Inc.
                                            President and CEO
                                            Attn:  Mr. Duane K. Sellards
                                            200 Main Street
                                            Post Office Box 1069
                                            Beckley, West Virginia  25802-1069


         With a copy to:                    Malizia, Spidi, Sloane & Fisch, P.C.
                                            Attn: John J. Spidi, Esq.
                                            One Franklin Square
                                            1301 K St., N.W., Suite 700 East
                                            Washington, DC 20005

         If to NewCo, to:                   HB Acquisition Company
                                            Attn: Mr. C. Duane Blankenship
                                            President

                                            One Park Avenue
                                            Box D
                                            Beckley, West Virginia 25802-2803


         With copy to:                      Edward M. Payne, III, Esquire
                                            File, Payne, Scherer & File
                                            Law Building
                                            130 Main Street
                                            Beckley, West Virginia  25801


                                            David K. Higgins, Esquire
                                            Robinson & McElwee LLP
                                            Post Office Box 1791
                                            Charleston, West Virginia 25326


         If to Raleigh, to:                 Bank of Raleigh
                                            Attn: Mr. Frank S. Harkins, Jr.
                                            President
                                            One Park Avenue
                                            Box D
                                            Beckley, West Virginia 25802-2803


         With copy to:                      Edward M. Payne, III, Esquire
                                            File, Payne, Scherer & File
                                            Law Building
                                            130 Main Street
                                            Beckley, West Virginia  25801


                                            David K. Higgins, Esquire
                                            Robinson & McElwee LLP
                                            Post Office Box 1791
                                            Charleston, West Virginia 25326

9.5. Further Assurance. BBI and NewCo each agree to furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

9.6. Headings and Captions. Headings and captions of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

9.7. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

9.8. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

9.9. Assignment. Except to the extent provided for restructuring, this Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto.

9.10. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

9.11. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of West Virginia.

9.12. Inspection. Any right of NewCo hereunder to investigate or inspect the assets, books, records, files, and other information of BBI in no way shall establish any presumption that NewCo should have conducted any investigation or that such right has been exercised by NewCo, its agents, representatives, or others. Any investigations or inspections that have been made by NewCo, by its agents, representatives, or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of BBI in this Agreement.

                      [This space left blank intentionally]

         IN WITNESS WHEREOF, NewCo, Raleigh, BBI, and Beckley have each caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.


                             HB ACQUISITION COMPANY


                             By:/s/C. Duane Blankenship
                                ------------------------------------------------
                             Its: President
[CORPORATE SEAL]

                                /s/ E. M. Payne
                                ------------------------------------------------
                             Its: Secretary


                             BANK OF RALEIGH


                             By: /s/ Charles S. Houck
                                ------------------------------------------------
                             Its: Executive Vice President
[CORPORATE SEAL]

                              BECKLEY BANCORP, INC.


                              By: /s/ Duane K. Sellards
                                ------------------------------------------------
                              Its: President

[CORPORATE SEAL]
                              By: /s/ Ned H. Ragland, Jr.
                                ------------------------------------------------
                              Its:  Secretary


                              BECKLEY FEDERAL SAVINGS BANK


                              By: /s/ Duane K. Sellards
                                ------------------------------------------------
                              Its: President
[CORPORATE SEAL]

                                    EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER



         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), made and entered into as of the ______ day of ________, 1997, by and between BANK OF RALEIGH, a West Virginia state banking corporation with its principal offices located in Beckley, West Virginia, (hereinafter "Raleigh"), and BECKLEY FEDERAL SAVINGS BANK, a federal savings bank national banking association with its principal offices located in Beckley, West Virginia, (hereinafter "Beckley").

         WHEREAS, Beckley is a federal savings bank with its principal offices located in Beckley, West Virginia with an authorized capital of $__________________ divided into _______ shares of common stock with par value of __________ Dollars ($______) and __________ shares of preferred stock with a par value of ________ Dollars ($_______) and a capital stock account of $__________ consisting of ________ issued and outstanding shares, with a surplus of $__________ and undivided profits, including retained earnings of $____________ as of ___________________, 1997; and

         WHEREAS, all of the issued and outstanding stock of Beckley is owned by Beckley Bancorp, Inc., a Delaware corporation; and

         WHEREAS, Raleigh is a West Virginia state bank with its principal offices located in Beckley, West Virginia with an authorized capital of $__________________ divided into _______ shares of common stock with par value of __________ Dollars ($______) and a capital stock account of $__________ consisting of ________ issued and outstanding shares, with a surplus of $__________ and undivided profits, including retained earnings of $____________ as of ___________________, 1997; and

         WHEREAS, all of the issued and outstanding stock of Raleigh is owned by Horizon Bancorp, Inc., a West Virginia corporation; and

         WHEREAS, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of May ____, 1997, Beckley Bancorp, Inc., the sole shareholder of Beckley, and HB Acquisition Company will merge, with Beckley
Bancorp, Inc. as the surviving corporation and a wholly owned subsidiary of Horizon Bancorp, Inc. (the "Prior Merger"); and

         WHEREAS, immediately after consummation of the Prior Merger, and subject to receipt of all regulatory and shareholder approvals, Beckley will merge with and into Raleigh, with Raleigh as the surviving corporation, pursuant to this Agreement; and



                                  Exhibit A - 1

         WHEREAS, the Board of Directors of Beckley and the Board of Directors of Raleigh have each approved this Agreement and have authorized the execution hereof in counterparts.

         NOW, THEREFORE, for and in consideration of the promises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:

SECTION 1:  THE MERGER

         (1) The Merger. On the Effective Date (as defined herein) and subject to the terms and conditions hereof, Beckley shall merge with and into Raleigh (the "Merger"), under the charter of Raleigh. Raleigh shall be the surviving bank (hereinafter sometimes called the "Surviving Bank") and shall conduct its banking operations under the title of Bank of Raleigh.

         (2)      General Effect of Merger.  From and after the Effective Date:

                  (a) The corporate existence of Beckley shall be merged into and continued in Raleigh as the Surviving Bank, and the Surviving Bank shall be deemed to be the same business and corporate entity as Raleigh. As of the Effective Date, the separate existence and corporate organization of Beckley shall cease.

                  (b) All of the rights, franchises, powers, privileges and permissions of Raleigh and Beckley in and to every type of asset and property, real, personal and mixed, and choses in action shall be passed to and be vested in Raleigh as the Surviving Bank by virtue of the merger, without any further act, deed, order or decree, and Raleigh, as the Surviving Bank, shall automat ically, without any order or other action on the part of any court or otherwise, hold and enjoy all rights of property, franchises and interests, including appointments, designations, nominations and all other rights and interests as trustee, executor, administrator, registrar, transfer agent, guardian, assignee, receiver, committee or other fiduciary, in the same manner and to the same extent as were held or enjoyed by Raleigh or Beckley immediately prior to the Effective Date.

                  (c) Raleigh as the Surviving Bank shall be responsible for all liabilities, duties, obligations and undertakings of every kind and description of Raleigh and Beckley as they existed immediately prior to the Effective Date.

SECTION 2:  THE SURVIVING BANK

         (1) Title. Unless and until the same shall be properly changed, the name of and title under which the Surviving Bank shall conduct its banking operations shall be Bank of Raleigh.

         (2) Business Locations. The main and branch offices and other places of business of the Surviving Bank shall be the same locations used by Raleigh and Beckley immediately prior to the Effective Date.



                                  Exhibit A - 2

         (3) Articles of Incorporation, Charter and Bylaws. The Articles of Incorporation, Charter and Bylaws of Raleigh, as in effect on the Effective Date, shall continue unchanged as the Articles of Incorporation, Charter and Bylaws of the Surviving Bank.

         (4) Directors and Officers. The directors and officers of Raleigh on the Effective Date shall continue as the directors and officers of the Surviving Bank and said directors and officers shall hold office as prescribed in the Bylaws of Raleigh and applicable law until their successors shall have been elected and shall qualify.

SECTION 3:  ON THE EFFECTIVE DATE OF THE MERGER

         (1) Conversion of Shares. On the Effective Date, Horizon Bancorp, Inc. will own all of the outstanding shares of Bank of Raleigh as well as all of the outstanding shares of Beckley Bancorp, Inc., which in turns will own all of the outstanding shares of Beckley. On the Effective Date, all of the outstanding shares of Beckley shall be surrendered and canceled. The shares of Raleigh outstanding as of the Effective Date shall be unaffected as a result of the Merger. No new shares of stock shall be issued by reason of this Merger.

SECTION 4:  REGULATORY APPROVAL

         Prior to the Effective Date, Raleigh and Beckley shall use their best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all necessary regulatory approvals.

SECTION 5:        CONDITIONS PRECEDENT, CLOSING DATE AND EFFECTIVE DATE

         (1) Conditions Precedent. The consummation of this Agreement and the Merger is conditioned upon the following:

                  (a) The sole shareholder of Raleigh and the sole shareholder of Beckley shall each have approved this Agreement as required by law.

                  (b) All required regulatory approvals shall have been obtained and all other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured; and

                  (c) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired.

         (2) Closing Date. The closing shall be held at such time and place as Raleigh and Beckley shall agree upon. The time and date of closing are herein called the "Closing Date".


                                  Exhibit A - 3

         (3) Effective Date. The Merger shall become effective (the "Effective Date") on the date on which the Certificate of Merger is issued by the Secretary of State of West Virginia.

SECTION 6:  TERMINATION OF AGREEMENT

         (1) Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by the mutual written consent of Raleigh and Beckley.

         (2) Automatic Termination. In the event the Prior Merger is not consummated as of January 10, 1998, then this Agreement shall automatically terminate as of midnight of said date, unless extended by the mutual agreement of the parties.

         (3) Effect of Termination; Right to Proceed. In the event this Agreement shall be terminated as hereinabove provided, all further obligations of Raleigh and Beckley under this Agreement shall terminate without further liability of Raleigh to Beckley or Beckley to Raleigh.

SECTION 7:  GOVERNING LAW, SUCCESSORS AND ASSIGNS, COUNTERPARTS,
            ENTIRE AGREEMENT

         This Agreement (a) shall be governed by and construed under and in accordance with the laws of the United States of America and of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Raleigh and Beckley when one or more counterparts shall have been signed and delivered by Raleigh and Beckley; and (d) embodies the entire agreement and understanding, and supersedes all prior agreements and understandings, between Raleigh and Beckley relating to the subject matter hereof.

SECTION 8:  EFFECT OF CAPTIONS

         The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

SECTION 9:  AMENDMENTS

         This Agreement may be amended by the written agreement of Raleigh and Beckley at any time prior to the Closing Date with respect to any of the terms contained herein.

SECTION 10: WAIVER

                                  Exhibit A - 4

         Except with respect to required approvals of applicable regulatory authorities and shareholders, either party may, by written instrument signed by its President at any time, extend the time for the performance of any of the obligations or other acts of the other and may waive, with respect to the other:
(i) compliance with any of the covenants, undertakings or agreements, or satisfaction of any of the conditions to its obligations contained in this Agreement, and/or (ii) the performance of any obligations set out herein.


SECTION 11:  EXPENSES

         Unless otherwise agreed, each of the parties hereto will pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith.

SECTION 12:  AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

          Raleigh and Beckley each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, Raleigh and Beckley have each caused this Agreement to be executed on its behalf by its officers duly authorized all by a resolution of their respective boards of directors, and witness the signature hereto of each said boards of directors as of the day and year first above written.


                                 BANK OF RALEIGH


                                 -----------------------------------
                                                         , President
                                 ------------------------

ATTEST:

----------------------------

----------



                                  BECKLEY FEDERAL SAVINGS BANK


                                  Exhibit A - 5

                                  -----------------------------------
                                                          , President
                                  ------------------------

ATTEST:

-----------------------------

---------------,


                                 Exhibit A - 6

                                    EXHIBIT B

           Form of Legal Opinion of Counsel for HB Acquisition Company


                            ________________, 199___

Beckley Bancorp, Inc.

----------------------------

----------------------------



Gentlemen and Ladies:
         We have acted as counsel to HB Acquisition Company ("HBAC") and Bank of Raleigh ("Raleigh") in connection with the Agreement and Plan of Merger by and between HBAC, Raleigh, Beckley Bancorp, Inc. ("BBI"), and Beckley Federal Savings Bank ("Beckley") dated May ______, 1997, (the "Agreement") whereunder HBAC and BBI will merge, with BBI as the surviving corporation (the "Merger"). As such counsel, we have reviewed such organizational documents, indentures, contracts, deeds, instruments, minutes, actions of the Board of Directors and shareholders of HBAC and such other documents as we have deemed necessary as a basis for the opinions expressed herein, which are being delivered to you pursuant to the Agreement. Capitalized terms appearing herein and not otherwise defined are used as defined in the Agreement.

         In reviewing the documents referred to above, we have assumed without inquiry the genuineness of all signatures, and the conformity with originals of all documents submitted to us as copies. We have assumed that BBI has and had the power to enter into and to perform the Merger, and all other instruments in which its joinder is contemplated in connection with the Agreement. We have also assumed BBI's due authorization, execution and delivery of the Agreement and other instruments described therein and the validity, binding effect and enforceability thereof with respect to BBI in accordance with their respective terms. We have relied as to certain factual matters on representations of HBAC contained in the Agreement, on certificates of officers of HBAC and certain public officials or agencies.

         Whenever we state our opinion to be to our knowledge, we mean that our attorneys who have given substantive legal attention to representation of HBAC in the transaction have not made any investigation to acquire actual knowledge of the existence or absence of the facts forming the basis for such opinion, but are without information generally which contradicts the existence or absence of the facts forming the basis for such opinion.


                                  Exhibit B - 1

         Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that, except as disclosed in the Agreement or the Disclosure Statement given by HBAC in connection therewith:

1. HBAC (i) is duly organized and incorporated, validly existing and in good standing under the laws of West Virginia, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted, and (iii) is duly qualified to do business and is in good standing in West Virginia and, to our knowledge, in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its respective businesses makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on HBAC, and its affiliates considered as one enterprise.

2. HBAC's authorized capital stock consists of ________ (___________) shares of One Dollar ($1.00) par value per share common stock ("HBAC Stock"). All of the outstanding shares of HBAC are owned by Horizon Bancorp, Inc.

3. HBAC has the corporate power and authority to execute and deliver the Agreement and to perform its obligations and agreements and carry out the transactions described therein; the Board of Directors of HBAC has taken all action required by law, its Certificate of Incorporation and its Bylaws to authorize the execution and delivery of the Agreement; and the Board of Directors and the sole shareholder of HBAC has taken all action required by applicable law and its Certificate of Incorporation and Bylaws to authorize the Merger.

4. The execution and delivery of the Agreement did not, and the consummation of the transactions described therein will not, violate any provision of, the Certificate of Incorporation or Bylaws of HBAC, or, to our knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding to which HBAC is a party or which is material to the business of HBAC and its affiliates considered as one enterprise, or any order, judgment or decree known to us to be applicable to HBAC or result in the creation of any security interest, lien, charge or encumbrance upon any of the property or assets of HBAC under any material instrument or agreement know to us to which it is a party.

5. The Agreement has been executed and delivered by HBAC, and is, assuming due authorization, execution and delivery by BBI and Beckley, a valid and binding agreement of HBAC in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity governing and limiting the availability of specific performance, injunctive relief and other equitable remedies and (D) applicable laws and regulations and


                                  Exhibit B - 2
         the application of principles of public policy underlying such laws and regulations limiting the enforceability of indemnification provisions).


 6. We are not aware of any material suit, legal proceeding or investigation pending or threatened, against HBAC, except as previously disclosed in the HBAC Disclosure Statement and other than ordinary routine litigation incidental to the business of HBAC; provided, however, that we are not counsel to HBAC in any litigation and with respect to litigation we are relying solely upon the representations and warranties of HBAC made in the Agreement with respect to material litigation and on HBAC's officer's certificate.

4. The execution and delivery of the Agreement did not, and the consummation of the transactions described therein will not, violate any provision of, the Certificate of Incorporation or Bylaws of HBAC, or, to our knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding to which HBAC is a party or which is material to the business of HBAC and its affiliates considered as one enterprise, or any order, judgment or decree known to us to be applicable to HBAC or result in the creation of any security interest, lien, charge or encumbrance upon any of the property or assets of HBAC under any material instrument or agreement know to us to which it is a party.

5. No consents, approvals or waivers are required to be obtained from any person or entity in connection with HBAC's execution and delivery of the Agreement, or, to our knowledge, the performance of its obligations or agreements or the consummation of the transactions described therein, except for required approvals of governmental or regulatory authorities and shareholders which have been obtained.

         We are licensed to practice in the State of West Virginia, and our opinions are not intended to, and do not, cover the laws of any other state. To the extent that matters as to which we have opined may be governed by the laws of any other state, our opinions are given as if such matters were governed by the laws of the State of West Virginia. Our opinion is based upon reported decisions of the West Virginia Supreme Court of Appeals as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         The opinions rendered herein are solely for your benefit and are not to be used, circulated or otherwise referred to without our prior written consent.



                                         Very truly yours,



                                  Exhibit B - 3

                                    EXHIBIT C

           Form of Legal Opinion of Counsel for Beckley Bancorp, Inc.


                            _________________, 199___


HB Acquisition Company

----------------------

----------------------



Gentlemen and Ladies:
         We have acted as special counsel to Beckley Bancorp, Inc. ("BBI") and Beckley Federal Beckley ("Beckley") in connection with in connection with the Agreement and Plan of Merger by and between HB Acquisition Company ("HBAC"), Bank of Raleigh, BBI, and Beckley dated May ______, 1997, (the "Agreement") whereunder HBAC and BBI will merge, with BBI as the surviving corporation (the "Merger"). This opinion is given pursuant to Section 6.3(e) of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings as set forth in the Agreement.

         As special counsel for BBI and Beckley we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of rendering this opinion. In the course of our examination we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof. As to matters of fact relating to our opinion, we have relied on certificates and written statements of officers of BBI and Beckley and upon the representations and warranties of BBI and Beckley made in the Agreement. With respect to questions of good standing, we have relied solely upon the official letters of appropriate governmental authorities. We have also assumed for the purposes of the opinions expressed herein that the Agreement is a valid and binding obligation of HBAC.

         Each of the opinions hereinafter  expressed is subject to the following
further   qualifications   whether   or  not   such   opinions   refer  to  such
qualifications:

         (1) We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other factual information, written or oral, set forth herein, made

                                  Exhibit C - 1
or furnished in connection with the Agreement or the transactions contemplated thereby or in any of the other documents referred to herein.


         (2) Attorneys at our firm are licensed to practice law in the District of Columbia. The opinions expressed herein are limited to the federal securities and banking laws and regulations and Delaware laws applicable to BBI and Beckley in connection with the Merger and the Agreement, and we do not opine on any other federal law or the laws of any other applicable jurisdiction.

         (3) We have acted as special counsel solely in connection with the application of federal securities and banking laws and regulations and Delaware laws applicable to the Merger and the Agreement and, consequently, there may exist matters of a legal nature concerning BBI and Beckley or affiliated parties in connection with which we have not been consulted and have not represented BBI or Beckley.

         (4) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or inferred beyond the matters stated. Without limiting the foregoing, we express no opinion as to the anti-fraud provisions of federal and state securities laws.

         (5) We offer no opinion and do not purport to opine as to the enforceability of provisions contained in any documents relating to the Merger or contemplated by the Agreement or documents as to which BBI or Beckley is a party (a) relating to disclaimers, liability limitations with respect to third parties, releases, or legal or equitable rights, or discharges of defenses and remedies, (b) fixing the amount of liquidated damages, (c) requiring the payment of interest on interest, (d) providing for indemnification or contribution, and
(e) relating to the payment of attorney's fees.

         (6) This opinion should in no way be construed as an opinion as to the materiality of the contents of the Proxy Statement.

         (7) Except as otherwise expressly stated, this opinion shall be governed and interpreted in accordance with the Legal Opinion Accord of the American Bar Association Section of Business Law (1991).

         Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that, except as disclosed in the Agreement or the Disclosure Statement given by BBI in connection therewith:

1. BBI (i) is duly organized and incorporated, validly existing and in good standing (as a unitary savings and loan holding company) under the laws of the State of Delaware; (ii) has all requisite power and
         authority   (corporate  and  other)  to  own,  lease  and  operate  its properties  and to carry on its  business as now being  conducted;  and
         (iii) is duly qualified to do business in the State of West Virginia, and, to our knowledge, in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction


                                 Exhibit C - 2
         of its business made such qualification necessary, except where failure so to qualify would not have a material adverse effect on BBI and its subsidiaries considered as one enterprise.

2. Beckley (i) is duly organized and incorporated, validly existing and has a corporate existence (as a federal Beckley) under the laws of the United States of America; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) has a corporate existence in West Virginia, and, to our knowledge, in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Beckley.

3. BBI and Beckley each has the corporate power and authority to execute and deliver the Agreement and to perform its respective obligations and agreements and carry out the transactions described therein; the Board of Directors of BBI and Beckley have each taken all action required by law, its Certificate of Incorporation, Charter and Bylaws to authorize the execution and delivery of the Agreement; and the Board of Directors and the shareholders of BBI and Beckley have each taken all action required by applicable law and its Certificate of Incorporation, Charter and Bylaws to authorize the Merger.

4. The execution and delivery of the Agreement did not, and the consummation of the transactions described therein will not, violate any provision of, the Certificate of Incorporation or Bylaws of BBI or the Charter or Bylaws of Beckley, or, to our knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding to which BBI or Beckley is a party or which is material to the business of BBI and Beckley taken as a whole, or any order, judgment or decree known to us to be applicable to BBI or Beckley or result in the creation of any security interest, lien, charge or encumbrance upon any of the property or assets of BBI or Beckley under any material instrument or agreement know to us to which it is a party.

5. The Agreement has been executed and delivered by BBI and Beckley, and is, assuming due authorization, execution and delivery by HBAC, a valid and binding agreement of BBI and Beckley in accordance with its terms.

 6. We are not aware of any material suit, legal proceeding or investigation pending or threatened, against BBI or Beckley, except as previously disclosed in the BBI Disclosure Statement and other than ordinary routine litigation incidental to the business of BBI and Beckley; provided, however, that we are not counsel to BBI or Beckley in any litigation and with respect to litigation we are relying solely upon the representations and warranties of BBI and Beckley made in the Agreement with respect to material litigation and on BBI's officer's certificate.

7. Each outstanding share of BBI stock and Beckley stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable. Except as disclosed in


                                 Exhibit C - 3
         the Agreement or in the BBI Disclosure Statement, neither BBI nor Beckley has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of BBI Stock or Beckley Stock or into any other securities of BBI or Beckley, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of BBI Stock or Beckley Stock or any other securities of BBI or Beckley, or (iii) plan, agreement or other arrangement pursuant to which shares of BBI Stock or Beckley Stock or any other securities of BBI or Beckley, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

8. No term or provision of the Certificate of Incorporation or Bylaws of BBI or the Charter or Bylaws of Beckley, or to our knowledge, any mortgage, indenture, agreement, contract or other instruments known to us to which BBI or Beckley is a party or which may be binding upon its respective properties, requires the consent or authorization of any other person, firm or corporation as a condition precedent to the consummation of the Merger.

9. No consent or approval by any governmental authority is required under the laws of the United States of America or the State of Delaware in connection with the execution and delivery by BBI and Beckley of the Agreement or the consummation of the transactions contemplated by the Agreement, other than those approvals contemplated by the Agreement.

10. The Proxy Statement delivered to the shareholders of BBI complied as to form in all material respects with applicable regulations of the Securities and Exchange Commission.

         As used in the opinions expressed herein, the phrase "to our knowledge" used herein refers only to the actual current knowledge of the attorneys within our firm who have given substantive attention to BBI or Beckley in connection with the transactions contemplated by the Agreement and does not (a) include constructive notice of matters or information, or (b) imply that we have undertaken any independent investigation (i) with any persons outside of our firm or (ii) as to the accuracy or completeness of any factual representation, information or matter made or furnished in connection with the transactions contemplated by the Agreement. Furthermore, such reference means only that we do not know of any fact or circumstances contradicting the statements made herein, and does not imply that we know the statements to be correct or have any basis for such statements.

         This opinion is being rendered solely for the benefit of the addressee hereof and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. This opinion is given as of the date hereof, is expressly limited to the facts existing as of such date and we assume no obligations to advise you of changes that may hereafter be brought to our attention.

                                           Very truly yours,


                                           MALIZIA, SPIDI, SLOANE & FISCH, P.C.


                                  Exhibit C - 4

                                                                         ANNEX B

                    [Baxter Fentriss and Company Letterhead]






                                  May 30, 1997





The Board of Directors
Beckley Bancorp, Inc.
200 Main Street
Beckley, West Virginia  25801

Dear Members of the Board:

Beckley Bancorp, Inc., Beckley, West Virginia ("Beckley") and Horizon Bancorp, Inc., Beckley, West Virginia ("Horizon") have entered into an agreement providing for the acquisition of Beckley by Horizon ("Acquisition"). The terms of the Acquisition are set forth in the Agreement and Plan of Merger dated May 30, 1997.

The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each common share of Beckley will be converted into the right to receive $25.64 cash, subject to certain adjustments ("Consideration").

You have asked our opinion as to whether the proposed transaction pursuant to the term of the Acquisition are fair to the respective shareholders of Beckley from a financial point of view.

In rendering our opinion, we have evaluated the consolidated financial statements of Beckley available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Beckley and Horizon from a financial point of view to the other financial institutions:
(b) considered the historical market price of the common stock of Beckley; (c) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (d) reviewed the drafts of the Agreement and Plan of Merger and related documents; and (e) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of Beckley and Horizon to discuss the foregoing as well as other matters that may be relevant.

                           Baxter Fentriss and Company
                               Richmond, Virginia


We have not independently verified the financial and other information concerning Beckley, or Horizon, or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Beckley and Horizon as they exist and are known to us as of March 31, 1997.

We have acted as financial advisor to Beckley in connection with the Acquisition and will receive from Beckley a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

It is understood that this opinion may be included in its entirety in any communication by Beckley or the Board of Directors to the stockholders of Beckley. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the consideration is fair to the shareholders of Beckley from a financial point of view.

Sincerely,


/s/ Baxter Fentriss and Company
Baxter Fentriss and Company

                                                                         ANNEX C

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

ss.262 Appraisal Rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a.    Shares of stock of the corporation surviving or
resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b.       Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c.    Cash in lieu of fractional shares or fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the date of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who having complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L. '96, eff.2-1-96 and Ch. 349, L. '96, eff. 7-1-96).

                                                                       EXHIBIT 1

                             BECKLEY BANCORP, INC.

                                  [EAGLE LOGO]

                                 ANNUAL REPORT

                                      1996

Contents

Letter to Stockholders..................................................    1

Selected Five-Year Financial and Other Data.............................    2

Management's Discussion and Analysis....................................    3

Report of Independent Accountants.......................................   10

Consolidated Financial Statements.......................................   11

Notes to Consolidated Financial Statements..............................   16

Directors and Executive Officers........................................   32

Corporate Information.......................................Inside Back Cover

To Our Stockholders:

         We are pleased to provide you with this report on the performance of Beckley Bancorp, Inc. for 1996. This year has brought many changes to the regulatory environment in which we operate. We believe that most of these changes will be beneficial to the Corporation and the Savings Bank industry as a whole.

         As discussed in detail in this report, the issue of deposit insurance premiums has been of great concern to us. For over a year, our subsidiary Savings Bank was forced to operate at a material competitive disadvantage to commercial banks due to a premium disparity between the Bank Insurance Fund ("BIF"), whose members are primarily commercial banks, and the Savings Association Insurance Fund ("SAIF"), of which we are a member. On September 30, 1996, the President signed a bill into law which significantly reduced the premiums paid by the Savings Bank. Although this law is expected to reduce the amount of deposit insurance premiums paid by the Savings Bank in 1997 by approximately 70%, the enactment of this law did not come without a price. The law required all SAIF insured institutions, such as our Savings Bank, to pay a one-time special assessment to fully capitalize the SAIF which resulted in a charge to pre-tax income of $212,000 during the third quarter. As a result, the Savings Bank experienced its first quarterly loss since its founding.

         The newly enacted law also addressed the merger of the two insurance funds and the possibility of requiring thrift institutions, such as the Savings Bank, to convert to a commercial bank charter. In addition, the enactment of another law addressed the bad debt reserves of the Savings Bank. The Savings Bank has previously deducted approximately $1.4 million for income tax purposes for bad debt reserves. Prior to the enactment of this new law, a number of factors, including the conversion to a commercial bank charter, would have triggered the recapture of all or part of such reserves. The tax impact of such recapture would have had a significant negative impact on the earnings and capital of the Savings Bank. However, because of this law, the Savings Bank will now be able to complete more effectively with commercial banks or convert to a commercial bank charter without fear of facing such a severe income tax burden.

         As previously discussed, the one-time special SAIF assessment had a significant negative impact on our net income for the year. Net income for 1996 was $276,000 which is a $120,000, or a 30%, decrease from a net income of
$396,000 for 1995. However, excluding the special SAIF assessment for comparative purposes, net income for 1996 would have been approximately $407,000, or a 3% increase over 1995. The average yield on interest earning assets increased slightly to 7.07% while the average cost of interest bearing liabilities also experienced a slight increase to 4.19%. This resulted in a slight reduction in the net yield on interest earning assets to 3.91%

         Our lending portfolio continues to perform at above average levels and is an area of which we are particularly proud. At December 31, 1996, accumulated non-accruing loans totalled only 0.26% of total loans. Total loans receivable increased by $4.3 million, or 26.18%, during the year. Mortgage loan originations totalled $4.5 million and non-mortgage loan originations totalled $5.9 million. The majority of mortgage loans originated during the year consisted of loans secured by one- to four-family dwellings. Non-mortgage loan originations consisted primarily of loans secured by automobiles. We are pleased to be able to assist the members of our local community in financing their homes and automobiles.

         Total assets increased to $46 million during the year. The year end equity to assets ratio stood at 24.5%

         During the year ended December 31, 1996, the Corporation paid regular cash dividends totalling $0.26 per common share and a special cash dividend of $0.07 per share. In January 1997, the Board of Directors declared a $0.08 per common share special cash dividend in addition to a semi-annual cash dividend of $0.14 per common share. We are pleased to be able to pay these dividends and will determine future dividends based on the Corporation's relative performance along with other factors.

         We are pleased with our 1996 performance and are now concentrating on 1997. The Board and management are continually looking for ways to improve long-term shareholder value. As always, we appreciate the strong and loyal support that our stockholders and employees have given us and ask for your continued support in the future.

/s/ Tracy L. Riffe
Tracy L. Riffe
Chairman of the Board


/s/ Duane K. Sellards
Duane K. Sellards
President and
Chief Executive Officer

                   SELECTED FIVE YEAR FINANCIAL AND OTHER DATA

                                               Year Ended December 31,
                               ---------------------------------------------------
                                 1996(1)     1995       1994(2)    1993       1992
                                 ----        ----       ----       ----       ----
                                              (In Thousands)
Selected financial
  condition data:
  Total assets                 $ 45,964   $ 45,213   $ 42,372   $ 37,883   $ 36,680
  Loans receivable, net          16,484     15,966     13,792     12,086     10,917
  Investment securities(3)        6,995      9,014     11,412      1,061      5,545
  Collateralized mortgage-
    backed obligations
    and other mortgage-
    backed securities(3)         16,484     17,954     14,546     17,189     12,489
  Deposit accounts               32,246     33,427     32,191     32,790     31,727
  Shareholders' equity           11,282     11,268      9,843      4,868      4,653

Selected operations data:
Interest income                   3,097     3,109       2,417      2,245      2,355
Interest expense                  1,382     1,312       1,067      1,136      1,413
-----------------------------------------------------------------------------------
  Net interest income             1,715     1,707       1,350      1,109        942
Provision for loan losses            52        81          30         15          3
-----------------------------------------------------------------------------------
Net interest income after
  provision for loan losses       1,663     1,626       1,320      1,094        942
Non-interest income                  61        60          50         51         39
Gain on sale of securities           26        35           -          -          -
Non-interest expense              1,306     1,101         961        819        759
-----------------------------------------------------------------------------------
Income before income taxes          444       620         409        326        219
Income tax expense                  168       224         144        111         79
-----------------------------------------------------------------------------------
   Net income                       276       396         265        215        140
-----------------------------------------------------------------------------------

Earnings per share(4)           $   .47   $   .69    $    .29        N/A        N/A
===================================================================================

Selected Operating Ratios:
Return on average assets           0.62%     0.90%       0.65%      0.57%      0.39%

Return on average equity           2.47%     3.72%       3.57%      4.52%      3.07%

Average equity to
  average assets                  24.94%    24.27%      18.27%     12.70%     12.78%

Net interest rate spread           2.88%     3.03%       2.84%      2.68%      2.24%

Non-performing assets to
  total assets                     0.12%     0.12%       0.10%      0.36%      0.34%

Dividend payout ratio             70.21%    34.78%          0%        N/A        N/A

Number of:
  Real estate loans
    outstanding                     445       442         439        458        476
  Deposit accounts                4,370     4,479       4,355      4,494      4,426
  Full service offices                2         2           2          2          2

(1) During the third quarter of 1996, the FDIC issued a one-time special assessment on all SAIF insured institutions. This assessment of $212,000 reduced income before taxes by $212,000. If this assessment had not been made, net income would have been $409,000 and earnings per share would have been $0.69. See Note 12 to the Consolidated Financial Statements.

(2)   One July 7, 1994 the  Corporation  issued  595,125 shares of common stock.
      Net proceeds from the stock issuance totalled $5,599,272. See Note 2 to the Consolidated Financial Statements.

(3)   On January 1, 1994,  the  Corporation  adopted  the  Financial  Accounting
      Standards  Board's ("FASB")  Statement of Accounting  Standards Number 115
      ("SFAS" 115). As a result of adopting SFAS 115, the  securities  which are classified  as  "available-for-sale"  are  reported  at  fair  value.  See
      "Management's   Discussion   and  Analysis  -  Impact  of  New  Accounting
      Standards" for detailed information.

(4) Earnings per share are based on the weighted average number of common and common equivalent shares outstanding. For 1994, earnings per share was based on net income subsequent to the Corporation's issuance of common stock on July 7, 1994. See Note 1 to the Consolidated Financial
      Statements.

BECKLEY BANCORP, INC. AND SUBSIDIARY

Management's Discussion and Analysis of Financial Condition and
Results of Operations

Business of the Corporation and Beckley Federal Savings Bank

      Beckley Bancorp, Inc. (the "Corporation") is a Delaware chartered corporation with its headquarters located in Beckley, West Virginia. The
Corporation was organized in March 1994 at the direction of Beckley Federal Savings Bank (the "Savings Bank") for the purpose of acquiring all of the capital stock that the Savings Bank issued upon its conversion from the mutual to stock form of ownership. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Savings Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Corporation does not conduct any active business, the Corporation does not intend to employ any persons other than officers of the Savings Bank. The Corporation utilizes the support staff of the Savings Bank from time to time.

      Beckley Federal is a federally chartered stock savings bank located in Beckley, West Virginia. The Savings Bank was initially chartered in December 1939 under the name of Beckley Federal Savings and Loan Association and commenced operations in early 1940. In 1990, the Savings Bank changed its mutual charter from that of a federal savings and loan association to that of a federal savings bank and concurrently changed its name to Beckley Federal Savings Bank. The Savings Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC"). Beckley Federal is primarily engaged in attracting deposits from the general public and using those funds to originate mortgage loans for the purchase or refinance of single-family homes in Beckley, West Virginia and surrounding communities and for the purchase of mortgage-backed and other securities. To a lesser extent, the Savings Bank also originates consumer loans, construction loans and non-residential real estate loans.

      The largest component of the Corporation's net income is net interest income, which is the difference between interest income and interest expense. Consequently, the Corporation's earnings are primarily dependent on it net interest income, which is determined by (i) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities, and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Because most deposits react more quickly to market interest rate movements than do traditional mortgage loans and long term investment securities due to their shorter terms to maturity, sharp increases in interest rates will generally adversely affect the Corporation's earnings. The Corporation's net income is also affected by its provision for loan losses, as well as the amount of non-interest income and non-interest expenses, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Each of these components is discussed under "Results of Operations".

      Currently, the Federal Deposit Insurance Corporation ("FDIC") administers two separate insurance funds, the Bank Insurance Fund ("BIF"), whose members are primarily commercial banks, and the Savings Association Insurance Fund ("SAIF"), whose members are primarily savings associations such as the Savings Bank. In September 1995, the FDIC lowered the insurance premium for members of the BIF to a range of between 0.04% and 0.31% of deposits. Additionally, effective January 1996, the total annual premium for most BIF members was further reduced to a flat fee of $2,000. During this period, the Savings Bank was paying an annual insurance premium to the SAIF equal to 0.23% of deposits. This disparity placed all SAIF members, including the Savings Bank, at a material competitive disadvantage.

      On September 30, 1996, a bill was signed into law by the President mandating a one-time special premium assessment on the deposits of all SAIF members of approximately .657% based on the March 31, 1995 assessment base to fully capitalize the SAIF. This resulted in the Bank incurring a one-time charge of $212,000 on September 30, 1996. As a result of this new law, the Savings Bank expects to pay a premium equal to .065% of insured deposits for the years 1997 through 1999. During these years, most BIF institutions are expected to pay premiums equal to .013% of deposits. Thereafter, assessments for BIF and SAIF members should be equal.

      The new law also contained additional provisions which are of great importance to the Savings Bank. The U.S. Department of the Treasury is required to provide Congress with a report, due in early 1997, on the effects of re-chartering thrifts to bank charters. Depending on the report, the possibility exists that all thrifts will be required to obtain a bank charter. If this is done on or before January 1, 1999, the BIF and SAIF will be merged at that time and assessments for both BIF and SAIF insured institutions will become equal on that date.

      An additional bill was signed into law during 1996 addressing the bad debt reserves of thrift institutions. Under prior law, if the Savings Bank were to change to a commercial bank charter, fail to maintain at least 60% of its assets as "qualifying assets", as defined in the Internal Revenue Code, or be merged into a commercial bank, it would be required to, in effect, reverse the tax deductions previously taken for additions to its bad debt reserves. The amount of pre-1988 reserves on the books of the Savings Bank at December 31, 1996, for which no current or deferred provision for income taxes had been established, was approximately $1.4 million. As a result of the enactment of the new law, the Savings Bank will now be able to change to a commercial bank charter, diversify its asset structure or be merged into a commercial bank without having to recapture any of its pre-1988 reserve additions. Any reserves accumulated above the December 31, 1987 level will be subject to recapture. The Savings Bank has not added to its bad debt reserve since the December 1987 level.

      As discussed in detail in the Corporation's 1995 Annual Report, the Savings Bank is planning on constructing a new office building on a piece of property currently owned which is adjacent to its branch facility. Due to unexpected delays in the architectural process and the winter weather season, construction has not yet begun. Prior to the end of the second quarter of 1997, the Board will again review the plans and anticipated costs associated with the proposed building before giving final approval to commence construction.

      As of December 31, 1996, the Savings Bank has incurred approximately $112,000 in architectural and engineering fees associated with the proposed building. Such fees are expected to be capitalized as part of the cost of the project. Should the project be terminated for any reason, such fees will be charged to non-interest expense in the period in which termination occurs and net income will likely be reduced by a material amount.

Financial Condition

      At December 31, 1996, the Corporation's total assets were $45.96 million, increasing $0.75 million, or 1.7% from $45.21 million at December 31, 1995. This increase was primarily due to an increase in loans receivable and partially offset by decreases in investment securities and collateralized mortgage obligations and other mortgage-backed securities.

      Cash and cash equivalents decreased slightly during the year. At December 31, 1996, cash and cash equivalents totalled $1.25 million compared to $1.37 million one year earlier. This decrease is equal to $0.12 million, or 8.8% and is primarily attributable to a $0.05 million decrease in the balance in interest bearing deposits and a $.07 million decrease in cash and due from banks.

      The Corporation's investment securities decreased $2.02 million, or 22.4% from $9.01 million at December 31, 1995 to $6.99 million at December 31, 1996. This decrease is the result of a $3.00 million decrease in the amortized cost of securities classified as held-to-maturity and partially offset by a $0.75 million increase in the amortized cost of securities classified as available-for-sale, a $0.23 million increase in the gross unrealized gains on securities classified as available-for-sale.

      Collateralized mortgage obligations and other mortgage-backed securities decreased $1.47 million, or 8.2% to $16.48 million at December 31, 1996 from $17.95 million one year earlier. This decrease resulted from a $0.45 million decrease in the unrealized gains on securities classified as available-for-sale and principal repayments and prepayments of $1.02 million.

      Net loans increased $4.21 million, or 26.4% from $15.97 million at December 31, 1995 to $20.18 million at December 31, 1996. This increase is primarily attributable to a net increase in loans made to customers. Approximately 500 non-mortgage loans were originated during the year totalling $5.91 million net of principal repayments of $2.71 million. This represents an increase of 118.6% to $5.90 million at December 31, 1996 from $2.70 million at December 31, 1995. The increase in the non-mortgage loan portfolio primarily consists of loans secured by new and used automobiles. Mortgage loan originations totalled $4.49 million which was offset by principal repayments of $3.44 million. As a result of the substantial increase in the non-mortgage loan portfolio, the allowance for loan losses was increased by $0.05 million.

      Bank premises and equipment increased $0.11 million, or 24.9% from $0.44 million at December 31, 1995 to $0.55 million at December 31, 1996. This increase is primarily due to expenditures relating to the proposed new office building and partially offset by depreciation expense. See the previous section entitled "Business of the Corporation and Beckley Federal Savings Bank" for details of such expenditures and the proposed office building.

      Total liabilities increased $0.73 million, or 2.2% from $33.95 million at December 31, 1995 to $34.68 million at December 31, 1996. This increase is primarily attributable to an increase in advances from the Federal Home Loan Bank and partially offset by a decrease in deposit accounts.

      Deposit accounts decreased $1.18 million, or 3.5% from $33.43 million at December 31, 1995 to $32.25 million at December 31, 1996. This is the result of decreases in the balances in passbook savings and NOW/Super NOW and money market checking accounts which is partially offset by an increase in the balances in certificate of deposit accounts.

      Income taxes payable decreased $0.01 million, or 100% from $0.01 million at December 31, 1995 to $0 at December 31, 1996. This is the result of decreased taxable income in 1996 resulting in a small prepaid income tax balance which is included in other assets.

      Federal Home Loan Bank advances increased from $0 at December 31, 1995 to $2.00 million at December 31, 1996. The Bank has used these funds for investment in short-term government agency securities. Details of the advances can be found in Note 9 to the Consolidated Financial Statements.

      Deferred income taxes decreased $0.1 million, or 43.7% to $0.12 million at December 31, 1996 from $0.22 million one year earlier. This is primarily due to a decrease in the fair values of securities classified as available-for-sale.

      Shareholders' equity increased $0.01 million, or 0.1% from $11.27 million at December 31, 1995 to $11.28 million at December 31, 1996. This increase is primarily attributable to net income of $0.28 million. Several other factors affected the separate components of stockholders' equity including dividend payments, Employee Stock Ownership Plan allocations and the issuance of additional shares of common stock to the Management Stock Bonus Plan. In addition, the Corporation experienced a $0.14 million decrease in the net unrealized gain on securities classified as available-for-sale. Please refer to the Consolidated Statements of Changes in Stockholders' Equity, which is a part of the Consolidated Financial Statements, for specific details.

Results of Operation

      Net income for the year ended December 31, 1996 decreased $120,000 or 30.4% to $276,000 from $396,000 for the year ended December 31, 1995. This decrease was primarily due to a one-time special assessment by the Savings Association Insurance Fund. This assessment resulted in a pre-tax charge to income of $212,000. See the section entitled "Business of the Corporation and Beckley Federal Savings Bank for specific information on this assessment. Had this assessment not been made during the year, net income for the year ended December 31, 1996 would have increased approximately $11,000 to $407,000, or 2.8% over the previous year.

      Interest income increased $78,000, or 2.6% from $3,019,000 for the year ended December 31, 1995 to $3,097,000 for the year ended December 31, 1996. Increased interest income on loans and collateralized mortgage obligations partially offset by decreased interest income on investments and interest bearing deposits represents a majority of the increase. The Rate/Volume Analysis Table included herein provides additional detail on the separate components of interest income.

      Interest expense for the year ended December 31, 1996 increased $69,000, or 5.3% to $1,382,000 from $1,313,000 for the year ended December 31, 1995.

Average Balance Sheet
---------------------

      The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from month end balances. Management does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented.

                                                                       Year Ended December 31,
                                  -------------------------------------------------------------------------------------------------
                                                1996                             1995                            1994
                                  --------------------------------   ------------------------------   -----------------------------
                                  Average                Average     Average               Average    Average             Average
                                  Balance     Interest  Yield/Cost   Balance   Interest  Yield/Cost   Balance  Interest  Yield/Cost
                                  -------     --------  ----------   --------  --------  ----------   -------  --------  ----------
Interest-earning assets:
  Loans receivable(1)             $ 18,523     $ 1,539       8.31%   $ 14,933  $ 1,244      8.33%    $ 12,909   $ 1,065    8.25%
  Collateralized mortgage-
    obligations and other
    mortgage-backed securities      17,136       1,120       6.54      16,792    1,146      6.82       16,624       916    5.51
  Investment securities(2)           7,976         427       5.35      10,848      617      5.69        9,933       426    4.29
  Other interest-earning
    assets(3)                          173          11       6.36         174       12      6.90          172        10    5.81
                                  --------     -------      -----    --------  -------     -----     --------   -------    ----
    Total interest-earning
       assets                     $ 43,808     $ 3,097       7.07%   $ 42,747  $ 3,019      7.06%    $ 39,638   $ 2,417    6.10%
                                  ========     =======       ====    ========  =======      ====     ========   =======    ====
Noninterest-earning assets             968                              1,091                             987
                                  --------                           --------                        --------
      Total assets                $ 44,776                           $ 43,838                        $ 40,625
                                  ========                           ========                        ========
 Interest-bearing liabilities:
   Deposit accounts               $ 32,270       1,345        4.17   $ 32,580    1,312      4.03     $ 32,775   $ 1,067       3.26
   Other interest bearing
     liabilities                       692          37        5.85          -        -         -            -         -          -
                                  --------     -------       -----   --------  -------      ----     --------   -------       ----
      Total interest-bearing
       liabilities                $ 32,962     $ 1,382        4.19%  $ 32,580  $ 1,312      4.03%    $ 32,775   $ 1,067       4.86%
                                  ========     =======        ====   ========  =======      ====     ========   =======       ====
Non-interest-bearing liabilities.      648                                620                             427
                                  --------                            -------                        --------
      Total liabilities           $ 33,610                           $ 32,200                        $ 33,202
                                  ========                           ========                        ========
Retained earnings'                  11,166                             10,638                           7,423
                                  --------                            --------                       --------
      Total liabilities and
       retained earnings          $ 44,776                           $ 43,838                        $ 40,625
                                  ========                           ========                        ========
Net interest income                           $  1,715                         $ 1,707                          $ 1,350
                                              ========                         =======                          =======

Interest rate spread (4)                                      2.88%                         3.03%                            2.84%
                                                            ======                        ======                           ======
Net yield on interest earning
  assets(5)                                                   3.91%                         3.99%                            3.41%
                                                            ======                        ======                           ======
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                              135.75%                        131.21%                         120.94%
                                                            ======                        =======                          ======

-----------------------------------
(1)  Average balances include non accrual loans.
(2)  Includes interest bearing deposits in other financial institutions.
(3)  Consists primarily of FHLB stock.
(4)  Interest-rate  spread represents the difference between the average yield
     on interest-earning   assets  and  the   average   cost  of   interest-
     bearing liabilities.
(5) Net yield on interest earning assets represents net interest income as a percentage of average interest-earning assets.

Rate\Volume Analysis
---------------------

      The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate), (ii) changes in rate (changes in rate multiplied by prior volume), and (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                            Year Ended December 31,
                                      ------------------------------------------------------------------------------------
                                                      1996 vs. 1995                          1995 vs. 1994
                                      ----------------------------------------     ---------------------------------------
                                                 Increase (Decrease)                       Increase (Decrease)
                                                         Due to                                  Due to
                                      ----------------------------------------     ---------------------------------------
                                                             Rate/                                      Rate/
                                       Volume      Rate      Volume       Net      Volume       Rate    Volume       Net
                                      --------   --------  --------     ------    ---------   -------  ---------   -------
                                                              (In Thousands)
Interest-income:
  Loans receivable                    $   299    $    (3)   $    (1)   $   295    $   167     $   10    $    2    $   179
  Collateralized mortgage
    obligations and other
    mortgage-backed securities             22        (47)        (1)       (26)         9        219         2        230
  Investment securities                  (163)       (37)        10       (190)        39        139        13        191
  Other interest earning assets             -         (1)         -        (1)          -          2         -          2
                                      -------    -------    -------    -------    -------    -------   -------    -------
     Total interest-earning assets    $   158    $   (88)   $     8    $    78    $   215    $   370   $    17    $   602
                                      =======    =======    =======    =======    =======    =======   =======    =======

Interest-expense:
  Savings accounts                    $   (12)   $    45    $     0    $    33    $    (6)   $   253   $    (2)   $   245
  Other interest-bearing
    liabilities                             -          -         37         37          -          -         -          -

      Total interest-bearing
        liabilities                   $   (12)   $    45    $    37    $    70    $    (6)   $   253   $    (2)   $   245
                                      =======    =======    =======    =======    =======    =======   =======    =======
  Net change in net interest income   $   170    $   133    $   (29)   $     8    $   221    $   117   $    19    $   357
                                      =======    =======    =======    =======    =======    =======   =======    =======



This increase was mainly due to an increase in the average yields paid on deposit accounts and interest expense on advances from the Federal Home Loan Bank. For the year ended December 31, 1996, the average yield paid on deposit accounts was 4.17% compared to 4.03% for the year ended December 31, 1995.

      Net interest income increased $8,000, or 0.5% for the year ended December 31, 1996 to $1,715,000 from $1,707,000 for the year ended December 31, 1995.
This slight increase was the result of increased interest income which was partially offset by increased interest expense. The average interest rate spread decreased to 2.88% from 3.03% and the net yield on interest earning assets decreased to 3.91% from 3.99%.

      The allowance for loan losses was increased by $52,000 for the year ended December 31, 1996 compared to an increase of $81,000 for the year ended December 31, 1995. The increase in this allowance is charged against income through the provision for loan losses. The provision for loan losses is adjusted to reflect the results of management's periodic evaluation of the adequacy of the Corporation's allowance for such losses. The adequacy of the allowance is determined by an evaluation of the loan portfolio including an evaluation of each delinquent loan, past loan loss experience, current economic conditions, volume, growth and the composition of the loan portfolio, and other relevant factors. The adequacy of the allowance is reviewed on a quarterly basis. While the Corporation maintains its allowance for losses on loans at a level it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that losses, if any, will not exceed the amount provided by the allowance. The increase in the provision for the year ended December 31, 1996 was primarily due to an increase in the size of the Corporation's non-mortgage loan portfolio, which generally has a higher level of credit risk than loans secured by real property.

      Non-interest income decreased by $8,000, or 8.5% to $87,000 for the year ended December 31, 1996 from $95,000 for the year ended December 31, 1995. The primary contributor to this decrease was a $35,000 gain on the sales of collateralized mortgage obligations and investment securities for the year ended December 31, 1995 versus a $26,000 gain on the sale of investment securities for the year ended December 31, 1996.

      Non-interest expenses increased by $205,000, or 18.7% from $1,101,000 for the year ended December 31, 1995 to $1,306,000 for the year ended December 31, 1996. This increase is the direct result of a one-time special assessment of the Savings Association Insurance Fund of $212,000. See the section entitled
"Business of the Corporation and Beckley Federal Savings Bank for specific information on this assessment. Excluding the effect of the special assessment, non-interest expenses decreased by $6,000, or 0.6%. Occupancy and equipment expense increased by $10,000 and other non-interest expenses decreased by $4,000. Data processing expenses decreased by $8,000.

      Income tax expense decreased $56,000, or 24.9% from $224,000 (an effective tax rate of 35.9% on taxable income for federal and state income taxes) for the year ended December 31, 1995 to $168,000 (an effective tax rate of 36.2% on taxable income for federal and state income taxes) for the year ended December 31, 1996. The primary reason for this decrease was a decrease in pre-tax income.

Asset and Liability Management / Management Strategy

      The Savings Bank's investment strategy remains focused on the origination of one-to-four family mortgage loans and relatively short term non-mortgage loans combined with investments in mortgage-backed and other securities issued and guaranteed by agencies of the U.S. Government and government sponsored enterprises. The Savings Bank's mortgage lending programs allow it to serve the housing needs of its local community by offering long-term fixed and adjustable rate loans. Although the long-term fixed rate loans increase the Savings Bank's interest rate risk, the Savings Bank uses adjustable rate mortgage loans and adjustable rate mortgage-backed securities to minimize this risk. Investments in agency securities are generally directed into instruments having either an adjustable interest rate or a maturity of three years or less.

      To provide for a stable source of funding for the Savings Bank's investment objectives, the Savings Bank continually manages the interest rates it pays on its deposits. Through its deposit management strategies, the Savings Bank has historically been able to control its cost of funds while maintaining a stable deposit base and providing convenient and quality services to its customers. These strategies have also allowed the Savings Bank to maintain profitability and a strong capital position through growth at a rate that does not exceed its ability to generate earnings.

Liquidity and Capital Resources

      The Savings Bank is required to maintain minimum levels of liquid assets, as defined by the Office of Thrift Supervision (the "OTS). This requirement, which may be varied from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Savings Bank has historically maintained a level of liquid assets in excess of regulatory requirements, and the Savings Bank's liquidity ratio averaged 20.12% during the month ended December 31, 1996. The Savings Bank manages its liquidity ratio to meet its funding needs including" deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; and loan principal disbursements. The Savings Bank also manages its liquidity ratio to meet its asset and liability management objectives.

      The Savings Bank's primary sources of funds are deposits, amortization and prepayment of loans, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Savings Bank strives to manage the pricing of its deposits to maintain a balanced stream of cash flows commensurate with its loan commitments and other predictable funding needs. The Savings Bank also has other sources of liquidity if a need for additional funds arises. Additional sources of funds include advances from the Federal Home Loan Bank of Pittsburgh along with readily marketable investment securities and mortgage-backed and related securities.

      The Savings Bank anticipates that it will have sufficient funds available to meet its current loan commitments, normal savings withdrawals and the proposed construction project. At December 31, 1996, the Savings Bank had outstanding loan commitments of $133,000. In addition, it had certificates of deposit scheduled to mature within one year of $15,722,000. Management believes that a substantial portion of such deposits will remain with the Savings Bank.

      As required by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the OTS prescribed three separate standards of capital adequacy. The regulations require financial institutions to have minimum tangible capital equal to 1.50% of tangible assets; minimum core capital equal to 3.00% of adjusted tangible assets; and minimum risk-based capital equal to 8.00% of risk-adjusted assets. At December 31, 1996, the Savings Bank's capital was well in excess of regulatory requirements as follows: Tangible Capital was equal to 16.9% of tangible assets; Core Capital was equal to 16.9% of adjusted tangible assets; and Risk-based Capital was equal to 42.4% of risk-adjusted assets. For additional detail on the Savings Bank's capital position, see Note 12 to the Consolidated Financial Statements.

      In August 1993, the OTS adopted a final rule incorporating an interest rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from its total capital for purposes of calculating the risk-based capital requirement. Because the Savings Bank's asset size was less than $300 million and its risk-based capital ratio was in excess of 12% at December 31, 1996, it is not currently subject to the interest rate risk component.

Impact of New Accounting Standards

      In October 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards Number 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which became effective for the Corporation beginning January 1, 1996. SFAS 123 requires increased disclosure of compensation expense arising from both fixed and performance-based stock compensation plans. Such expense will be measured as the fair value of the award at the date it is granted using an option pricing model. SFAS 123 encourages, rather than requires, companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value. Companies are permitted to continue accounting for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25, however, certain items must be disclosed in the notes to the financial statements. The Corporation has continued its application of APB 25 in the consolidated financial statements and has disclosed pro forma net income and earnings per share in a Note 11 to the Consolidated Financial Statements, determined as if the Corporation had applied the new method.

Impact of Inflation and Changing Prices

      The consolidated financial statements of the Corporation and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Corporation's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a greater impact on the Corporation's performance than does the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                          INDEPENDENT AUDITOR'S REPORT




To The Board of Directors and Stockholders of
Beckley Bancorp, Inc. and Subsidiary
Beckley, West Virginia


   We have audited the accompanying consolidated statements of financial condition of Beckley Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beckley Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their consolidated operations and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/ Mason & Bashaw
Certified Public Accountants






Beckley, West Virginia
January 27, 1997

                      BECKLEY BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition



                                                                                 December 31,
                                                                              1996            1995
-----------------------------------------------------------------------------------------------------
ASSETS
Cash and Cash Equivalents (Note 1)                                       $  1,249,750    $  1,370,888
Investment Securities (Notes 1 and 3)
  Available-for-sale (at fair value)                                        5,997,247       5,021,058
  Held-to-maturity (fair values of $997,500 and
   $3,993,000, respectively)                                                  997,417       3,992,627

Collateralized Mortgage Obligations and Other
  Mortgage-backed Securities (Notes 1 and 4)
  Available-for-sale (at fair value)                                       16,483,878      17,953,830

Loans receivable, net (Notes 1 and 5)                                      20,180,072      15,965,582
Bank premises and equipment (Notes 1 and 6)                                   550,853         440,929
Federal Home Loan Bank stock - at cost                                        171,900         175,900
Accrued interest receivable (Note 7)                                          268,456         252,892
Other assets                                                                   64,501          39,626
------------------------------------------------------------------------------------------------------
  TOTAL ASSETS                                                           $ 45,964,074    $ 45,213,332
======================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposit accounts (Note 8)                                              $ 32,246,179    $ 33,426,976
  Income taxes payable (Note 10)                                                   xx          98,609
  Federal Home Loan Bank advances (Note 9)                                  2,000,000              xx
  Deferred income tax (Notes 1 and 10)                                        121,470         215,579
  Other liabilities                                                           314,466         203,914
------------------------------------------------------------------------------------------------------
   Total Liabilities                                                       34,682,115      33,945,078
======================================================================================================

Commitments (Note 13)

Stockholders' Equity (Note 2)
  Preferred stock (par value of $.01 per share,
   250,000 shares authorized; no shares issued
   and outstanding)                                                                xx              xx
  Common stock (par value of $.10 per share,
   1,250,000 shares authorized; 601,465 shares
   issued and outstanding)                                                     60,146          60,146
  Additional paid-in capital                                                5,674,043       5,659,403
  Retained earnings, substantially restricted (Notes 2 and 10)            105,474,077       5,390,944
  Net unrealized gain on securities available-for-sale                        285,649         425,522
  Unearned compensation - ESOP (Note 11)                                     (153,289)       (184,818)
  Unearned compensation - Management Stock Bonus Plan (Note 11)               (58,667)        (82,943)
------------------------------------------------------------------------------------------------------
   Total Stockholders' Equity                                              11,281,959      11,268,254
======================================================================================================
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 45,964,074    $ 45,213,332
======================================================================================================


The accompanying notes are an integral part of these statements.

BECKLEY BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income



                                                       Years Ended December 31,
                                                    1996         1995        1994
------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
  Loans, including certain fees                  $1,539,467   $1,244,361  $1,064,541
  Investment securities                             340,773      422,872     120,508
  Mortgage-backed securities                        313,440      364,835     347,732
  Collateralized mortgage obligations               806,347      781,501     567,971
  Interest bearing deposit accounts                  72,462      182,170     295,885
  Dividends, FHLB and other                          24,580       23,508      20,594
------------------------------------------------------------------------------------
   Total Interest Income                          3,097,069    3,019,247   2,417,231
------------------------------------------------------------------------------------

INTEREST EXPENSE:
  Deposits                                        1,344,909    1,312,569   1,061,352
  Other                                              37,107           xx       6,334
------------------------------------------------------------------------------------
   Total Interest Expense                         1,382,016    1,312,569   1,067,686
------------------------------------------------------------------------------------

Net Interest Income                               1,715,053    1,706,678   1,349,545
Provision for losses on loans (Notes 1 and 5)        52,000       81,000      30,000
------------------------------------------------------------------------------------
Net Interest Income After Provision For
  Losses On Loans                                 1,663,053    1,625,678   1,319,545
------------------------------------------------------------------------------------

NONINTEREST INCOME:
  Service charges on deposit accounts                48,418       46,657      40,865
  Gain on sale of investments available-for-
   sale (Note 3)                                     25,688        4,901          xx
  Gain on sale of collateralized mortgage
   obligations available-for-sale (Note 4)               xx       30,010          xx
  Other income                                       13,097       13,692       9,561
------------------------------------------------------------------------------------
   Total Noninterest Income                          87,203       95,260      50,426
------------------------------------------------------------------------------------

NONINTEREST EXPENSES:
  Salaries and employee benefits (Note 11)          515,203      515,233     469,603
  Occupancy and equipment expense                    79,916       70,508      66,022
  Savings Association Insurance Fund assessment
   (Note 12)                                        211,647           xx          xx
  Federal insurance premiums                         71,425       74,393      77,864
  Data processing expenses                          112,564      120,730     112,744
  Other (Note 14)                                   315,567      319,876     235,260
------------------------------------------------------------------------------------
   Total Noninterest Expenses                     1,306,322    1,100,740     961,493
------------------------------------------------------------------------------------

Income Before Income Taxes                          443,934      620,198     408,478
Provision for income taxes (Note 10)                168,416      224,404     143,667
------------------------------------------------------------------------------------

Net Income                                       $  275,518   $  395,794  $  264,811
====================================================================================


Earnings Per Common Share (For Period
  Subsequent to Initial Issuance of Common
  Stock on July 7, 1994)                         $      .47   $      .69  $      .29
====================================================================================



The accompanying notes are an integral part of these statements.

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                               Years Ended December 31, 1996, 1995 and 1994

                                                                          Additional
                                                                Common     Paid-In
                                                                Stock      Capital
------------------------------------------------------------------------------------

Balance at January 1, 1994                                      $    xx   $       xx

Net unrealized gain upon adoption of FASB 115,
  net of income taxes (Note 1)                                       xx           xx

Sale and issuance of 595,125 shares of common stock
  (Note 2)                                                       59,512    5,539,760

Change in unrealized gain (loss) on securities
  available-for-sale, net of tax (Note 1)                            xx           xx

Common stock committed to be released for allocation -
  ESOP (Note 10)                                                     xx           xx

Increase in fair market value over cost of ESOP shares
  committed to be released (Note 10)                                 xx        2,232

Net income for year ended December 31, 1994                          xx           xx
------------------------------------------------------------------------------------

Balance at December 31, 1994                                     59,512    5,541,992

Dividends on common stock                                            xx           xx

Additional shares issued (6,340)/purchased (800) for
  Management Stock Bonus Plan - at market value (Note 10)           634      107,146

Common stock committed to be released for allocation - ESOP          xx           xx

Increase in fair market value over cost of ESOP shares
  committed to be released                                           xx       10,265

Amortization of unearned compensation - Management Stock
  Bonus Plan                                                         xx           xx

Change in unrealized gain (loss) on securities available-
  for-sale, net of tax (Notes 3 and 4)                               xx           xx

Net income for year ended December 31, 1995                          xx           xx
                                                               --------   ----------

Balance at December 31, 1995                                     60,146    5,659,403

Dividends on common stock                                            xx           xx

Common stock committed to be released for allocation - ESOP          xx           xx

Increase in fair market value over cost of ESOP shares
  committed to be released                                           xx       14,640

Amortization of unearned compensation - Management
  Stock Bonus Plan                                                   xx           xx

Change in unrealized gain on securities available-for-sale,
  net of tax (Notes 3 and 4)                                         xx           xx

Net income for year ended December 31, 1996                          xx           xx
------------------------------------------------------------------------------------

Balance at December 31, 1996                                    $60,146   $5,674,043
====================================================================================











                                                                  Years Ended December 31, 1996, 1995 and 1994

                                                              Unrealized                    Unearned
                                                               Retained       Gain (Loss)                 Compensation
                                                               Earnings -     on Securities    Unearned     Management
                                                              Substantially    Available-     Compensa-       Stock
                                                               Restricted       for-Sale      tion - ESOP   Bonus Plan      Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                                  $   4,868,027   $          xx   $       xx   $         xx  $ 4,868,027

Net unrealized gain upon adoption of FASB 115,
  net of income taxes (Note 1)                                         xx         395,248           xx             xx      395,248

Sale and issuance of 595,125 shares of common stock
  (Note 2)                                                             xx              xx     (238,050)            xx    5,361,222

Change in unrealized gain (loss) on securities
  available-for-sale, net of tax (Note 1)                              xx      (1,072,218)          xx             xx   (1,072,218)

Common stock committed to be released for allocation -
  ESOP (Note 10)                                                       xx              xx       23,805             xx       23,805

Increase in fair market value over cost of ESOP shares
  committed to be released (Note 10)                                   xx              xx           xx             xx        2,232

Net income for year ended December 31, 1994                       264,811              xx           xx             xx      264,811
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                                    5,132,838        (676,970)    (214,245)            xx    9,843,127

Dividends on common stock                                        (137,688)             xx           xx             xx     (137,688)

Additional shares issued (6,340)/purchased (800) for
  Management Stock Bonus Plan - at market value (Note 10)              xx              xx           xx       (121,380)     (13,600)

Common stock committed to be released for allocation - ESOP            xx              xx       29,427             xx       29,427

Increase in fair market value over cost of ESOP shares
  committed to be released                                             xx              xx           xx             xx       10,265

Amortization of unearned compensation - Management Stock
  Bonus Plan                                                           xx              xx           xx         38,437       38,437

Change in unrealized gain (loss) on securities available-
  for-sale, net of tax (Notes 3 and 4)                                 xx       1,102,492           xx             xx    1,102,492

Net income for year ended December 31, 1995                       395,794              xx           xx             xx      395,794
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                                    5,390,944         425,522     (184,818)       (82,943)  11,268,254

Dividends on common stock                                        (192,385)             xx           xx             xx     (192,385)

Common stock committed to be released for allocation - ESOP            xx              xx       31,529             xx       31,529

Increase in fair market value over cost of ESOP shares
  committed to be released                                             xx              xx           xx             xx       14,640

Amortization of unearned compensation - Management
  Stock Bonus Plan                                                     xx              xx           xx         24,276       24,276

Change in unrealized gain on securities available-for-sale,
  net of tax (Notes 3 and 4)                                           xx        (139,873)          xx             xx     (139,873)

Net income for year ended December 31, 1996                       275,518              xx           xx             xx      275,518
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                                $   5,474,077   $     285,649   $  (153,28)  $    (58,667) $11,281,959
===================================================================================================================================

The accompanying notes are an integral part of these statements.
                                                                             13

BECKLEY BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows



                                                                            Years Ended December 31,
                                                                      1996            1995            1994
---------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED BY OPERATING
   ACTIVITIES:
  Interest and dividends received                                 $  3,041,730    $  3,026,274    $  2,300,986
  Service charges and other income                                      61,515          60,349          50,426
  Interest paid                                                     (1,344,939)     (1,312,566)     (1,067,631)
  Cash paid to employees and suppliers                              (1,239,677)     (1,007,379)       (903,142)
  Income taxes paid                                                   (294,814)       (187,266)       (148,257)
---------------------------------------------------------------------------------------------------------------
   Net Cash Provided By Operating Activities                           223,815         579,412         232,382
---------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED (USED) BY INVESTING
  ACTIVITIES:
  Proceeds from sale of securities available for sale:
   Investment security                                                  50,688         960,938              xx
   Collateralized mortgage obligation                                       xx         993,589              xx
  Purchases of investment securities:
   Available-for-sale                                               (3,000,000)     (4,201,663)     (3,417,570)
   Held-to-maturity                                                 (3,492,054)    (48,898,192)     (6,700,000)
  Purchases of CMO and mortgage-backed securities:
   Available-for-sale                                                       xx      (3,920,001)     (4,555,114)
  Proceeds from maturities or calls of
   investment securities:
    Available-for-sale                                               2,250,000       3,500,000              xx
    Held-to-maturity                                                 6,500,000      51,580,082              xx
  Principal repayments on CMO's and mortgage-backed securities:
    Available-for-sale                                               1,015,981         812,151       5,874,397
  Net increase in loans to customers                                (4,258,689)     (2,251,727)     (1,744,870)
  Redemption (purchase) of FHLB stock                                    4,000          (6,500)         10,700
  Purchases of equipment                                               (19,656)        (21,655)        (21,540)
  Payments for architectural fees                                     (110,337)             xx              xx
---------------------------------------------------------------------------------------------------------------
   Net Cash Used By Investing Activities                            (1,060,067)     (1,452,978)    (10,553,99)
---------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY FINANCING
  ACTIVITIES:
  Net decrease in customers' deposit accounts                       (1,180,797)     (1,235,743)       (599,131)
  Advances from FHLB                                                 2,000,000              xx              xx
  Changes in other liabilities                                          88,296         (93,473)         94,737
  Acquisition of common stock for MSBP plan                                 xx         (13,600)             xx
  Net proceeds from sale of stock                                           xx              xx       5,599,272
  Dividends paid                                                      (192,385)       (137,688)             xx
  Purchase of stock by ESOP                                                 xx              xx        (238,050)
---------------------------------------------------------------------------------------------------------------
   Net Cash Provided By Financing Activities                           715,114         990,982       4,856,828
---------------------------------------------------------------------------------------------------------------

(Decrease) Increase in Cash and Cash Equivalents                      (121,138)        117,416      (5,464,787)
Cash and cash equivalents, beginning of year                         1,370,888       1,253,472       6,718,259
---------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents, End of Year (Note 1)                    $ 1,249,750    $  1,370,888    $  1,253,472
===============================================================================================================


The accompanying notes are an integral part of these statements.

                                            BECKLEY BANCORP, INC. AND SUBSIDIARY


                                                        Years Ended December 31,
                                                    1996         1995         1994
--------------------------------------------------------------------------------------

RECONCILEMENT OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:

Net income                                        $ 275,518    $ 395,794    $ 264,811
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                      20,069       15,079       13,038
   (Accretion) and amortization - net               (31,974)     (16,302)     (19,062)
   Provision for loan losses                         52,000       81,000       30,000
   Deferred income tax credit                       (11,962)     (24,996)      (7,646)
   Gain on sale of securities                       (25,688)     (34,911)          xx
   Deferred loan fees                                (7,801)      (2,807)       8,878
   ESOP benefits amortized                           31,529       29,427       23,805
   Amortization of unearned compensation - MSBP      24,276       38,437           xx
   Increase in fair value of ESOP plan shares
     committed to be released for allocation         14,640       10,265        2,232
   (Increase) decrease in accrued interest
     receivable and other assets                    (24,612)      30,458     (102,563)
   Increase in prepaid income taxes                 (15,827)          xx           xx
   Increase (decrease) in accrued interest
     payable and other liabilities                   22,256       (4,166)      15,833
   (Decrease) increase in income taxes payable      (98,609)      62,134        3,056
---------------------------------------------------------------------------------------
   Net Cash Provided By Operating Activities      $ 223,815    $ 579,412    $ 232,382
=======================================================================================


The accompanying notes are an integral part of these statements.

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

   Beckley Bancorp, Inc.'s (the "Parent Company") principal asset is its wholly-owned subsidiary, Beckley Federal Savings Bank (the "Savings Bank"). The Savings Bank is a federally chartered stock savings bank organized and existing under the laws of the United States Home Owner's Loan Act. The Savings Bank provides a variety of financial services to individual and business customers through its two locations in Beckley, West Virginia. This Southern West Virginia area has been historically dependent on the coal mining industry. The Bank's primary deposit products are interest-bearing checking, savings and certificate accounts. Its primary lending product is single-family residential loans.

    BASIS OF ACCOUNTING: The accounting and reporting practices of Beckley Bancorp, Inc. and Subsidiary conform, in all material respects, to generally accepted accounting principles ("GAAP") and to practices within the savings bank industry. The following is a summary of the significant policies.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Beckley Bancorp, Inc. and Beckley Federal Savings Bank, its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated in the consolidation.

   CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits with banks and short-term interest bearing deposits at the Federal Home Loan Bank with an original maturity of three months or less. Cash and cash equivalents at December 31, 1996, 1995 and 1994 are detailed as follows:

                                      1996         1995          1994
                                   ----------   -----------   ----------
Cash and due from banks            $  333,952    $  405,754   $  576,772
FHLB demand deposit                   915,798       965,134      676,700
                                   ----------   -----------   ----------
                                   $1,249,750    $1,370,888   $1,253,472
                                   ==========   ===========   ==========

   INVESTMENT, CMO'S AND OTHER MORTGAGE-BACKED SECURITIES: FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" requires that debt securities that the Company has both the positive intent and ability to hold to maturity be carried at amortized cost. Debt securities that the Company does not have the positive intent or ability to hold to maturity and all marketable equity securities are classified as available-for-sale and carried at estimated fair value. Unrealized holding gains and losses on securities classified as available- for-sale are carried as a separate component of shareholders' equity, net of taxes.

   The Bank's mortgage-backed and related securities consist of mortgage-backed participation certificates (PC's) and collateralized mortgage obligations (CMO's). All of these securities have been issued by the Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA"). The Bank's PC portfolio consists of both fixed-rate and adjustable-rate instruments while the Bank's CMO portfolio consists entirely of adjustable-rate instruments. All of the adjustable-rate instruments have interest rates that reset monthly based on a widely-used cost of funds index. At December 31, 1996, none of the Bank's CMO's were classified as high risk under the Federal Financial Institution Examination Council's guidelines, as adopted by the Office of Thrift Supervision under thrift bulletin 52, for this type of investment.

   Prior to January 1, 1994, the Bank classified all investments in equity, debt, CMO and mortgage-backed securities as held for investment. Because of the issuance of Statement 115, the Bank reevaluated its investment policies and as a result concluded that all of its investment securities (equity, debt and mortgage-backed) should be classified as available-for-sale upon adoption of the Statement. Application of the new rules resulted in an increase of $395,248 in equity, net of a $252,699 tax effect, as of January 1, 1994, representing the recognition in equity of the unrealized appreciation at January 1, 1994.

   Effective November 15, 1995, the FASB offered entities a one-time opportunity to reclassify their accounting securities among Statement 115's three categories (trading, available-for-sale and held-to-maturity). The Bank has made no reclassifications under the provisions which expired December 31, 1995.

   The amortized cost of debt securities classified as held-to-maturity or available- for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income
from   investments.   Interest  and   dividends

                                            BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

are included in income from  investments,  while principal  payments received on
mortgage-backed   securities  reduce  the  original  investment.   The  cost  of
securities sold is based on the specific identification method.

   LOANS: Loans are stated at the unpaid principal amount outstanding, net of unearned income, deferred fees and the allowance for losses. Interest on loans is credited to income as earned and accrued, only if deemed collectible. The Bank discontinues recognizing accrued interest when a loan is specifically determined to be impaired or when payment of interest becomes past due by more than ninety days. Unpaid interest previously accrued on those loans is reversed from income. Non- accrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

    Loan origination fees and certain costs of originating and closing mortgage loans are deferred and recognized over the life of the loans as an adjustment of yield. These amounts are not considered material to operations.

   ALLOWANCE FOR LOSSES ON LOANS: The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. The amount of the allowance is based upon management's evaluation of the collectibility of the loan portfolio, including historical loan loss experience, growth and composition of the loan portfolio, known and inherent risks in the portfolio, current economic conditions, adverse situations which may affect the borrower's ability to repay, and the estimated value of any underlying collateral. The allowance is increased by provisions for loan losses charged against income, and reduced by charge-offs, net of recoveries.

   Additions to the allowance for loan losses on mortgage loans are not deductible for Federal income tax purposes. A separate bad debt deduction for income tax purposes has been established (see Note 10). Additions to the allowance for losses on consumer loans are generally tax deductible to the extent that charge-offs are made during the tax year.

   REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS: Real estate acquired in settlement of loans is recorded, on the date acquired, at the lower of the Bank's cost or management's estimate of its fair market value. Subsequent adjustments made to reflect any decline in value below management's original estimates are charged to current operations through the provision for losses on real estate owned. Operating expenses of such properties, related income, and gains and losses on their disposition are included in operations. The Bank held no real estate acquired in the settlement of loans at December 31, 1996 or 1995.

   BANK PREMISES AND EQUIPMENT: Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation are: buildings and improvements, ten to forty years; and furniture, fixtures and equipment, five to ten years.

   INCOME TAXES: The Bank has adopted SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes (see Note 10). The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax rates. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities. The Bank files a consolidated return with its subsidiary and allocates tax provisions based upon the entities separate taxable income.

    EARNINGS PER SHARE: The Company completed its initial stock offering on July 7, 1994, and, accordingly, earnings per share for 1994 was computed on net income subsequent to July 7, 1994 and the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include shares issuable upon exercise of dilutive options outstanding determined under the treasury stock method. The Company accounts for the shares acquired by its ESOP in accordance with Statement of Position 93-6 and the shares acquired for its Management Stock Bonus Plan ("MSBP") in a manner similar to the ESOP shares; shares acquired by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. The weighted average number of common and common equivalent shares outstanding for the periods indicated below are:

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

   July 27, 1994 through December 31, 1994             571,320 shares
   January 1, 1995 through December 31, 1995           574,050 shares
   January 1, 1996 through December 31, 1996           584,965 shares
===============================================================================

   USE OF ESTIMATES: The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates. Two such material estimates are the allowance for loan losses and fair value of financial instruments (Note 15). Management uses current available information to determine the allowance amount each reporting period. Changes in local economic conditions, requirements of regulators and other factors may require the bank to make further additions to the allowance for loan losses. Therefore, it is reasonably possible that these estimates could change materially in the future.

   NEW ACCOUNTING PRONOUNCEMENTS:  The Financial Accounting Standards Board
(FASB) has issued the following pronouncements.

   The FASB has issued SFAS No. 122, "Accounting for Mortgage Service Rights" and SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 122 deals with selling or securitizing of loans when mortgage servicing rights are retained. SFAS No. 125, which is effective after December 31, 1996, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.

    During 1996, Beckley Bancorp, Inc. and Subsidiary did not sell or securitize loans and retain the mortgage servicing rights. Management does not anticipate that SFAS No. 122 and No. 125 will have any impact upon its prospective financial statements.

   RECLASSIFICATIONS: Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation.

   OTHER POLICIES: Accounting policies regarding benefit plans and the fair values of financial instruments are disclosed in Notes 11 and 15, respectively.

Note 2 - Conversion to Stock Ownership

   At a special meeting on June 27, 1994, the members of the Savings Bank approved management's plan to convert the Savings Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank. Under the plan, the Parent Company acquired 100% of the stock of the Savings Bank for $2,799,636. As part of the conversion to stock form, the Savings Bank formed an Employee Stock Ownership Plan("ESOP") for eligible employees (see Note 11). Shares of the Parent Company were offered for subscription to eligible members of the Savings Bank, the Savings Bank's Employee Stock Ownership Plan (the "ESOP") and certain other persons, as of specified dates, subject to various subscription priorities. All stock was purchased in the subscription offering. The transaction was in the form of a pooling of interests.

   On July 7, 1994, Beckley Bancorp, Inc. (a Delaware Corporation) sold and issued 595,125 shares of $.10 par value common stock at $10 per share (inclusive of 23,805 shares acquired by the ESOP) and became the parent company of the Savings Bank. Net proceeds of $5,599,272, representing gross proceeds net of accumulated conversion and underwriting cost of $351,978, were reflected as common stock and additional paid-in capital in the accompanying statement of financial condition.

   In accordance with OTS Regulations, at the time of conversion, the Savings Bank segregated and restricted $4,868,027 of retained earnings in a liquidation account for the benefit of eligible deposit account holders who continue to maintain their accounts at the Savings Bank after the conversion. In the event of a complete liquidation of the Savings Bank subsequent to the conversion, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted balances of all qualifying deposits then held. The liquidation account will be reduced annually at December 31st to the extent that eligible account holders have reduced their qualifying deposits. The liquidation account approximated $1,812,000 at December 31, 1996.

   Subsequent to the conversion, the Parent Company or the Savings Bank may not declare or pay a cash dividend on any of its shares of common stock if the effect would reduce stockholders' equity below either the amount required for the liquidation account discussed above or the applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 3 - Investment Securities

   The following is a summary of available-for-sale and held-to-maturity securities:



                                              Available-for-Sale Securities
------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
====================================================================================
December 31, 1996
FHLB - Floating rate
  (Weighted average interest rate
  of 4.31%)                          $1,985,878   $    2,820  $    (928)   $1,987,770
FHLB callable bonds - Fixed rate
  (Weighted average interest rate
  of 5.87%)                           2,000,000           xx    (20,211)    1,979,789
FHLMC callable bond - Fixed rate
  (Weighted average interest rate
  of 8%)                              1,000,000        8,167         xx     1,008,167
FHLMC stock                              36,249      985,272         xx     1,021,521
------------------------------------------------------------------------------------
                                     $5,022,127   $ 996,259   $ (21,139)   $5,997,247
====================================================================================


                                               Held-to-Maturity Security
-------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
-------------------------------------------------------------------------------------
December 31, 1996
FHLB - Discount note                 $  997,417   $       83  $       xx   $  997,500
=====================================================================================

Weighted average interest rate             5.47%
=====================================================================================




                                              Available-for-Sale Securities
--------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
--------------------------------------------------------------------------------------
December 31, 1995
FHLB - Floating rate
  (Weighted average interest rate
  of 4.59%)                          $1,969,502   $    7,347  $  (20,000) $1,956,849
FHLB callable bonds - Fixed rate
  (Weighted average interest rate
  of 6.88%)                           2,003,750         933           xx   2,004,683
U.S. Treasury Bill (interest rate
  of 5.39%)                             243,244         589           xx     243,833
FHLMC stock and other marketable
  securities                             61,249     754,444           xx     815,693
------------------------------------------------------------------------------------
                                     $4,277,745   $  763,313  $  (20,000) $5,021,058
====================================================================================




                                               Held-to-Maturity Security
--------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
--------------------------------------------------------------------------------------
December 31, 1995
FHLB - Discount note                 $3,992,627   $      373  $       xx   $3,993,000
======================================================================================
Weighted average interest rate             5.53%
======================================================================================

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 3 - Investment Securities (continued)

   The gross realized gain on sales proceeds of $50,688 and $960,938 on available- for-sale securities totaled $25,688 and $4,901 for the years ended December 31, 1996 and 1995. There were no realized losses. There were no sales of investments securities during 1994. The adjustment, net of income tax, to unrealized gains (losses) on available-for-sale investment securities included as a separate component of shareholders' equity totaled $146,039, $332,165 and ($118,427) in 1996, 1995 and 1994, respectively.

   The amortized cost and estimated fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                               Estimated
                                                  Amortized       Fair
                                                    Cost         Value
============================================================================
   Available-for-Sale:
     Due in one year or less                      $1,495,017   $1,494,878
     Due after one year through five years         2,490,861    2,472,681
     Due after five years through ten years        1,000,000    1,008,167
----------------------------------------------------------------------------
                                                   4,985,878    4,975,726
     Equity securities                                36,249    1,021,521
----------------------------------------------------------------------------
                                                  $5,022,127   $5,997,247
============================================================================

   Held-to-Maturity:
     Due in one year or less                      $  997,417   $  997,500
============================================================================

   Investment securities with a carrying value of $495,806 had been pledged to secure public deposits at December 31, 1996. There were no pledged securities at December 31, 1995.

Note  4  -  Collateralized   Mortgage  Obligations  and  Other   Mortgage-Backed
Securities

   The following is a summary of collateralized mortgage obligations and other mortgage-backed securities:

                                             Available-for-Sale Securities
-------------------------------------------------------------------------------------
                                                  Gross        Gross      Estimated
                                   Amortized    Unrealized  Unrealized       Fair
                                      Cost        Gains       Losses        Value
=====================================================================================
December 31, 1996
Floating rate collateralized
 mortgage obligations:
   FNMA issues                    $ 9,636,540  $   11,682  $  (459,549)  $ 9,188,673
   FHLMC issues                     3,028,047      21,887      (109,055)   2,940,879
(Weighted average interest
  rate of 6.15%)

Mortgage-backed P.C.'s:
  GNMA fixed rate                     471,942      47,711            xx      519,653
  FHLMC fixed rate                    529,346      25,226            xx      554,572
  FNMA fixed rate                       7,132         905            xx        8,037
  FHLMC adj. rate                      89,033          xx        (1,933)      87,100
  FNMA adj. rate                    3,243,548         528       (59,112)   3,184,964
--------------------------------------------------------------------------------------
(Weighted average interest
  rate of 6.88%)                  $17,005,588  $  107,939  $  (629,649)  $16,483,878
======================================================================================

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note  4  -  Collateralized   Mortgage  Obligations  and  Other   Mortgage-Backed
Securities (Continued)

                                             Available-for-Sale Securities
------------------------------------------------------------------------------------
                                                  Gross        Gross      Estimated
                                   Amortized    Unrealized  Unrealized       Fair
                                      Cost        Gains       Losses        Value
====================================================================================
December 31, 1995
Floating rate collateralized
 mortgage obligations:
   FNMA issues                    $10,025,926  $   15,784  $  (144,678)  $ 9,897,032
   FHLMC issues                     3,027,816      26,796       (52,043)   3,002,569
(Weighted average interest
  rate of 6.44%)

Mortgage-backed P.C.'s:
  GNMA fixed rate                     616,790      62,226            xx      679,016
  FHLMC fixed rate                    611,621      32,394            xx      644,015
  FNMA fixed rate                       7,322         858            xx        8,180
  FHLMC adj. rate                     102,107          xx        (1,072)     101,035
  FNMA adj. rate                    3,630,133      13,714       (21,864)   3,621,983
------------------------------------------------------------------------------------
(Weighted average interest
  rate of 7.15%)
                                  $18,021,715  $  151,772  $  (219,657)  $17,953,830
====================================================================================

    The Bank has no principal only, interest only, or residual tranches in its collateralized mortgage obligation portfolio.

   The gross realized gain on sales proceeds of $993,589 on available-for-sale collateralized mortgage obligations totaled $30,010 for the year ended December 31, 1995. There were no sales of these securities during 1996 and 1995. The adjustment, net of income tax, to unrealized gains (losses) on available-for-sale collateralized mortgage obligations and other mortgage-backed securities included as a separate component of shareholders' equity totaled ($285,912), $770,327 and ($953,791) in 1996, 1995 and 1994, respectively.

   There  were  no  pledged   collateralized   mortgage  obligations  and  other
mortgage-backed securities at December 31, 1996 and 1995.

Note 5 - Loans Receivable

   Loans receivable at December 31, 1996 and 1995, consisted of the following:

                                                      1996          1995
==============================================================================
   First mortgage loans:
     One to four family dwellings                  $13,101,985   $12,213,937
     Commercial                                      1,408,898     1,237,487
     Construction                                       96,231       102,650
   Loans secured by deposits                           616,719       616,829
   Consumer installment loans:
     Auto and other personal                         5,179,214     2,056,542
     Commercial                                        103,538        24,907
-----------------------------------------------------------------------------
      Total Loans                                   20,506,585    16,252,352

   Less:   Allowance for losses                       (303,183)     (255,000)
           Net deferred loan fees and reserve for
           uncollected interest.                       (23,330)      (31,770)
-----------------------------------------------------------------------------
                                                   $20,180,072   $15,965,582
=============================================================================
   Weighted average interest rate                         8.14%         8.34%
=============================================================================

BECKLEY BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Note 5 - Loans Receivable (continued)

   Nonaccruing loans at December 31 were as follows:

                                               1996          1995
=====================================================================

   Accumulated nonaccruing loans            $    53,176   $    52,978
=====================================================================

   Interest and fees on loans would have increased $1,166, $1,805 and $288 in 1996, 1995 and 1994, respectively, if nonaccruing loans had been accruing interest at contract rates. Interest income recorded on such loans during 1996, 1995 and 1994 totaled $7,142, $2,923 and $2,998, respectively.

   Activity in the allowance for loan losses is summarized as follows:

                                         1996        1995       1994
-----------------------------------------------------------------------

   Balance, beginning of year           $255,000   $174,000   $144,000
   Provision for loan losses              52,000     81,000     30,000
   Loans charged-off                      (3,817)        xx         xx
-----------------------------------------------------------------------
   Balance, end of year                 $303,183   $255,000   $174,000
=======================================================================

   The Bank primarily originates single-family residential mortgage loans within the Raleigh County, West Virginia area. General policy is to lend up to 80% of the appraised value of the property securing the loan. Historically, Raleigh County has been subject to economic fluctuations within the coal mining industry.

   Loans delinquent over 90 days for principal and interest payments approximated .26% of the total loan balances at December 31, 1996. Management anticipates no loss on these loans due to the collateral value exceeding the loan principal outstanding.

   The Bank was required to adopt the provisions of FASB 114 "Accounting by Creditors for Impairment of a Loan" and FASB 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" during 1995. The statements require that impaired loans that are within their scope be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. Management has evaluated the loan portfolio at December 31, 1996 and 1995 and have determined that no impaired loans existed.

   The Bank has granted loans to certain directors and officers of the Savings Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $289,154 and $196,946 at December 31, 1996 and 1995, respectively. During 1996, new loans were $149,384 and repayments totaled $57,176.

Note 6 - Bank Premises and Equipment

   The following is a detail of office properties and equipment at December 31, 1996 and 1995:
                                                      1996       1995
=========================================================================

   Land and land improvements                       $379,953   $379,953
   Office building - main                             74,332     74,332
   Office building - branch                           86,570     86,570
   Architectural fees, survey and other costs -
     1729 Harper Road                                112,492      2,155
   Equipment, furniture and fixtures                 317,064    299,566
-------------------------------------------------------------------------
                                                     970,411    842,576
   Accumulated depreciation                          419,558    401,647
-------------------------------------------------------------------------
                                                    $550,853   $440,929
=========================================================================

   Architectural fees, survey and other costs are related to the future construction of a new main office at 1729 Harper Road, Beckley, West Virginia. The most recent proposal to construct the facility, as designed, totalled $1.513 million. Management is evaluating the construction costs and consideration is being given to reducing the size of the currently designed facility. The Bank has not entered into any formal contracts to construct the new main office.

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 7 - Accrued Interest Receivable

   Accrued interest receivable at December 31 is summarized as follows:


                                                          1996      1995
===========================================================================

   Interest bearing deposits                           $  4,473   $ 14,291
   Investment securities                                 55,835     39,977
   Collateralized mortgage obligations                   61,186     66,144
   Mortgage-backed securities                            28,950     34,367
   Loans                                                118,012     98,113
----------------------------------------------------------------------------
                                                       $268,456   $252,892
============================================================================

Note 8 - Deposit Accounts

   Deposit accounts at December 31 are comprised of:

                                             December 31,
                                                 1996
               Account Type                  Interest Rate     1996          1995
========================================================================================
   Commercial NOW and business checking       0.00 - 1.0%   $   105,267   $   256,046
   Passbook, including 90 day and club
     accounts                                3.06 - 3.94%     7,368,380    8,140,105
   NOW/SuperNOW accounts                     2.00 - 2.47%     3,377,686    4,141,468
   Money market checking                     2.00 - 2.90%     1,366,923    1,584,198
   Savings certificates                       3.00 - 4.0%       312,653    5,802,065
                                              4.01 - 5.0%     4,760,677    1,487,940
                                              5.01 - 6.0%    13,829,657    8,497,439
                                              6.01 - 7.0%     1,032,581    3,416,416
                                              7.01 - 8.0%        92,355      101,299
----------------------------------------------------------------------------------------
                                                            $32,246,179   $33,426,976
=========================================================================================

   The weighted average interest rate of all deposits for the years ended December 31, 1996 and 1995 was 4.25% and 4.03%, respectively.

   The aggregate amount of certificates of deposit of $100,000 or more was $3,839,000 at December 31, 1996 and $3,537,000 at December 31, 1995.

   Scheduled maturities of savings certificates at December 31, 1996 are as follows:

                                                        Weighted
                                                        Average
                                                        Interest
                                            Balance       Rate
===================================================================

   Under 3 months                         $ 5,438,402    4.93%
   4 to 12 months                          10,283,477    5.15%
   13 to 36 months                          4,257,356    5.51%
   37 to 48 months                             48,688    5.29%
-------------------------------------------------------------------
                                          $20,027,923    5.17%

===================================================================

   Interest expense by deposit category for the years ended December 31 is as follows:

                                          1996         1995          1994
===============================================================================

   Passbook savings, including 90-day
     and club accounts                    234,410    $  271,436   $  369,379
   NOW and money market accounts          123,473       145,326      150,429
   Savings certificates                   987,026       895,807      541,544
-------------------------------------------------------------------------------
                                        1,344,909    $1,312,569   $1,061,352
===============================================================================

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 9 - Advances from Federal Home Loan Bank

   Advances from the Federal Home Loan Bank at December 31, 1996 are as follows:


Short-term fixed rate - 5.93%,
   due 1/15/97                                   $1,000,000
Repo plus - 5.55%, due 3/18/97                    1,000,000
------------------------------------------------------------
                                                 $2,000,000
============================================================
The advances are unsecured with principal and interest payable at maturity. At December 31, 1996, the Bank had a remaining unsecured credit line of $1,473,000 with the Federal Home Loan Bank ("FHLB"). The Bank also has the capacity to borrow up to $13.5 million in additional funds from the FHLB using certain assets as collateral.

Note 10 - Income Taxes

   The Bank has previously qualified under provisions of the Internal Revenue Code that allowed a special bad debt deduction limited generally to a percentage of otherwise taxable income ("percentage of taxable income method") and subject to certain limitations based upon aggregate loans and deposits. Under such provisions, the Bank had established a bad debt reserve, for income tax purposes only, of approximately $1,464,000. As a result of the Small Business Act of 1996, the "percentage of taxable income method" has been eliminated for tax years beginning after December 31, 1995. The Bank is now required to use the "experience method" for establishing bad debt reserves for income tax purposes. The reserve previously established will become the Bank's beginning balance of its experience reserve. Such reserves will be used to absorb losses on mortgage loans for income tax purposes.

   All or a portion of the $1,464,000 may be subject to income tax recapture only if the Bank should liquidate or if the balance in its mortgage loan portfolio at the end of any year falls below the balance in such portfolio at December 31, 1987. Under these circumstances, all or a portion of the reserve would be subject to Federal income tax at the then applicable rates. Management does not anticipate the occurrence of any event that would cause any portion of this reserve to be subject to recapture.

   Income tax expense for the years ending December 31 is summarized as follows:


                                1996       1995        1994
================================================================
   Federal:
     Current                  $166,830    $236,121   $140,140
     Deferred                  (10,933)    (23,240)    (7,066)

   State:
     Current                    13,548      13,279     11,173
     Deferred                   (1,029)     (1,756)      (580)
----------------------------------------------------------------
                              $168,416    $224,404   $143,667
================================================================
   A reconciliation of the differences between the tax provision and tax expense computed by applying the federal statutory income tax rate is as follows:


                                                  1996       1995        1994
================================================================================
   Statutory Federal income tax rate                  34%         34%        34%
--------------------------------------------------------------------------------
   Expected income tax expense at federal rate  $150,900    $210,800   $138,900
     Increase (decrease) in provision
      resulting from:
        State income taxes, net of
         federal benefit                           8,942       9,065      7,400
        Dividends received deduction              (3,275)     (2,810)    (2,475)
        Other                                     11,849       7,349       (158)
-------------------------------------------------------------------------------
                                                $168,416    $224,404   $143,667
===============================================================================
Income tax expense applicable to securities transactions approximated $9,200 and $13,000 for the years ended December 31, 1996 and 1995, respectively.

   The net deferred tax liability in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 10 - Income Taxes (continued)

                                                          1996        1995
==============================================================================
   Deferred tax asset:
     Deferred loan fees                                 $   4,275   $   5,992
     Consumer loan loss reserve                            56,601      41,382
     Accrued health insurance                               7,156       7,524
     Unearned management stock bonus plan                   5,103       5,326
------------------------------------------------------------------------------
                                                           73,135      60,224
     Less valuation allowance                              (7,156)     (7,524)
------------------------------------------------------------------------------
                                                           65,979      52,700
------------------------------------------------------------------------------
   Deferred tax liability:
     Post 1987 tax loan loss reserve                         (295)       (295)
     Accelerated depreciation for tax purposes            (19,392)    (18,075)
     Unrealized gain on securities available-for-sale
      (Note 1)                                           (167,762)   (249,909)
------------------------------------------------------------------------------
                                                         (187,449)   (268,279)
------------------------------------------------------------------------------
   Net Deferred Tax Liability                           $(121,470)  $(215,579)
==============================================================================
    The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized.

Note 11 - Benefit Plans

   Employee Retirement Plan:

   Beckley Federal Savings Bank participates in the Financial Institutions Retirement Fund multi-employer pension plan. This noncontributory defined benefit plan covers all eligible employees meeting certain service and age requirements. The plan operates on a fiscal year ending on June 30, and it is the policy of the Bank to fund the normal cost of the plan. Plan contributions for the years ending June 30, 1997, 1996 and 1995 were $4,647, $17,398 and $38,709, respectively. Due to the fully funded status of the plan, the 1996 contribution was reduced below previous levels due to a future employee contribution offset of $25,011. Pension plan expense was $10,958, $29,017 and $35,270 for the years ended December 31, 1996, 1995 and 1994. If the plan ever became underfunded and the Bank withdrew from the plan, it would be responsible for its share of any unfunded benefit obligations. The data available at December 31, 1996 from the administrators of the plan is not sufficient to develop or determine the Bank's share of the pension plan's accumulated benefit obligation, or the net assets attributable to the plan. The Bank has no intention of withdrawing from the plan.

   Employee Stock Ownership Plan:

   At the time of the stock conversion, the Savings Bank established an employer leveraged Employee Stock Ownership Plan ("ESOP") that covers all full-time employees, age 21 and with one year of service. The ESOP borrowed $238,050 from the Parent Company to purchase 23,805 shares of the Company's common stock, the loan being collateralized by the common stock. The Savings Bank makes annual contributions of $23,805 to the ESOP, which is equal to the ESOP debt service requirement. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction in retained earnings; dividends on unallocated ESOP shares are retained to service the ESOP's loan from the Company. ESOP compensation expense was $48,121, $41,596 and $26,037 for the years ended December 31, 1996, 1995 and 1994. The ESOP shares as of December 31, 1996 were as follows:


Allocated shares                                          4,787
Shares committed to be released                           3,153
Unreleased shares                                        15,329
----------------------------------------------------------------
             Total ESOP Shares                           23,269
================================================================
Fair value of unreleased shares at
             December 31, 1996                         $264,425
================================================================

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 11 - Benefit Plans (continued)

   Management Stock Bonus Plan:

   Upon approval by the Stockholders on May 23, 1995, the Savings Bank established a Management Stock Bonus Plan ("MSBP"), the objective of which is to reward and retain personnel of experience and ability in key positions of responsibility with the Savings Bank. A maximum of 23,805 shares can be purchased by the Plan. Upon the adoption of the Plan, five non-employee Directors and one employee Director were awarded 1,190 non-forfeitable, except for cause, plan shares each to be allocated at the rate of one-fifth as of the Effective Date and an additional one-fifth following each of the next four successive years. The total plan shares to be awarded to non-employee directors shall not exceed 5,950 in the aggregate under the Plan. All employees are eligible to receive benefits under the MSBP at the sole discretion of a committee of not less than three non-employee members of the Savings Bank Board. The MSBP is managed by trustees who are non-employee directors of the Savings Bank.

    The MSBP purchased 7,140 shares of the Parent Company's stock for $121,380 during 1995. Of the shares purchased, 6,340 were newly issued by Beckley Bancorp, Inc. These shares were granted in the form of restricted stock payable 20% upon date of award (May 23, 1995) and the remaining shares issuable equally over a four-year period beginning May 23, 1996. Compensation expense in the amount of the fair market value of the common stock at the date of grant to the individual, will be recognized over the period during which the shares are payable. A recipient of such restricted stock is entitled to all voting and other stockholder rights (including the right to receive dividends on issued and non-issued shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of. If a recipient of such restricted stock grant terminates employment for reasons other than death, disability or retirement, the recipient forfeits all rights to the unissued shares under restriction. If the participant's service terminates as a result of death, disability, retirement or a change in control of the Savings Bank, all restrictions expire and all shares unissued become unrestricted. The Board of Directors can terminate the MSBP at any time, and if it does so, any shares not allocated will revert to the Company.

   Compensation expense under the plan was $20,751 and $36,914 for the years ending December 31, 1996 and 1995, respectively.

   Stock Option Plan:

   Upon approval of the Stockholders, on May 23, 1995, Beckley Bancorp, Inc. adopted the 1994 Stock Option Plan. The aggregate number of shares with respect to which awards may be made pursuant to the Plan was limited to 59,512. On June 11, 1996, the Board of Directors of the Company adopted the 1996 Directors' Stock Option Plan. A total of 30,000 shares were transferred from the 1994 Plan into the 1996 Plan. The purpose of the Plans is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. The Option Plans provide for a term of ten years, after which no awards may be made, unless such Plans are earlier terminated by the Board of Directors.

   The  Option  Plans  are  administered  by  a  committee   consisting  of  the
non-employee members of the Board of Directors (the "Option Committee"). The Option Committee selects the employees to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant, and no option shall be exercisable after the expiration of ten years from the grant date. In the case of any director or employee who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

   The following table provides details of the activity within the Option Plans during the twelve-month period ended December 31, 1996:

                                                                  Weighted-
                                                                   Average
                                                                  Exercise
                                                       Options      Price
=============================================================================

   Outstanding, January 1                                17,250      $15.63

     Granted                                             42,262      $18.25
     Exercised                                               xx
     Forfeited                                             (123)     $18.25

-----------------------------------------------------------------------------
   Outstanding, December 31                              59,389      $17.49
=============================================================================
   Exercisable at end of year                            58,868      $17.48
=============================================================================
   Weighted-average fair value of options granted
     during the year                                      $5.46
=============================================================================

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 11 - Benefit Plans (continued)

   No options have expired under the Plans. The exercise prices on the options outstanding range from $15.625 to $18.25 per share. The weighted average remaining life of the options outstanding is 9.2 years.

   Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1996 and 1995.

                                                1996       1995
==================================================================

   Net income as reported                     $275,518   $395,794
   Pro forma net income                       $ 97,606   $337,830

   Earnings per share as reported             $    .47   $    .69
   Pro forma earnings per share               $    .17   $    .59
==================================================================
   In future years, the pro forma effect of not applying this standard is not expected to increase as additional options are not expected to be granted. However, if additional options are granted in future years, the granting of such options will likely increase the pro forma effect of not applying this standard.

   The value of the options granted were estimated using the Black-Scholes Option Value Model. For the options granted in 1995, the significant assumptions used were (1) a risk-free interest rate of 6.50%, (2) a volatility factor on the stock price of .066542, (3) an expected dividend yield of 2.00%, and (4) an estimated life of ten years. For the options granted in 1996, assumptions used were (1) a weighted-average risk-free interest rate of 6.84%, (2) a weighted-average volatility factor of .090948, (3) an expected dividend yield of 2.00%, and (4) a weighted-average estimated life of ten years.

Note 12 - Regulatory Requirements and Restrictions

   Beckley Federal Savings Bank is subject to requirements and restrictions imposed by various federal regulators. These requirements, among other things, establish minimum levels of capital and require that minimum cash reserve balances be maintained.

   The Savings Bank currently exceeds the following regulatory capital requirements issued by the Office of Thrift Supervision pursuant to FIRREA: 1.5% tangible capital requirement, 3% core capital requirement and 8% risked-based capital requirement. The following schedule shows the Savings Bank's compliance with regulatory capital standards at December 31, 1996:

                                                              (In Thousands)
                                                                             Risk-
                                                       Tangible    Core      Based
                                                       Capital    Capital   Capital
=====================================================================================

   Total stockholder's equity of Savings Bank          $  8,009   $ 8,009   $ 8,009

   Adjustments:
     Net unrealized gain on securities available
       for sale                                            (286)     (286)     (286)
     Allowance for loan losses (limited to 1.25% of
      risk-weighted assets)                                  xx        xx       235

   Regulatory capital - computed                          7,723     7,723     7,958
   Minimum capital requirement                              685     1,371     1,503
-------------------------------------------------------------------------------------
   Regulatory capital - excess                         $  7,038   $ 6,352   $ 6,455
=====================================================================================
   Regulatory capital - requirement                         1.5%      3.0%      8.0%
   Regulatory capital - computed                           16.9%     16.9%     42.4%


   At December 31, 1996, regulatory assets used in computing tangible and core capital requirements were $45,690,000. Total risk weighted assets at this date were $18,790,000.

   There were no material differences between the net income and retained earnings presented in these financial statements and those reported for regulatory purposes for each of the years ended December 31, 1996, 1995 and 1994.

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 12 - Regulatory Requirements and Restrictions (continued)

   The Federal Deposit Insurance Corporation ("FDIC") currently administers two separate deposit insurance funds, the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). Due to the BIF being fully funded and SAIF being underfunded, effective September 30, 1995, the FDIC substantially lowered the insurance premium of the BIF members while maintaining the higher rate for all SAIF members. Additionally, effective January 1996, the total annual premium for most BIF members was lowered further to a flat $2,000 per year. These reductions in insurance premiums for BIF members placed SAIF members, such as the bank, at a material competitive disadvantage to BIF members.

   Effective September 30, 1996, federal law was revised to mandate a one-time special premium assessment on SAIF members, such as the Bank, of approximately 65.7% per $100 of insured deposits held on March 31, 1995. The special assessment was made to fully capitalize the SAIF to be at par with the BIF. The Bank recorded a $211,647 pre-tax expense for this assessment during 1996. Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately 6.4% per $100 of insured deposits on an annual basis through the end of 1999. During this same period, BIF members are expected to be assessed approximately 1.3% per $100 of insured deposits. Beginning January 1, 2000, assessments for the BIF and SAIF members should be the same rate. The higher premiums paid by SAIF members during this period will be used to pay the obligations of the Financing Corporations debt obligation. Assuming the above reduction, beginning January 1, 1997, the rate of deposit insurance premium assessed the Bank will decline by approximately 70%.

Note 13 - Commitments

   Loan commitments at December 31, 1996 were $133,000 for fixed and adjustable rate real estate loans. The weighted average interest rate on these loan commitments was 7.30% and they were approved under normal loan underwriting standards established by the Bank.

   Effective March 1, 1993, Beckley Federal Savings Bank entered into a five-year agreement with FiServ, Inc. for the use of its data processing services. The contract calls for annual increases over the prior year price not to exceed 4%. The Bank may terminate the agreement by giving 180 days' written notice. Total expense relating to the agreement was $49,789 in 1996, $52,818 in 1995 and $51,126 in 1994.

   Effective January 1, 1997, the Bank entered into an employment agreement with President Duane K. Sellards. The agreement is for a term of three years and has a base salary of $116,000. The agreement is terminable by the Bank for just cause, as defined by the agreement. Termination without just cause requires a continuation of the agreement while an involuntary termination requires a lump sum payment.

   On January 22, 1997, the Board of Directors of Beckley Federal Savings Bank received approval from the Office of Thrift Supervision to declare, at its next regular meeting, a cash dividend to the Parent equal to 100% of the net income for the year ended December 31, 1996. On January 14, 1997, the Board of Directors of Beckley Bancorp, Inc. declared a $0.14 per share cash dividend and $.08 special dividend payable on February 18, 1997 to the Corporation's shareholder's of record as of January 31, 1997.

Note 14 - Other Expenses

   Other operating expenses for the years ended 1996, 1995 and 1994 include:

                                                       1996        1995       1994
=====================================================================================

   Director's fees                                    $ 39,600   $ 39,000   $ 39,000
   Management stock bonus plan - Non-employee
     directors                                          17,292     30,762         xx
   Payroll taxes                                        32,926     32,152     30,219
   Personal property, franchise and other taxes         39,166     27,052     23,128
   Legal, auditing and examinations                     70,145     82,676     47,593
   Other                                               116,438    108,234     95,320
--------------------------------------------------------------------------------------
                                                      $315,567   $319,876   $235,260
======================================================================================

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 15 - Fair Value of Financial Instruments

   The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The Bank adopted the provisions of SFAS No. 107 during the year ended December 31, 1995. The estimated fair value amounts have been determined by Beckley Bancorp, Inc. and Subsidiary using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

   The Bank's estimated fair value of financial instruments as of December 31 are as follows (in thousands):

                                                   1996                  1995
---------------------------------------------------------------------------------------
                                            Carrying  Estimated   Carrying Estimated
                                            Amount    Fair Value  Amount   Fair Value
=======================================================================================
   Assets:
     Cash and cash equivalents              $ 1,250   $   1,250  $  1,371  $   1,371
     Investment securities:
      Available-for-sale                      5,997       5,997     5,021      5,021
      Held-to-maturity                          997         997     3,993      3,993
     CMO's and other mortgage-backed
      securities - available-for-sale        16,484      16,484    17,954     17,954
     Loans receivable, net                   20,180      20,283    15,966     16,337
     Federal Home Loan Bank stock               172         172       176        176

   Liabilities:
     Demand and savings deposits             12,218      12,218    14,122     14,122
     Certificates of deposit                 20,028      20,038    19,305     19,336
     Federal Home Loan Bank advances          2,000       2,000        xx         xx



                                                   1996                  1995
--------------------------------------------------------------------------------------
                                            Contract  Estimated   Contract Estimated
                                              or      Unrealized    or     Unrealized
                                            Notional    Gain      Notional   Gain
                                            Amount     (Loss)     Amount    (Loss)
======================================================================================
   Off-balance sheet financial instruments:
     Lending commitments, fixed rate        $    133  $       xx  $     69 $        2
======================================================================================

   The following methods and assumptions were used to determine the fair value of financial instruments:

      Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

      Investment Securities - Fair values are based on quotes provided by a recognized pricing service.

      Collateralized and Other Mortgage-Backed Securities - Fair values are based on quotes provided by a recognized pricing service.

      Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as single family residential mortgages, multi-family residential mortgages, non-residential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 15 - Fair Value of Financial Instruments (continued)

      Federal Home Loan Bank Stock - The carrying value of capital stock of the Federal Home Loan Bank approximates its fair value.

      Demand Deposits - The fair value of NOW accounts and savings accounts was the amount payable on demand at the reporting date.

      Time Certificates - The fair value was determined using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

      Federal Home Loan Bank advance - The fair value was determined using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

      Loan Commitments - Fixed Rate - The estimated fair value of commitments to originate fixed-rate loans is determined based on the difference between current levels of interest rates and the committed rates.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Note 16 - Parent Company Only Condensed Financial Information

   Beckley Bancorp, Inc. was organized to serve as the holding company for Beckley Federal Savings Bank and began operations on July 7, 1994 in conjunction with the Savings Bank's mutual-to-stock conversion and the Company's initial public offering of common stock. The Company's (Parent company only) balance sheets as of December 31, 1996 and 1995 and related statements of income and cash flows for December 31, 1996 and 1995 and for the period from inception (July 7, 1994) to December 31, 1994 are as follows:


BECKLEY BANCORP, INC.
BALANCE SHEETS
December 31, 1996 and 1995                            1996          1995
=============================================================================
Assets
  Cash and cash equivalents                        $   120,341   $  288,036
  Investment in Beckley Federal Savings Bank         8,008,569    8,196,801
  Loan to Beckley Federal Savings Bank               3,010,000    2,617,000
  Loan to Savings Bank ESOP                            153,289      184,818
  Other                                                    942        1,192
-----------------------------------------------------------------------------
   Total Assets                                    $11,293,141   $11,287,847
=============================================================================

Liabilities and Stockholders' Equity
  Other liabilities                                $     3,945   $     8,420
  Income taxes payable                                   7,237        11,173
  Stockholders' Equity                              11,281,959    11,268,254
-----------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity      $11,293,141   $11,287,847
=============================================================================

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 16 - Parent Company Only Condensed Financial Information (continued)

STATEMENTS OF INCOME

Years Ended December 31, 1996, 1995 and
Period From Inception (July 7, 1994) to
December 31, 1994                                1996         1995          1994
====================================================================================
Income:
  Interest on loans                           $  140,112   $   139,626   $   65,352
  Dividends from subsidiary                      358,880       241,778           xx
-------------------------------------------------------------------------------------
                                                 498,992       381,404       65,352
-------------------------------------------------------------------------------------
Professional fees and other expenses              62,259        75,518       28,828
-------------------------------------------------------------------------------------
Income before income taxes and (excess
  dividends) equity in undistributed earnings
  of subsidiary                                  436,733       305,886       36,524
Provision for income taxes                        31,171        27,194       13,491
-------------------------------------------------------------------------------------
                                                 405,562       278,692       23,033

(Excess dividends) equity in undistributed
  net income of subsidiary                      (130,044)      117,102      241,778
-------------------------------------------------------------------------------------
Net Income                                    $   275,518  $   395,794   $   264,811
=====================================================================================

STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996, 1995 and
Period From Inception (July 7, 1994) to
December 31, 1994                                1996         1995          1994
=====================================================================================
Cash Flows From Operating Activities:
  Net income                                   $  275,518   $  395,794   $  264,811
  Adjustments to reconcile net income to net
  cash provided by operating activities:
   Excess dividends (equity) in undistributed
     net income of subsidiary                    130,044      (117,102)    (241,778)
   Decrease (increase) in other assets               250        (1,192)          xx
   Increase in other liabilities                  (8,411)        4,318       15,275
   Other                                         (11,240)           xx           xx
-------------------------------------------------------------------------------------
     Net Cash Provided by Operations             386,161       281,818       38,308
-------------------------------------------------------------------------------------
Cash Flows From (Used by) Investing Activities:
  Payments received on loans                      31,529        29,427           xx
  Loans originated, net of payments             (393,000)           xx   (2,617,000)
  Purchase of Savings Bank subsidiary stock           xx            xx   (2,799,636)
-------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Investing
     Activities                                 (361,471)       29,427   (5,416,636)
--------------------------------------------------------------------------------------
Cash Flows (Used by) From Financing Activities:
  Proceeds from issuance of common stock for
   Management Stock Bonus Plan                        xx       107,780           xx
  Cash dividends paid                           (192,385)     (137,688)          xx
  Proceeds from sale of stock - net                   xx            xx    5,599,272
  Purchase of stock by ESOP less payments             xx            xx     (214,245)
--------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Financing
     Activities                                 (192,385)      (29,908)   5,385,027
--------------------------------------------------------------------------------------
(Decrease) increase in cash and cash
  equivalents                                   (167,695)      281,337        6,699
Cash and cash equivalents, beginning of year     288,036         6,699           xx
======================================================================================
Cash and Cash Equivalents, End of Year        $   120,341  $   288,036   $     6,699
======================================================================================
Supplemental Disclosures:
  Interest Paid                               $        xx  $        xx   $     6,334
======================================================================================
  Income Taxes Paid                           $    34,857  $    20,942   $        xx
======================================================================================

Directors and Officers

Board of Directors of Beckley Bancorp, Inc.
and Beckley Federal Savings Bank

         Robert N. File
         Attorney-At-Law, Partner
         File, Payne, Scherer & File

         Arnold Graybeal
         Vice President and Treasurer
         Boyce, Graybeal & Sayre, Inc.

         James H. Perry, Jr.
         Real Estate Sales Agent
         Coldwell-Banker, Raleigh Real Estate Center

         Ned H. Ragland, Jr.
         Attorney-At-Law, Proprietor
         Ragland Law Offices

         Tracy L. Riffe
         Chairman of the Board
         Retired President & CEO
         of Beckley Federal Savings Bank

         Duane K. Sellards
         President and Chief Executive Officer

Executive Officers of Beckley Bancorp, Inc.
and Beckley Federal Savings Bank

         Tracy L. Riffe
         Chairman of the Board

         Duane K. Sellards
         President and
         Chief Executive Officer

         Ned H. Ragland, Jr.
         Secretary and Treasurer

         Brian K. Pate
         Vice President and
         Chief Financial Officer

         Janet F. Zutaut
         Vice President of
         Beckley Federal Savings Bank

         Corporate Information
         Corporate Offices
         200 Main Street, P.O. Box 1069
         Beckley, West Virginia  25802-1069
         Telephone:  (304) 252-6201

         Transfer Agent
         American Securities Transfer & Trust, Inc.
         938 Quail Street, Suite 101
         Lakewood, Colorado  80215-5513
         Telephone:  (303) 234-5300

         Stock Listing
         Over-the-Counter Market (NASD Bulletin Board)
         Trading Symbol:  BCKB

         Independent Auditors
         Mason and Bashaw, CPA's, A.C.
         112 Main Street
         Beckley, West Virginia  25801

         Special Counsel
         Malizia, Spidi, Sloane & Fisch, P.C.
         One Franklin Square
         1301 K Street, N.W., Suite 700 East
         Washington, D.C.  20005

         Annual Meeting
         The Annual Meeting of Stockholders will be held at 10:00 a.m. on Tuesday, May 20, 1997, at the Raleigh County Armory Civic Center, 200 Armory Drive, Beckley, West Virginia.

         FORM 10-K
         A copy of the Corporation's Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request. Requests should be directed to the Corporate Offices, Attention: Chief Financial Officer.

Quarterly Stock and Dividend Information

      Since its issuance in July 1994, the Corporation's common stock has been traded in the over-the-counter market. The following table reflects high and low bids information as published by the National Quotation Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                 HIGH        LOW

Jan. 1. 1995 - March 31, 1995      13 5/8    11
April 1, 1995 - June 30, 1995      14 1/2    12 1/2
July 1, 1995 - Sept. 30, 1995      14 1/2    12 1/2
Oct. 1, 1995 - Dec. 31, 1995       16        13 5/8
Jan. 1, 1996 - March 31, 1996      16 1/2    16
April 1, 1996 - June 30, 1996      16 1/2    16 1/2
July 1, 1996 - Sept, 30, 1996      17        16 1/2
Oct. 1, 1996 - Dec. 31, 1996       16 1/2    16 1/2

      The number of stockholders of record of common stock as of March 15, 1997, was approximately 259. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 15, 1997, there were 601, 465 shares of common stock outstanding.

      On January 14, 1997, the Board of Directors of the Corporation declared a $0.14 per share regular semi-annual cash dividend and a $0.08 per share special cash dividend payable on February 18th to stockholders of record as of January 31st. The Corporation expects to continue its policy of paying regular cash dividends; however, further declarations of dividends by the Corporation's Board of Directors will depend on a number of factors, including investment opportunities available to the Corporation or the Savings Bank, capital requirements, regulatory limitations, the Corporation's and the Savings Bank's results of operations and financial condition, tax considerations, and general economic conditions.

      Because the Savings Bank meets its fully phased-in capital requirements, it is permitted to pay dividends to the Corporation during any calendar year equal to the greater of (1) 100% of its net income, plus an amount that would reduce by one-half its "surplus capital ratio" (defined as the amount of capital in excess of the fully phased-in requirement) at the beginning of the calendar year, or (2) 75% of its net income over the most recent four-quarter period. Under Delaware law, the Corporation may pay dividends to its stockholders in an amount of its surplus (the amount of capital in excess of the par value of its surplus.)

[LOGO]

BECKLEY BANCORP, INC.
200 Main Street, P.O. Box 1069
Beckley, West Virginia 25802-1069
Telephone (304) 252-6201

                                                                       EXHIBIT 2
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

(Mark One)

 X      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
---     SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended   MARCH 31, 1997
                                 -----------------------------------------------

        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
----    SECURITES EXCHANGE ACT OF 1934

For the transition period from              to
                               ------------    ---------------------------------

Commission File Number:     0-23878
                            ----------------------------------------------------

                              BECKLEY BANCORP, INC.
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

           DELAWARE                        55-0733525
--------------------------------------------------------------------------------
(State or other jurisdiction      (I.R.S. Employer Identification No.)
of incorporation or organization)

     200 MAIN STREET, BECKLEY, WEST VIRGINIA                      25801
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)

                                 (304) 252-6201
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

                                       N/A
--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)


        Indicate by check mark whether the regristrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                      X  Yes            No
                                                     ---            ---

        Indicate the number of shares outstanding of each of the issuer's classes of common stock as of April 25, 1997:

                      Class                             Outstanding
                      -----                             -----------

          $.10 par value common stock                 601,465 shares

                              BECKLEY BANCORP, INC.

                                      INDEX




PART I - FINANCIAL INFORMATION
------------------------------


        Item 1. - Financial Statements
        ------
               Consolidated Statements of Financial Position
               as of March 31, 1997 (Unaudited) and as of
               December 31, 1996                                         1

               Consolidated Statements of Income for the
               Three Months Ended March 31, 1997 and
               1996 (Unaudited)                                          2

               Consolidated Statements of Cash Flows for
               the Three Months Ended March 31, 1997
               and 1996 (Unaudited)                                  3 - 4

               Consolidated Statements of Shareholders'
               Equity for the Three Months Ended March
               31, 1997 and 1996 (Unaudited)                             5

               Notes to Consolidated Financial
               Statements (Unaudited)                                6 - 8


        Item 2. - Managements Discussion and Analysis of
                      Financial Condition and Results of
                      Operations                                    9 - 13



PART II - OTHER INFORMATION


        Item 5. - Other Information                                     13
        -------


        Item 6. - Exhibits and Reports on Form 8-K                      13
        -------



SIGNATURES                                                              14

        BECKLEY BANCORP, INC.
        PART I - FINANCIAL INFORMATION, Item 1. - Financial Statements CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
        (Amounts in Thousands)


                                                                       March 31,               December 31,
                                                                          1997                     1996
                                                                    --------------           --------------
                                                                       (Unaudited)                  *1
        ASSETS
        Cash and due from banks                                     $         388            $         334
        Interest bearing deposits in other banks                            1,522                      916
        Securities available for sale                                       4,961                    5,997
        Securities held-to-maturity (market
           value of $997)                                                      --                      997
        Collateralized mortgage obligations and
           other mortgage-backed securities
           available-for-sale                                              16,289                   16,484
        Loans receivable, net - Note 4                                     20,403                   20,180
        Bank premises and equipment, at cost
           net of accumulated depreciation                                    545                      551
        Federal Home Loan Bank stock - at cost                                175                      172
        Accrued interest receivable                                           285                      268
        Other assets                                                           55                       65
                                                                    -------------            -------------
           TOTAL ASSETS                                                    44,623                   45,964
                                                                    -------------            -------------
        LIABILITIES AND
           STOCKHOLDERS' EQUITY
        LIABILITIES
        Deposit accounts                                                   32,975                   32,246
        Short-term borrowings                                                  --                    2,000
        Deferred income tax liability                                          90                      121
        Accrued expenses and other liabilities                                344                      315
                                                                    -------------            -------------
           TOTAL LIABILITIES                                               33,409                   34,682
                                                                    -------------            -------------

        STOCKHOLDERS' EQUITY
        Preferred stock, $.01 par value,
           250,000 shares authorized, none issued                              --                       --
        Common stock, $.10 par value,
           1,250,000 shares authorized,
           601,465 shares issued and outstanding                               60                       60
        Additional paid-in-capital                                          5,678                    5,674
        Retained earnings (substantially restricted)                        5,438                    5,474
        Unearned ESOP shares, at cost                                        (142)                    (153)
        Unearned MSBP shares, at cost                                         (52)                     (59)
        Net unrealized gain on
           securities available for sale                                      232                      286
                                                                    -------------            -------------
           TOTAL STOCKHOLDERS' EQUITY                                      11,214                   11,282
                                                                    -------------            -------------
           TOTAL LIABILITIES AND
              STOCKHOLDERS' EQUITY                                  $      44,623            $      45,964
                                                                    =============            =============

        *1 - Derived from the audited financial statements.

        The accompanying notes are an integral part of these statements.

         BECKLEY BANCORP, INC.
         PART I - FINANCIAL INFORMATION, Item 1. - (Continued)
         CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
         (Amounts in Thousands, Except Per Share Data)

                                                                                      Three Months
                                                                                         Ended
                                                                                       March 31,
                                                                              -----------------------------
                                                                                 1997                1996
                                                                              --------            ---------

         INTEREST AND DIVIDEND INCOME
            Loans, including certain fees                                     $   419             $   363
            Investment securities                                                  78                  85
            Collateralized mortgage obligations and
               other mortgage-backed securities                                   267                 294
            Interest bearing deposit accounts                                      19                  25
            Dividends, FHLB and other                                               6                   6
                                                                              -------             -------
               TOTAL INTEREST INCOME                                              789                 773
                                                                              -------             -------
         INTEREST EXPENSE
            Deposit Accounts                                                      346                 332
            Other                                                                  16                  --
                                                                              -------             -------
               TOTAL INTEREST EXPENSE                                             362                 332
                                                                              -------             -------
         NET INTEREST INCOME                                                      427                 441

         Provision for losses on loans                                              2                  15
                                                                              -------             -------
         NET INTEREST INCOME AFTER
            PROVISION FOR LOSSES ON LOANS                                         425                 426
                                                                              -------             -------

         NON-INTEREST INCOME
            Service charges on deposit accounts                                    13                  11
            Other income                                                            4                   4
                                                                              -------             -------

               TOTAL NON-INTEREST INCOME                                           17                  15
                                                                              -------             -------

         NON-INTEREST EXPENSE
            Salaries and employee benefits                                        138                 137
            Occupancy and equipment expense                                        21                  22
            Federal deposit insurance premiums                                      5                  19
            Service bureau and other data processing                               31                  32
            Other                                                                 100                  90
                                                                              -------             -------
               TOTAL NON-INTEREST EXPENSE                                         295                 300
                                                                              -------             -------

         INCOME BEFORE INCOME TAXES                                               147                 141
                                                                              -------             -------
         Provision for income taxes                                                54                  55
                                                                              -------             -------
         NET INCOME                                                           $    93             $    86
                                                                              =======             =======

         EARNINGS PER COMMON SHARE - Note 3                                     $0.16               $0.15
                                                                              =======             =======


         The accompanying notes are an integral part of these statements.

     BECKLEY BANCORP, INC.
     PART I - FINANCIAL INFORMATION, Item 1. - (Continued)
     CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
     (Amounts in thousands)

                                                                Three Months Ended March 31,
                                                                1997                  1996
                                                            --------------        --------------

     OPERATING ACTIVITIES:

     Net Income                                             $        93           $        86

     Adjustments to reconcile net income to net
        cash provided by operating activities:
        Depreciation                                                  6                     6
        (Accretion) and amortization, net                           (16)                  (16)
        Provision for losses on loans                                 2                    15
        Decrease in deferred loan fees                               (3)                   (4)
        Amortized ESOP benefits                                      16                    15
        Amortized MSBP compensation                                   6                     5
        Increase in accrued income and
           other assets                                              (7)                  (17)
        Increase (decrease) in accrued expenses and
           other liabilities                                         29                  (143)
                                                            -----------           -----------
        NET CASH PROVIDED BY OPERATING
           ACTIVITIES                                               126                   (53)
                                                            -----------           -----------
     INVESTING ACTIVITIES:

     Principal repayments and redemptions on
        collateralized mortgage obligations and
        other mortgage-backed securities
        - Available-for-sale                                        150                   225
     Purchases of investment securities
        - Available-for-sale                                         --                (1,000)
        - Held-to-maturity                                       (2,491)               (2,495)
     Proceeds from maturities or calls of
        investment securities
        - Available-for-sale                                      1,000                 1,000
        - Held-to-maturity                                        3,500                 6,500
     Net (increase) decrease in loans made
        to customers                                               (222)               (1,644)
     Redemption of Federal Home Loan Bank stock                      --                     4
     Purchase of Federal Home Loan Bank stock                        (3)                   --
     Additions to premises and equipment                             --                   (11)
                                                            -----------           -----------
        NET CASH PROVIDED (USED) BY INVESTING
           ACTIVITIES                                       $     1,934           $     2,579
                                                            ===========           ===========


     The accompanying notes are an integral part of these statements.

     BECKLEY BANCORP, INC.
     PART I - FINANCIAL INFORMATION, Item 1. - (Continued)
     CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Continued) (Amounts in thousands)

                                                                Three Months Ended March 31,
                                                                 1997                  1996
                                                            -------------         -------------

     FINANCING ACTIVITIES:

     Net increase/(decrease) in deposit accounts            $       729           $    (1,006)
     Proceeds from short-term borrowings                          1,000                    --
     Maturities of short-term borrowings                         (3,000)                   --
     Cash dividends paid on common stock                           (129)                 (116)
                                                            -----------           -----------
        NET CASH PROVIDED BY FINANCING
           ACTIVITIES                                            (1,400)               (1,122)
                                                            -----------           -----------
     Increase in cash and cash equivalents                          660                 1,404
     Cash and cash equivalents, beginning
        of year                                                   1,250                 1,371
                                                            -----------           -----------
        CASH AND CASH EQUIVALENTS,
           END OF PERIOD                                    $     1,910           $     2,775
                                                            ===========           ===========




     SUPPLEMENTAL DISCLOSURE OF CASH FLOW
        INFORMATION

     Cash paid during the period for:

        Interest                                            $       357           $       327
                                                            ===========           ===========

        Income taxes                                        $        --           $       101
                                                            ===========           ===========





     The accompanying notes are an integral part of these statements.

      BECKLEY BANCORP, INC.
      PART I - FINANCIAL INFORMATION, Item 1. - (Continued)
      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
      (Amounts in thousands)

                                                                                                             Unrealized
                                                                                                               Gains/
                                                                                                             (Losses) on
                                                           Additional              Deferred     Unearned      Available
                                                Common      Paid-in     Retained     ESOP         MSBP        For-Sale
                                                 Stock      Capital     Earnings   Benefit    Compensation   Securities     TOTAL
                                             ----------  -----------  ---------  ---------  -------------    ----------  ----------


 THREE MONTHS ENDED MARCH 31, 1996

 Balance, December 31, 1995                  $       60  $     5,659  $   5,391  $    (185) $         (83)          426  $ 11,268

 Payment of $0.13 per share regular
    cash dividend on February 15, 1996                                      (75)                                              (75)

 Payment of $0.07 per share special
    cash dividend on February 15, 1996                                      (41)                                              (41)

 Net income, three months ended
    March 31, 1996                                                           86                                                86

 Change in unrealized gain/(loss)
    on available-for-sale
    securities, net of tax                                                                                          (50)      (50)

 Change in unearned ESOP shares                                    4                    11                                     15

 Change in unearned MSBP shares                                   (1)                                   6                       5
                                             ----------  -----------  ---------  ---------  -------------   -----------  --------

 Balance, March 31, 1996                     $       60  $     5,662  $   5,361  $    (174) $         (77)          376  $ 11,208
                                             ==========  ===========  =========  =========  =============   ===========  ========



 THREE MONTHS ENDED MARCH 31, 1997

 Balance, December 31, 1996                  $       60  $     5,674  $   5,474  $    (153) $         (59)          286  $ 11,282

 Payment of $0.14 per share regular
    cash dividend on February 18, 1997                                      (82)                                              (82)

 Payment of $0.08 per share special
    cash dividend on February 18, 1997                                      (47)                                              (47)

 Net income, three months ended
    March 31, 1997                                                           93                                                93

 Change in unrealized gain/(loss)
    on available-for-sale
    securities, net of tax                                                                                          (54)      (54)

 Change in unearned ESOP shares                                    5                    11                                     16

 Change in unearned MSBP shares                                   (1)                                   7                       6
                                             ----------  -----------  ---------  ---------  -------------  ------------  --------

 Balance, March 31, 1997                     $       60  $     5,678  $   5,438  $    (142) $         (52)          232  $ 11,214
                                             ==========  ===========  =========  =========  =============  ============  ========




      The accompanying notes are an integral part of these statements

BECKLEY BANCORP, INC.
PART I - FINANCIAL INFORMATION / Item 1.- (Continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


        PRINCIPLES OF CONSOLIDATION: The unaudited consolidated financial statements include the accounts of Beckley Bancorp, Inc. (the "Corporation") and Beckley Federal Savings Bank (the "Savings Bank"), its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

        BASIS OF ACCOUNTING: The accompanying unaudited consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and with
        instructions   for  Form  10-QSB  and  Article  10  of  Regulation  S-X.
        Accordingly, they do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. However, all normal recurring adjustments have been made which, in the opinion of management, are necessary to the fair presentation of the financial statements.

        The results of operations for the three month period ended March 31, 1997 are not necessarily indicative of the results which may be expected for the year ending December 31, 1997.

        LOANS: Loans are stated at the unpaid principal amount outstanding, net of unearned income, deferred fees and the allowance for losses. Interest on loans is credited to income as earned and accrued, only if deemed collectible. The Bank discontinues recognizing accrued interest when a loan is specifically determined to be impaired or when payment of interest becomes past due by more than ninety days. Unpaid interest previously accrued on these loans is reversed from income. Non-accrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

        Loan origination fees and certain costs of originating and closing mortgage loans are deferred and recognized over the life of the loans as an adjustment of yield. These amounts are not considered material to operations.

        ALLOWANCE FOR LOSSES ON LOANS:  The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio.  The amount of the allowance is based upon management's evaluation of the collectibility of the loan portfolio. The amount of the allowance is based upon management's evaluation of the collectibility of the loan portfolio, including historical loan loss experience, growth and composition of the loan portfolio, known and inherent risks in the portfolio, current economic conditions, adverse situations which may affect the borrowers' ability to repay, and the estimated value of any underlying collateral. The allowance is increased by provisions for loan losses charged against income, and reduced by charge-offs, net of recoveries.

        REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS: Real estate acquired in settlement of loans is recorded, on the date acquired, at the lower of the Bank's cost or management's estimate of its fair market value. Subsequent adjustments made to reflect any decline in value below management's original estimates are charged to current operations through the provision for losses on real estate owned. Operating expenses of such properties, related income, and gains and losses on their disposition are included in operations. The Bank held no real estate acquired in settlement of loans at March 31, 1997 or December 31, 1996.


NOTE 2.  EARNINGS PER SHARE

        Earnings per share were computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include shares issuable upon exercise of dilutive options outstanding determined under the treasury stock method. The Corporation accounts for the shares acquired by its ESOP in accordance with Statement of Position 93-6 and the shares acquired for its Management Stock Bonus Plan ("MSBP") in a manner similar to the ESOP shares; shares acquired by the ESOP and MSBP are not considered in the weighted average shares outstanding until the shares are committed for allocation or allocated to an employee's individual account.

NOTE 3  LOANS RECEIVABLE

        Loans receivable at March 31, 1997 and December 31, 1996, consisted of the following:

                                                                     (In thousands)
                                                               Mar 31,            Dec 31,
                                                               1997                 1996
                                                            ----------            -------
        First mortgage loans:
               One to four family dwellings               $   13,070            $  13,102
               Multi-family dwellings and
                 non-residential property                      1,521                1,409
               Construction                                      188                   96
        Loans secured by deposits                                605                  616
        Non-mortgage loans, consumer
               and commercial                                  5,344                5,283
                                                          ----------            ---------
        TOTAL LOANS                                           20,728               20,506

        Less:
               Allowance for losses                             (305)                (303)
               Net deferred loan fees and
                      reserve for uncollected
                      interest                                   (20)                 (23)
                                                          -----------           ----------


        LOANS RECEIVABLE, NET                             $   20,403            $  20,180
                                                          -----------           ---------


        Non-accruing loans at March 31
               and December 31 were
               as follows:                                $       94            $      53
                                                          -----------           ---------


        In accordance with the provisions of FASB 114, "Accounting by Creditors for Impairment of a Loan," and FASB 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," the Bank measures impaired loans on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. Management has evaluated the loan portfolio and has determined that no impaired loans existed at March 31, 1997 or December 31, 1996.

BECKLEY BANCORP, INC.
PART I - FINANCIAL INFORMATION
Item 2. - Management's Discussion and Analysis of Financial
          Condition and Results of Operations

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Total Assets decreased by $1.3 million, or 2.8%, from $45.9 million at December 31, 1996 to $44.6 million at March 31, 1997. This decrease was primarily attributable to the maturities of $2.0 million in investment securities of which the proceeds were used to repay short term borrowings. This decrease was partially offset by an increase in cash and cash equivalents of $0.7 million, which resulted from an increase in deposit account balances.

Cash and Cash Equivalents increased $0.7 million, or 58.3%, from $1.2 million at December 31, 1996 to $1.9 million at March 31, 1997. This increase was primarily due to an increase in deposit account balances.

Investment Securities decreased by $2.0 million, or 28.6%, from $7.0 million at December 31, 1996 to $5.0 million at March 31, 1997. This decrease was attributable to the maturity of a $1.0 million short-term investment security classified as held-to- maturity and a $1.0 million short-term investment security classified as available-for-sale. The proceeds from the maturities were used to repay short-term borrowings of $2.0 million.

Collateralized   Mortgage  Obligations  and  Other  Mortgage-Backed   Securities
decreased $0.2 million, or 1.2%, from $16.5 million at December 31, 1996 to $16.3 million at March 31, 1997. This decrease was due to principal repayments on the securities.

Loans Receivable increased $0.2 million, or 1.0%, from $20.2 million at December 31, 1996 to $20.4 million at March 31, 1997. This increase was primarily the result of small increases in both mortgage and non-mortgage loans receivable. Management increased the allowance for losses on loans by $2,000 during the quarter. There were no charge-offs during the quarter. The increase in the allowance for losses on loans is further discussed in "Management's Discussion and Analysis of Results of Operations - Provision for Losses on Loans."

Total Liabilities decreased $1.3 million, or 3.7%, from $34.7 million at December 31, 1996 to $33.4 million at March 31, 1997. This decrease was primarily due to a $2.0 million decrease in short-term borrowings which was partially offset by a $0.7 million increase in deposit account balances.

BECKLEY BANCORP, INC.
PART I - FINANCIAL INFORMATION, Item 2. - (Continued)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
(Continued)

Deposit Accounts increased $0.7 million, or 2.2%, from $32.2 million at December 31, 1996 to $32.9 million at March 31, 1997. This increase was the result of approximately $0.4 million of customer deposits in excess of customer withdrawals and $0.3 million interest being credited to customer deposit accounts during the quarter.

Short-term borrowings decreased $2.0 million, or 100%, to zero at March 31, 1997. This decrease resulted from the maturities of such borrowings.

Stockholders' Equity decreased $0.1 million, or 0.9%, from $11.3 million at December 31, 1996 to $11.2 million at March 31, 1997. This decrease was primarily due to the payment of regular and special cash dividends on February 18, 1997 of $129,000 and a $54,000 decrease, net of income taxes, in the market value of securities classified as available-for-sale. These decreases were partially offset by the Corporation's net income for the quarter of $93,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS FOR
THE THREE MONTHS ENDED MARCH 31, 1997

Net income for the three month period ended March 31, 1997 increased $7,000, or 8.1% from $86,000 for the same period in 1996 to $93,000 in 1997. This increase was primarily due to a decrease in non-interest expense.

Interest income for the three month period ended March 31, 1997 increased $16,000, or 2.1%, from $773,000 for the same period in 1996 to $789,000 in 1997.
This increase was the result of increased interest income on loans of approximately $56,000. This increase was partially offset by a decreases in interest income on collateralized mortgage obligations and other mortgage-backed securities of approximately $27,000 and in interest income on investment securites of approximately $7,000 and on interest bearing deposit accounts of approximately $6,000. The increases and decreases in the separate components of interest income were primarily the result of changes in the average balances of the investments relating to each component.

Interest expense for the three month period ended March 31, 1997 increased $30,000, or 9.0%, from $332,000 for the same period in 1996 to $362,000 in 1997.
This increase was primarily due to interest expense on short-term borrowings of $16,000 and increased interest expense on deposit accounts of $14,000 as a result of a general market increase in the average interest rates paid on deposit accounts.

BECKLEY BANCORP, INC.
PART I - FINANCIAL INFORMATION, Item 2. - (Continued)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS FOR
THE THREE MONTHS ENDED MARCH 31, 1997 (Continued)

Net interest income for the three month period ended March 31, 1997 decreased $14,000, or 3.2%, from $441,000 for the same period in 1996 to $427,000 in 1997.
This decrease was primarily due to a $30,000 increase in interest expense which was partially offset by a $16,000 increase in interest income.

Provision for loan losses was increased by $2,000 for the three month period ended March 31, 1997 compared to an increase of $15,000 for the same period in 1996. Management's periodic evaluation of the adequacy of the allowance for losses on loans, which included an evaluation of each delinquent loan, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors, at March 31, 1997 indicated that the allowance should be increased by $2,000. As indicated by the evaluation, management increased the allowance for losses on loans primarily to reflect the inherent risk associated with the growth in the non-mortgage loan portfolio. Although, at March 31, 1997, management believed the allowance to be adequate, there can be no assurances that further additions will not be made and that any losses that may occur will not exceed the amount provided by the allowance.

Non-interest expense for the three month period ended March 31, 1996 decreased $5,000, or 1.7%, from $300,000 for the same period in 1996 to $295,000 in 1997.
This decrease was primarily due to a $14,000, or 73.7% decrease in federal deposit insurance premiums. The decrease in deposit insurance premiums was partially offset by a net increase of $9,000 in the other components of non-interest expense.

LIQUIDITY AND CAPITAL RESOURCES

The Savings Bank is required to maintain minimum levels of liquid assets, as defined by the Office of Thrift Supervision (OTS) regulations. This requirement, which may be varied from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Savings Bank's liquidity ratio averaged 16.7% during March, 1997. The Savings Bank manages its liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; and loan principal disbursements. The Savings Bank also manages its liquidity ratio to meet its asset and liability management objectives.

BECKLEY BANCORP, INC.
PART I - FINANCIAL INFORMATION, Item 2. - (Continued)

LIQUIDITY AND CAPITAL RESOURCES (Continued)

In addition to funds provided from operations, the Savings Bank's primary sources of funds are: savings deposits; principal repayments on loans and mortgage-backed and related securities; and matured or called investment securities. If necessary, the Savings Bank has the ability to borrow funds from the Federal Home Loan Bank of Pittsburgh, although the need is not anticipated.

Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, savings deposit flows and prepayments on loans and mortgage-backed and related securities are significantly influenced by changes in market interest rates, economic conditions, and competition. The Savings Bank strives to manage the pricing of its deposits to maintain a balanced stream of cash flows commensurate with its loan commitments and other predictable funding needs.

The Savings Bank invests its excess funds in an interest bearing overnight deposit account with the Federal Home Loan Bank of Pittsburgh. This provides sufficient liquidity to meet immediate loan commitment and savings withdrawal funding requirements. When applicable, cash in excess of immediate funding needs is invested into longer-term investments and mortgage-backed and related securities which typically earn a higher yield than overnight deposits. These types of investments may qualify as liquid investments under OTS regulations, depending upon their stated maturities.

The Savings Bank anticipates that it will have sufficient funds available to meet its current loan commitments and normal savings withdrawals. At March 31, 1997 the Savings Bank had outstanding loan commitments of $6,000. In addition, it had certificates of deposit scheduled to mature within one year of $16.0 million. Management believes that a substantial portion of such deposits will remain with the Savings Bank.

As required by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the Office of Thrift Supervision (OTS) prescribed three separate standards of capital adequacy. The regulations require financial institutions to have minimum tangible capital equal to 1.50% of tangible assets; minimum core capital equal to 3.00% of adjusted tangible assets; and minimum risk-based capital equal to 8.00% of risk-weighted assets.

BECKLEY BANCORP, INC.
PART I - FINANCIAL INFORMATION, Item 2. - (Continued)

LIQUIDITY AND CAPITAL RESOURCES (Continued)

The following table sets forth the Savings Bank's regulatory capital position at March 31, 1997, as compared to the minimum regulatory requirements:

                                            Amount          Percent of
                                            ------          ----------
                                        (in thousands)   Adjusted Assets
                                        --------------   ---------------
Tangible Capital:1
        Actual                              $7,606           17.13%
        Required                               666            1.50%
                                            ------           ------
        Excess                              $6,940           15.63%
                                            ------           ------

Core Capital:1
        Actual                              $7,606           17.13%
        Required                             1,332            3.00%
                                            ------           ------
        Excess                              $6,274           14.13%
                                            ------           ------

Risk-Based Capital:2
        Actual                              $7,840           42.06%
        Required                             1,491            8.00%
                                            ------           ------
        Excess                              $6,349           34.06%
                                            ------           ------

        1 Based on tangible and core assets of $44,398
        2 Based on risk-weighted assets of $18,640


PART II - OTHER INFORMATION
Item 5. - Other Information

        Dividend Payments - On January 14, 1997, the Board of Directors of the Corporation declared a $0.14 per share regular semi-annual cash dividend and an $0.08 per share special cash dividend payable on February 18, 1997 to stockholders of record as of January 31, 1997. The Corporation expects to continue its policy of paying regular semi-annual cash dividends; however, further declarations of dividends will depend on a number of factors, including investment opportunities, capital requirements, regulatory limitations, results of operations and financial condition, tax considerations, and general economic conditions.


Item 6. - Exhibits and Reports on Form 8-K

(a)     None

(b) No reports on Form 8-K were filed during the quarter for which this report is filed.

BECKLEY BANCORP, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       BECKLEY BANCORP, INC.



Date:  April 30, 1997                  By:  /s/ Duane K. Sellards
      -------------------                  ----------------------
                                              DUANE K. SELLARDS
                                              President and Chief
                                              Executive Officer


Date:  April 30, 1997                  By:  /s/ Brian K. Pate
      -------------------                  ------------------
                                              BRIAN K. PATE
                                              Vice President and Chief
                                              Financial Officer

                                 REVOCABLE PROXY
                              BECKLEY BANCORP, INC.


              PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                                ON ________, 1997

         The undersigned stockholder of Beckley Bancorp, Inc. (the "Company") hereby constitutes and appoints the Proxy Committee of the Board of Directors, and each of them, as the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to represent and to vote, as designated on the reverse hereof, all shares of common stock, par value $0.10 per share, of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held in the ____________ Room of the Raleigh County Armory-Civic Center, 200 Armory Drive, Beckley, West Virginia, on ______, ________, 1997, at __________ __.m., Eastern
time, and at any and all adjournments thereof. The undersigned hereby revokes any proxy previously given and acknowledges receipt of a copy of the accompanying Proxy Statement for the Special Meeting and Notice of Special Meeting of Stockholders.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE PROPOSALS.

                                                        FOR    AGAINST   ABSTAIN
                                                        ---    -------   -------

1.   To consider and vote upon a proposal to approve    [  ]     [  ]      [  ]
     the Agreement and Plan of Merger, dated as of May 30, 1997, by and among the Company, Beckley Federal Savings Bank ("the Savings
     Bank"), HB Acquisition Company ("HBAC"), and Bank of Raleigh ("Raleigh"), pursuant to which (i) HBAC would merge with the Company (the "Corporate Merger") and the
     Savings Bank would merge with Raleigh, (ii) each outstanding share of the Company common stock (excluding certain shares held by the Company or by stockholders who have properly exercised dissenter's rights) would be converted into the right to receive a cash payment of $25.64 from HBAC upon completion of the Corporate Merger (each outstanding stock option would also be entitled to receive $25.64, less the option exercise price), all on and subject to the terms and conditions contained therein.

2.   To approve a proposal to adjourn the Special
     Meeting to permit further solicitation  of proxies
     in the event  that an  insufficient  number of
     shares  is  present  in  person  or by  proxy
     to  approve  the  Merger Agreement.                FOR    AGAINST   ABSTAIN
                                                        ---    -------   -------
                                                        [  ]     [  ]      [  ]

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         Should the undersigned be present and elect to vote at the Special Meeting, or at any adjournment or adjournments thereof, and after notification to the Secretary of the Company at the Special Meeting of the stockholder's decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Company of his or her decision to terminate this proxy.

         The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a Proxy Statement dated ______________________, 1997.


                                               Please check here if you plan
Dated:                , 1997             |_|   to attend the Special Meeting.
       ---------------



--------------------------------               ---------------------------------
PRINT NAME OF STOCKHOLDER                      PRINT NAME OF STOCKHOLDER



--------------------------------               ---------------------------------
SIGNATURE OF STOCKHOLDER                       SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


--------------------------------------------------------------------------------
           PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN
                     THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement     [ ]  Confidential, for use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              Beckley Bancorp, Inc.
                              ---------------------
                (Name of Registrant as Specified in Its Charter)

----------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
  [ ]     No fee required
  [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies: common stock, $0.10 par value per share; option, right to buy
--------------------------------------------------------------------------------

          (2) Aggregate number of securities to which transaction applies:
660,854
--------------------------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
601,465  shares @ $25.64; 0,000  options @ $7.39;  29,389  options @ $10.015;
--------------------------------------------------------------------------------
660,854 shares and options with assumed additional consideration @ $0.02.
--------------------------------------------------------------------------------

          (4) Proposed maximum aggregate value of transaction:
             $15,950,809.91
--------------------------------------------------------------------------------
          (5)  Total fee paid:
                     $3,190.16
                     ---------

  [ ]   Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount previously paid:
--------------------------------------------------------------------------------

          (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

          (3) Filing Party:
--------------------------------------------------------------------------------

          (4) Date Filed:
--------------------------------------------------------------------------------